                        Filing Pursuant to Rule 424(b)(3)
                      Registration Statement No. 333-54394

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE CLASS A COMMON STOCK AND THE NOTES IN THE OFFERINGS DESCRIBED HEREIN HAS BEEN FILED AND IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL EITHER THE SHARES OF CLASS A COMMON STOCK OR THE NOTES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED MAY 16, 2001.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 16, 2001)

                   52,389,000 SHARES OF CLASS A COMMON STOCK
            $500,000,000        % CONVERTIBLE SENIOR NOTES DUE 2006

                         [CHARTER COMMUNICATIONS LOGO]

                          CHARTER COMMUNICATIONS, INC.
                            ------------------------

     We are offering 52,389,000 shares of our Class A common stock. Concurrently with the Class A common stock offering, we are offering $500,000,000 aggregate
principal amount of      % convertible senior notes due 2006. The offering of
the Class A common stock and the offering of the notes are independent offerings and are not conditioned on each other.

     The notes will mature on             , 2006. We will pay interest on the
notes on             and             of each year, beginning on             ,
2001. You may convert the notes into shares of our Class A common stock at any
time before             , 2006 or their prior redemption or repurchase by us.
The conversion rate is      shares per each $1,000 principal amount of notes,
subject to adjustment in specified circumstances. This is equivalent to a
conversion price of approximately $     per share. The notes will rank equally
with all of Charter Communications, Inc.'s existing and future unsubordinated and unsecured indebtedness, but will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
                            ------------------------

     Our Class A common stock is traded on the Nasdaq National Market under the symbol "CHTR." On May 15, 2001, the last reported sale price of the Class A common stock on the Nasdaq National Market was $23.86 per share.
                            ------------------------

     INVESTING IN THE CLASS A COMMON STOCK OR THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-17.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE CLASS A COMMON STOCK OR THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

OFFERING OF CLASS A COMMON STOCK

                                                                    PER SHARE                   TOTAL
                                                                    ---------                   -----
Public offering price......................................             $                         $
Underwriting discount......................................             $                         $
Proceeds, before expenses, to us...........................             $                         $

     We have granted to the underwriters for the Class A common stock offering the right to purchase up to an additional 7,858,350 shares to cover over-allotments. The underwriters expect to deliver the shares of Class A common
stock to purchasers on           , 2001.
                            ------------------------

OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2006

                                                                     PER NOTE                   TOTAL
                                                                     --------                   -----
Public offering price......................................             %                         $
Underwriting discount......................................             %                         $
Proceeds, before expenses, to us...........................             %                         $

     We have granted to the underwriters for the notes offering the right to purchase up to an additional $75,000,000 principal amount of notes to cover over-allotments. The underwriters expect to deliver the notes to purchasers on
          , 2001.
                            ------------------------

                 JOINT BOOK-RUNNERS AND JOINT LEAD UNDERWRITERS

MORGAN STANLEY DEAN WITTER                                       GOLDMAN, SACHS & CO.

                            ------------------------

     BANC OF AMERICA SECURITIES LLC                BEAR, STEARNS & CO. INC.
          MERRILL LYNCH & CO.                        SALOMON SMITH BARNEY
                                       JPMORGAN
 CREDIT LYONNAIS SECURITIES (USA) INC.              FLEET SECURITIES, INC.
           BMO NESBITT BURNS                    DRESDNER KLEINWORT WASSERSTEIN

May   , 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                     PAGE
                                     -----
Forward-Looking Statements.........    S-3
About this Prospectus Supplement...    S-3
Prospectus Supplement Summary......    S-4
Risk Factors.......................   S-17
Use of Proceeds....................   S-32
Price Range of Common Stock and
  Dividend Policy..................   S-33
Ratio of Earnings to Fixed
  Charges..........................   S-34
Dilution...........................   S-34
Capitalization.....................   S-35
Unaudited Pro Forma Financial
  Statements.......................   S-38
Selected Historical Financial
  Data.............................   S-55
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   S-57
Business...........................   S-78
Regulation and Legislation.........   S-95
Management.........................  S-102

                                     PAGE
                                     -----
Principal Shareholders.............  S-113
Shares Eligible for Future Sale....  S-115
Certain Relationships and Related
  Transactions.....................  S-117
Description of Certain
  Indebtedness.....................  S-127
Description of Capital Stock and
  Membership Units.................  S-141
Description of Notes...............  S-142
Certain United States Tax
  Considerations for Non-United
  States Holders of Class A Common
  Stock............................  S-154
Summary of Certain United States
  Federal Income Tax Considerations
  for Holders of Notes.............  S-157
Underwriting.......................  S-163
Legal Matters......................  S-167

                            ------------------------

                                   PROSPECTUS

                                      PAGE
                                      ----
Disclosure Regarding Forward-Looking
  Statements........................    3
About this Prospectus...............    4
Additional Information..............    4
Our Business........................    5
Use of Proceeds.....................    6
Ratio of Earnings to Fixed
  Charges...........................    6

                                      PAGE
                                      ----
Description of Debt Securities......    7
Description of Capital Stock and
  Membership Units..................   17
Plan of Distribution................   31
Indemnification of Directors and
  Officers..........................   33
Legal Matters.......................   34
Experts.............................   34

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are set forth in this prospectus supplement, the accompanying prospectus and in reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, and include, but are not limited to:

      --    our plans to offer advanced products and services;

      -- our anticipated capital expenditures for our upgrades and new equipment and facilities;

      -- our ability to fund capital expenditures and any future acquisitions;

      -- our beliefs regarding the effects of governmental regulation on our business;

      -- our ability to effectively compete in a highly competitive and changing environment; and

      -- our ability to obtain equipment, inventory and programming as needed and at a reasonable price.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of the Class A common stock offering and the terms of the notes offering. Certain additional information about Charter Communications, Inc. is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement or the information incorporated by reference in the accompanying prospectus is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in the accompanying prospectus, as applicable, will apply and will supersede the information in the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Additional Information" on page 4 of the accompanying prospectus.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement or of any sale of the Class A common stock or the notes.

     This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary contains a general discussion of our business, the offering of the Class A common stock, the offering of the notes and summary financial information. It likely does not contain all the information that is important to you in making a decision to invest in the Class A common stock or the notes. For a more complete understanding of the offerings, you should read this entire prospectus supplement and the accompanying prospectus.

     Unless stated otherwise, the discussion of our business in this prospectus supplement includes Charter Communications, Inc. and its direct and indirect subsidiaries. Unless otherwise stated in this prospectus supplement, the operating and financial data included in this prospectus supplement and the accompanying prospectus do not include the effect of the pending AT&T transactions and assume no exercise of the underwriters' over-allotment options.

                                  OUR BUSINESS

     We are the fourth largest operator of cable systems in the United States, serving approximately 6.4 million customers.

     We offer a full range of traditional analog cable television services in all of our systems. In an increasing number of our systems, we are offering digital cable television services, along with an array of advanced products and services, such as interactive video programming, which allows information to flow in both directions, high-speed Internet access and video-on-demand. We continue to explore opportunities to offer telephony through our broadband network. The introduction and roll-out of these new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     We have grown rapidly over the past several years. In the 16 acquisitions completed in 1999 and 2000, we added approximately 3.9 million customers. In addition, we have expanded our customer base through significant internal growth. For the year ended December 31, 2000, our internal customer growth, without giving effect to the cable systems we acquired in 2000, was 2.5%, almost twice the industry average of 1.3%.

     Our principal executive offices are located at 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our Web site is located at www.charter.com. The information on our Web site is not part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

                               BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

      -- upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication;

      -- expand the array of services we offer to our customers through the implementation of our Wired World vision;

      -- maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates; and

      -- employ innovative marketing programs tailored to local customer preferences to generate additional revenues.

                        CHARTER ORGANIZATIONAL STRUCTURE

     The chart below sets forth our organizational structure and that of our direct and indirect subsidiaries. Our cable systems are owned by certain of our wholly owned subsidiaries. Equity ownership and voting percentages are calculated as of May 10, 2001.

                      [CHARTER ORGANIZATIONAL FLOW CHART]

       * Includes 32,524,651 shares of our Class A common stock issued in connection with certain acquisitions. These shares are unregistered and are subject to certain restrictions on transfer.

      ** These membership units are exchangeable at any time for shares of our Class B common stock which are in turn convertible into shares of our Class A common stock.

     *** Certain former owners of Bresnan own a minority equity interest in Charter Communications Holding Company and other former owners of Bresnan own 100% of the preferred equity interests in CC VIII, LLC, a subsidiary of the Avalon notes issuers. These equity interests are exchangeable at any time for shares of our Class A common stock on a one-for-one basis. See "Business--Organizational Structure--Sellers of Bresnan Cable Systems."

     For a more detailed description of each entity and how it relates to us, see "Business--Organizational Structure."

                                 RECENT EVENTS

ACQUISITIONS

     In 2000, we completed five acquisitions of cable systems for an aggregate purchase price of $3.3 billion. Our most significant acquisition in 2000 was of Bresnan Communications Company for a purchase price of $3.1 billion. The systems we acquired in 2000 had a total of 781,400 customers at year end 2000 and total annual revenues of $370.2 million for the year ended December 31, 2000. See "Business -- Acquisitions Completed in 2000."

PENDING AT&T TRANSACTIONS

     In February 2001, we entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that will result in a net addition of approximately 509,400 customers for the Charter cable systems. In the pending AT&T transactions, we expect to acquire cable systems from AT&T Broadband serving approximately 571,900 customers in Missouri, Alabama, Nevada and California for a total of $1.79 billion. We expect to use a portion of the net proceeds from the offering of Class A common stock described in this prospectus supplement to pay a portion of the purchase price ($501.5 million) of the pending AT&T transactions in lieu of issuing Class A common stock to AT&T. The AT&T transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pending AT&T Transactions."

CHARTER HOLDINGS 2001 SENIOR BRIDGE LOAN COMMITMENT

     Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation entered into a commitment letter with affiliates of the underwriters to provide senior increasing rate bridge loans of up to $2 billion for capital expenditures, general corporate purposes, and, if necessary, to fund the cash portion of the pending AT&T transactions. If any of the pending AT&T transactions are not completed, the commitment will be reduced by the amount of the commitment allocated to such portion of the transaction, up to $1 billion. On May 10, 2001, Charter Holdings, Charter Capital and the prospective lenders under the committed facility amended the commitment letter. After giving effect to this amendment, the current availability under the committed facility is approximately $1 billion. The aggregate commitments of the prospective lenders will be reduced by the net proceeds received by Charter Communications, Inc. from the offering of the Class A common stock described in this prospectus supplement (except for $501.5 million of the net proceeds that we expect to use to pay a portion of the purchase price of the pending AT&T transactions) and the net proceeds received by Charter Communications, Inc. from the offering of the notes described in this prospectus supplement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Charter Holdings 2001 Senior Bridge Loan Facility."

CHARTER HOLDINGS MAY 2001 SENIOR NOTES

     On May 15, 2001, Charter Holdings and Charter Capital issued 9.625% senior notes due 2009 in the aggregate principal amount of $350 million, 10.000% senior notes due 2011 in the aggregate principal amount of $575 million and 11.750% senior discount notes due 2011 in the aggregate principal amount at maturity of $1.018 billion in Rule 144A and Regulation S private placements. A portion of the net proceeds were used to repay amounts outstanding under the revolving credit facilities of our subsidiaries. The remainder of the net proceeds are intended to be used to pay approximately $1.1 billion of the purchase price of the pending AT&T transactions and for general corporate purposes, including capital expenditures. See "Description of Indebtedness -- Existing Public Debt."

CHARTER HOLDINGS JANUARY 2001 SENIOR NOTES

     In January 2001, Charter Holdings and Charter Capital issued 10.750% senior notes due 2009 in the aggregate principal amount of $900 million, 11.125% senior notes due 2011 in the aggregate principal amount of $500 million and 13.500% senior discount notes due 2011 in the aggregate principal amount at maturity of $675 million in Rule 144A and Regulation S private placements. The net proceeds were used to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI (Fanch) revolving credit facility and a portion of the amounts outstanding under Charter Operating and CC VII (Falcon) revolving credit facilities. In March 2001, Charter Holdings and Charter Capital exchanged the notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act of 1933. See "Description of Certain Indebtedness -- Existing Public Debt."

CHARTER COMMUNICATIONS, INC. SALE OF CONVERTIBLE SENIOR NOTES

     In October and November 2000, we issued 5.75% convertible senior notes due 2005 in the total principal amount of $750.0 million in a Rule 144A private placement. All of the proceeds from the sale of the convertible senior notes were contributed to Charter Communications Holding Company, LLC in exchange for two mirror convertible notes in an equal total amount and subsequently the net proceeds were used to repay an intercompany amount due to Charter Holdings and to make a contribution for additional equity to Charter Holdings. Charter Holdings used the proceeds it received to repay a portion of the amounts outstanding under the Charter Holdings 2000 senior bridge loan facility. The convertible senior notes were registered for resale with the SEC in February 2001.

BRESNAN/AVALON COMBINATION

     In December 2000, Charter Holdings contributed all of its equity interests in CC VIII, LLC to CC V Holdings, LLC, combining the cable systems acquired in the Avalon and Bresnan acquisitions below CC V Holdings. In connection with this combination, in January 2001 all amounts due under the CC V (Avalon) credit facilities were repaid and such credit facilities were terminated. At the same time, the CC VIII (Bresnan) credit facilities were amended and restated to, among other things, increase borrowing availability by $550 million. See "Description of Certain Indebtedness--Existing Credit Facilities."

                      THE OFFERING OF CLASS A COMMON STOCK

Shares of Class A
  common stock offered........   52,389,000

Shares of common stock to be
  outstanding after the
  offering:

  Class A common stock........   286,162,798

  Class B common stock........   50,000

Use of proceeds...............   We expect to use the net proceeds of the Class
                                 A common stock offering to fund a portion of the purchase price for the pending AT&T transactions (which we otherwise would have paid by issuing to AT&T shares of our Class A common stock valued at $501.5 million) and the remainder for working capital purposes and capital expenditures. See "Use of Proceeds."

Voting rights.................   Each holder of Class A common stock is entitled
                                 to one vote per share.

                                 Each holder of Class B common stock is entitled to a number of votes determined by a formula based on the number of outstanding shares of Class B common stock and outstanding membership units exchangeable for Class B common stock. The result of this formula is that Mr. Allen is entitled to ten votes for each share of Class B common stock and each membership unit held by him or his affiliates.

                                 Mr. Allen currently controls approximately
                                 93.5% of the voting power of all of our capital stock.

Control by Paul G. Allen......   Mr. Allen will continue to own all of the
                                 outstanding shares of our Class B common stock following the offering of Class A common stock.
                                 By virtue of Mr. Allen's ownership of all of Charter Communications, Inc.'s Class B common stock and the ownership by Mr. Allen's affiliates of Charter Communications Holding
                                 Company membership units, Mr. Allen will continue to control the corporate actions of Charter Communications, Inc., such as electing its board of directors, amending its certificate of incorporation and controlling all fundamental corporate decisions.

Nasdaq National Market
symbol........................   "CHTR"

     If the underwriters exercise their over-allotment option in full, the total number of shares of Class A common stock outstanding after the offering will be 294,021,148.

     In this prospectus supplement, in calculating the number of shares of each class of Charter Communications, Inc. common stock and the membership units in Charter Communications Holding Company and the ownership and voting percentages, we have assumed no exercise of outstanding options and no exchange of membership units in our subsidiaries for shares of common stock. The number of shares of Class A common stock listed above does not include outstanding Charter Communications Holding Company membership units. These membership units are exchangeable for shares of Class A common stock on a one-for-one basis, except that Mr. Allen and his affiliates may exchange membership units for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A common stock at any time on a one-for-one basis.

                           CONCURRENT NOTES OFFERING

     Concurrently with the offering of the Class A common stock, we are also
offering $500 million aggregate principal amount of   % convertible senior notes
due 2006. The offering of Class A common stock and the offering of the notes, however, are independent offerings and are not conditioned on each other. No requirement exists that we sell the notes in order to sell the Class A common stock.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with an investment in the shares of Class A common stock.

                    THE OFFERING OF CONVERTIBLE SENIOR NOTES

Securities offered............   $500,000,000 aggregate principal amount of
                                      % convertible senior notes due 2006.

Offering price................        % of the principal amount of the notes.

Interest......................        % per year on the principal amount,
                                 payable semi-annually on              and
                                              of each year, commencing
                                              , 2001.

Conversion....................   The holders of the notes may convert notes into
                                 shares of our Class A common stock at any time
                                 before              , 2006 or their prior
                                 redemption or repurchase by us at a conversion
                                 rate of           shares of Class A common
                                 stock per $1,000 principal amount of notes,
                                 which is equivalent to a conversion price of
                                 approximately $     per share. See "Description
                                 of Notes -- Conversion Rights."

Ranking.......................   The notes will rank equally with all existing
                                 and future unsubordinated and unsecured
                                 indebtedness of Charter Communications, Inc., but will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Optional redemption by Charter
  Communications, Inc.........   We may redeem the notes, at our option, in
                                 whole or in part, after              , 2004, at
                                 the redemption prices set forth in this
                                 prospectus supplement plus accrued and unpaid interest to the redemption date. See
                                 "Description of Notes -- Optional Redemption."

Repurchase at option of
holders upon a change of
  control.....................   Upon a "change of control," as that term is
                                 defined in "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control," you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at our option, and subject to certain conditions, in shares of Class A common stock. If we pay the repurchase price in Class A common stock, the Class A common stock will be valued at 95% of the average closing sale price of the Class A common stock for the five trading days preceding and including the fifth trading day prior to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders
                                 Upon a Change of Control."

Use of proceeds...............   We expect to use the net proceeds of the notes
                                 offering for working capital purposes and capital expenditures. See "Use of Proceeds."

Nasdaq National Market symbol
for Class A common stock......   The Class A common stock is listed on the
                                 Nasdaq National Market under the symbol "CHTR."

     We have granted to the underwriters for the notes offering the right to purchase up to an additional $75,000,000 principal amount of notes to cover over-allotments.

                    CONCURRENT CLASS A COMMON STOCK OFFERING

     Concurrently with the offering of the notes, we are offering 52,389,000 shares of our Class A common stock. The offering of the notes and the offering of Class A common stock, however, are independent offerings and are not conditioned on each other. No requirement exists that we sell the Class A common stock in order to sell the notes.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with an investment in the notes.

                        UNAUDITED SUMMARY PRO FORMA DATA

     You should read the following unaudited summary pro forma financial data of Charter Communications, Inc. in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus, including
"Capitalization," "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      UNAUDITED PRO FORMA DATA
                                                        AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   ----------------------------------------------------------------------------------------------
                                                                                         EQUITY
                                         CHARTER            PENDING                     OFFERING    NOTES OFFERING
                                   COMMUNICATIONS, INC.   ACQUISITIONS    SUBTOTAL     ADJUSTMENT     ADJUSTMENT        TOTAL
                                   --------------------   ------------    --------     ----------   --------------      -----
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues..........................     $   873,797          $ 71,410     $   945,207    $     --       $     --      $    945,207
                                       -----------          --------     -----------    --------       --------      ------------
Operating expenses:
  Operating, general and
    administrative................         472,147            48,156         520,303          --             --           520,303
  Depreciation and amortization...         695,895            34,515         730,410          --             --           730,410
  Option compensation expense.....           6,038                --           6,038          --             --             6,038
  Corporate expense charges.......          13,721             4,850          18,571          --             --            18,571
                                       -----------          --------     -----------    --------       --------      ------------
    Total operating expenses......       1,187,801            87,521       1,275,322          --             --         1,275,322
                                       -----------          --------     -----------    --------       --------      ------------
Loss from operations..............        (314,004)          (16,111)       (330,115)         --             --          (330,115)
Interest expense..................        (340,501)           (3,648)       (344,149)      3,640         (8,188)         (348,697)
Interest income...................              92                --              92          --             --                92
Other expense.....................         (59,917)              (36)        (59,953)         --             --           (59,953)
                                       -----------          --------     -----------    --------       --------      ------------
Loss before minority interest in
  loss of subsidiary..............        (714,330)          (19,795)       (734,125)      3,640         (8,188)         (738,673)
Minority interest in loss of
  subsidiary(a)...................         381,550            10,614         392,164      (1,952)         4,390           394,602
                                       -----------          --------     -----------    --------       --------      ------------
Net loss..........................     $  (332,780)         $ (9,181)    $  (341,961)   $  1,688       $ (3,798)     $   (344,071)
                                       ===========          ========     ===========    ========       ========      ============
Loss per common share, basic and
  diluted(b)......................                                                                                   $      (1.17)
                                                                                                                     ============
Weighted-average common shares
  outstanding, basic and diluted
  (c).............................                                                                                    293,301,485
                                                                                                                     ============
OTHER FINANCIAL DATA:
EBITDA(d).........................     $   321,974          $ 18,368     $   340,342                                 $    340,342
EBITDA margin(e)..................            36.8%             25.7%           36.0%                                        36.0%
Adjusted EBITDA(f)................     $   401,650          $ 23,254     $   424,904                                 $    424,904
Cash flows from operating
  activities......................        (154,087)          137,907         (16,180)                                     (16,180)
Cash flows used in investing
  activities......................        (530,527)            3,383        (527,144)                                    (527,144)
Cash flows from (used in)
  financing activities............         573,333          (144,192)        429,141                                      429,141
Capital expenditures..............         524,523             2,165         526,688                                      526,688
Cash interest expense.............                                                                                        239,953
Deficiency of earnings to cover
  fixed charges(g)................                                                                                        738,673
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets......................      23,727,914           715,518      24,443,432     488,190        500,000        25,431,622
Total debt........................      14,576,537           205,716      14,782,253    (205,310)       500,000        15,076,943
Minority interest(h)..............       4,783,692           119,307       4,902,999     132,151             --         5,035,150
Shareholders' equity..............       2,852,311           382,193       3,234,504     561,349             --         3,795,853
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed(i)...................      10,258,300           955,787      11,214,087                                   11,214,087
Basic customers(j)................       6,349,823           509,368       6,859,191                                    6,859,191
Basic penetration(k)..............            61.9%             53.3%           61.2%                                        61.2%
Premium units(l)..................       5,199,721           686,849       5,886,570                                    5,886,570
Premium penetration(m)............            81.9%            134.8%           85.8%                                        85.8%
Average monthly revenue per basic
  customer(n).....................                                                                                         $45.93

                                                         UNAUDITED PRO FORMA DATA
                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                     ----------------------------------------------------------------

                                           CHARTER              2000                       PENDING
                                     COMMUNICATIONS, INC.   ACQUISITIONS    SUBTOTAL     ACQUISITIONS
                                     --------------------   ------------    --------     ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues............................     $ 3,249,222          $ 49,752     $ 3,298,974   $   279,705
                                         -----------          --------     -----------   -----------
Operating expenses:
  Operating, general and
    administrative..................       1,651,353            29,312       1,680,665       188,658
  Depreciation and amortization.....       2,473,082            46,845       2,519,927       141,148
  Option compensation expense.......          40,978                --          40,978            --
  Corporate expense charges.........          55,243               707          55,950        12,088
                                         -----------          --------     -----------   -----------
    Total operating expenses........       4,220,656            76,864       4,297,520       341,894
                                         -----------          --------     -----------   -----------
Loss from operations................        (971,434)          (27,112)       (998,546)      (62,189)
Interest expense....................      (1,249,040)          (24,381)     (1,273,421)          (63)
Interest income.....................           7,348               (49)          7,299            (1)
Other expense.......................         (31,729)              (77)        (31,806)         (477)
                                         -----------          --------     -----------   -----------
Loss before minority interest in
  loss of subsidiary................      (2,244,855)          (51,619)     (2,296,474)      (62,730)
Minority interest in loss of
  subsidiary(a).....................       1,198,826            26,705       1,225,531        33,636
                                         -----------          --------     -----------   -----------
Net loss............................     $(1,046,029)         $(24,914)    $(1,070,943)  $   (29,094)
                                         ===========          ========     ===========   ===========
Loss per common share, basic and
  diluted(b)........................
Weighted-average common shares
  outstanding, basic and
  diluted(c)........................
OTHER FINANCIAL DATA:
EBITDA (d)..........................     $ 1,469,919          $ 19,656     $ 1,489,575   $    78,482
EBITDA margin (e)...................            45.2%             39.5%           45.2%         28.1%
Adjusted EBITDA (f).................     $ 1,597,869          $ 20,440     $ 1,618,309   $    91,047
Cash flows from operating
  activities........................       1,131,210            84,112       1,215,322        48,363
Cash flows used in investing
  activities........................      (4,053,968)          (38,924)     (4,092,892)     (154,733)
Cash flows from (used in) financing
  activities........................       2,919,754           (79,321)      2,840,433       107,727
Capital expenditures................       2,825,126            93,951       2,919,077       156,128
Cash interest expense...............
Deficiency of earnings to cover
  fixed charges (g).................
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets........................      24,401,524                --      24,401,524       500,718
Total debt..........................      14,424,986                --      14,424,986           417
Minority interest(h)................       5,185,404                --       5,185,404      (162,897)
Shareholders' equity................       3,131,456                --       3,131,456       664,397
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (i)....................                                        10,219,300       955,924
Basic customers (j).................                                         6,346,200       511,279
Basic penetration (k)...............                                              62.1%         53.5%
Premium units (l)...................                                         4,936,800       718,288
Premium penetration (m).............                                              77.8%        140.5%
Average monthly revenue per basic
  customer (n)......................

                                             UNAUDITED PRO FORMA DATA
                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                      --------------------------------------
                                        EQUITY       NOTES
                                       OFFERING     OFFERING
                                      ADJUSTMENT   ADJUSTMENT      TOTAL
                                      ----------   ----------      -----
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues............................   $    --     $      --    $  3,578,679
                                       -------     ---------    ------------
Operating expenses:
  Operating, general and
    administrative..................        --            --       1,869,323
  Depreciation and amortization.....        --            --       2,661,075
  Option compensation expense.......        --            --          40,978
  Corporate expense charges.........        --            --          68,038
                                       -------     ---------    ------------
    Total operating expenses........        --            --       4,639,414
                                       -------     ---------    ------------
Loss from operations................        --                    (1,060,735)
Interest expense....................        --       (31,750)     (1,305,234)
Interest income.....................        --            --           7,298
Other expense.......................        --            --         (32,283)
                                       -------     ---------    ------------
Loss before minority interest in
  loss of subsidiary................        --       (31,750)     (2,390,954)
Minority interest in loss of
  subsidiary(a).....................        --        17,024       1,276,191
                                       -------     ---------    ------------
Net loss............................   $    --     $ (14,726)   $ (1,114,763)
                                       =======     =========    ============
Loss per common share, basic and
  diluted(b)........................                            $      (3.81)
                                                                ============
Weighted-average common shares
  outstanding, basic and
  diluted(c)........................                             292,927,130
                                                                ============
OTHER FINANCIAL DATA:
EBITDA (d)..........................                            $  1,568,057
EBITDA margin (e)...................                                    43.8%
Adjusted EBITDA (f).................                            $  1,709,356
Cash flows from operating
  activities........................                               1,263,685
Cash flows used in investing
  activities........................                              (4,247,625)
Cash flows from (used in) financing
  activities........................                               2,948,160
Capital expenditures................                               3,075,205
Cash interest expense...............                                 994,343
Deficiency of earnings to cover
  fixed charges (g).................                               2,390,954
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets........................   718,500       500,000      26,120,742
Total debt..........................        --       500,000      14,925,403
Minority interest(h)................   385,260            --       5,407,767
Shareholders' equity................   333,240            --       4,129,093
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (i)....................                              11,175,224
Basic customers (j).................                               6,857,479
Basic penetration (k)...............                                    61.4%
Premium units (l)...................                               5,655,088
Premium penetration (m).............                                    82.5%
Average monthly revenue per basic
  customer (n)......................                                  $43.49

---------------
(a) Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units of an indirect subsidiary of Charter Communications, Inc. issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of our Class A common stock.

(b) Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications

     Holding Company or preferred membership units in an indirect subsidiary of Charter Communications, Inc. held by certain Bresnan sellers as of March 31, 2001, are exchanged for shares of our Class A common stock, none of the October and November 2000 convertible senior notes and notes offered hereby are converted into shares of our Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for shares of our Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

                                                              FOR THE THREE
                                                               MONTHS ENDED     FOR THE YEAR ENDED
                                                              MARCH 31, 2001    DECEMBER 31, 2000
                                                              --------------    ------------------
Converted loss per Class A common share.....................   $      (1.12)       $      (3.64)
                                                               ============        ============
Weighted average Class A common shares
  outstanding -- converted..................................    656,613,708         656,239,353

     Converted loss per Class A common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Communications, Inc. held by certain Bresnan sellers as of March 31, 2001, are exchanged for shares of our Class A common stock. If all these shares are exchanged, minority interest would equal zero. Converted loss per Class A common share is calculated by dividing loss before minority interest by the weighted average Class A common shares outstanding -- converted. Weighted average Class A common shares outstanding -- converted assumes the total common membership units in Charter Communications Holding Company totaling 339,096,474 and 24,215,749 preferred membership units in an indirect subsidiary of Charter Communications, Inc. held by certain Bresnan sellers are exchanged for shares of our Class A common stock. Converted loss per Class A common share assumes no conversion of our 2000 convertible senior notes or the notes offered hereby and no exercise of any options.

(c) Represents historical weighted average shares outstanding for the period, plus Class A common stock as described in this prospectus supplement (assuming an offering price of $21.00 per share), assuming such shares were outstanding for the entire period.

(d) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(e)  EBITDA margin represents EBITDA as a percentage of revenues.

(f) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other expenses. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(g) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(h) Minority interest consists primarily of (1) total members' equity of Charter Communications Holding Company multiplied by 53.6% on a pro forma basis at March 31, 2001, the ownership percentage of Charter Communications Holding Company not owned by us and (2) preferred equity in a subsidiary of Charter Communications, Inc. held by certain Bresnan sellers. Gains (losses) arising from the issuance by Charter Communications Holding Company of its membership units are recorded as capital transactions, thereby increasing/(decreasing) shareholders' equity and (decreasing)/increasing minority interest.

(i) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

(j)  Basic customers are customers who receive basic cable service.

(k) Basic penetration represents basic customers as a percentage of homes passed.

(l) Premium units represent the total number of subscriptions to premium channels.

(m) Premium penetration represents premium units as a percentage of basic customers.

(n) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at the end of the period.

                                  RISK FACTORS

     An investment in shares of Class A common stock or the notes entails the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus supplement and the accompanying prospectus.

     THE OFFERING OF THE CLASS A COMMON STOCK AND THE OFFERING OF THE NOTES ARE INDEPENDENT OFFERINGS AND ARE NOT CONDITIONED ON EACH OTHER. IF YOU ARE A PROSPECTIVE PURCHASER OF CLASS A COMMON STOCK, WE CANNOT ASSURE YOU THAT THE NOTES OFFERING WILL OCCUR. IF YOU ARE A PROSPECTIVE PURCHASER OF THE NOTES, WE CANNOT ASSURE YOU THAT THE CLASS A COMMON STOCK OFFERING WILL OCCUR.

                                 OUR STRUCTURE

MR. ALLEN HAS THE ABILITY TO CONTROL MATTERS ON WHICH ALL OF CHARTER COMMUNICATIONS, INC.'S SHAREHOLDERS MAY VOTE AND HAS THE EXCLUSIVE RIGHT TO VOTE ON SPECIFIC MATTERS.

     Mr. Allen controls approximately 93.5% of the voting power of Charter Communications, Inc.'s capital stock. Accordingly, Mr. Allen controls Charter Communications, Inc. Although Class A common shareholders, other than Mr. Allen, have an equity interest in Charter Communications, Inc. of more than 96.2%, Class A common shareholders have a very limited voting interest in Charter Communications, Inc. and a limited indirect equity interest in Charter Communications Holding Company. The purposes of our structure are, among other things, to enable Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company and to enable him to maintain control of our business.

     Mr. Allen has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets. Mr. Allen's control may continue in the future through the high vote Class B common stock even if Mr. Allen owns a minority economic interest in our business.

     As the owner of all of our Class B common stock, Mr. Allen is entitled to elect all but one member of Charter Communications, Inc.'s board of directors. As an owner of 3.8% of our Class A common stock and owner of all of our Class B common stock, Mr. Allen presently has voting control in the election by holders of Class A and Class B common stock, voting together as a single class, of the remaining member of our board of directors. In addition, because of the exclusive voting rights granted to holders of Class B common stock for specific matters, he has the sole power to amend a number of important provisions of Charter Communications, Inc.'s certificate of incorporation, including provisions restricting the scope of our business activities. See "Description of Capital Stock and Membership Units."

MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Mr. Allen's control over our management and affairs could create conflicts of interest if he is faced with decisions that could have implications for both him and for us and the holders of Class A common stock and the notes. Further, through his effective control, Mr. Allen could cause us to enter into contracts with another entity in which he owns an interest or cause us to decline a transaction that he (or another entity in which he owns an interest) ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access, telephony or electronic commerce, which is business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable business.

     Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen. Current or future agreements between us and Mr. Allen or his affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature. As a result, there will be some discretion left to the parties, who are subject to the potentially conflicting interests described above. We cannot assure you that the interests of either Mr. Allen or his affiliates will not conflict with interests of the holders of our Class A common stock or the notes. We have not instituted any formal plans to address conflicts of interest that may arise.

WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN AUTHORIZES US TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that Charter Communications, Inc. and Charter Communications Holding Company and their subsidiaries cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen."

MR. ALLEN'S CONTROL AND CHARTER COMMUNICATIONS, INC.'S ORGANIZATIONAL DOCUMENTS MAY INHIBIT OR PREVENT A TAKEOVER OR A CHANGE IN MANAGEMENT THAT COULD RESULT IN A CHANGE OF CONTROL PREMIUM OR FAVORABLY IMPACT THE MARKET PRICE OF THE CLASS A COMMON STOCK AND THE NOTES.

     As a result of his controlling voting interest, Mr. Allen will have the ability to delay or prevent a change of control or changes in our management that our other shareholders, including the holders of our Class A common stock, may consider favorable or beneficial. Provisions in our organizational documents may also have the effect of delaying or preventing these changes, including provisions:

     - authorizing the issuance of "blank check" preferred stock;

     - restricting the calling of special meetings of shareholders; and

     - requiring advanced notice for proposals for shareholder meetings.

     If a change of control or change in management is delayed or prevented, the market price of our Class A common stock and the notes could suffer or holders of such securities may not receive a change of control premium over the then-current market price of the Class A common stock or the notes.

WE COULD BE DEEMED AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940. THIS WOULD IMPOSE SIGNIFICANT RESTRICTIONS ON US AND WOULD BE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATION.

     If anything were to happen which would cause us to be deemed an investment company, the Investment Company Act would impose significant restrictions on us, including severe limitations on our ability to borrow money, to issue additional capital stock and to transact business with affiliates. In addition, because our operations are very different from those of the typical registered investment company, regulation under the Investment Company Act could affect us in other ways that are extremely difficult to predict. In sum, if we were deemed to be an investment company it could become impractical for us to continue our business as currently conducted and our growth, our financial condition and our results of operations could suffer materially.

     Our principal asset is our equity interest in Charter Communications Holding Company. If our membership interest in Charter Communications Holding Company were to constitute less than 50% of the voting securities issued by Charter Communications Holding Company, then our interest in Charter Communications Holding Company could be deemed an "investment security" for purposes of the Investment Company Act. This may occur, for example, if a court determines that the Class B common stock is no longer entitled to special voting rights and, in accordance with the terms of the Charter Communications Holding Company limited liability company agreement, our membership units in this company were to lose their special voting privileges. A determination that such investment was an investment security could cause us to be deemed to be an investment company under the Investment Company Act, unless an exclusion from registration were available or we were to obtain an order of the SEC excluding or exempting us from registration under this Act.

IF A COURT DETERMINES THAT THE CLASS B COMMON STOCK IS NO LONGER ENTITLED TO SPECIAL VOTING RIGHTS, WE WOULD LOSE OUR RIGHTS TO MANAGE CHARTER COMMUNICATIONS HOLDING COMPANY. IN ADDITION TO THE INVESTMENT COMPANY RISKS DISCUSSED ABOVE, THIS COULD MATERIALLY IMPACT THE VALUE OF THE CLASS A COMMON STOCK AND THE NOTES.

     If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter Communications, Inc. would no longer have a controlling voting interest in, and would lose its right to manage, Charter Communications Holding Company. If this were to occur:

     - we would retain our proportional equity interest in Charter Communications Holding Company but would lose all of our powers to direct the management and affairs of Charter Communications Holding Company and its subsidiaries;

     - Class A common shareholders would lose any right they had at that time or might have had in the future to direct, through equity ownership in us, the management and affairs of Charter Communications Holding Company; and

     - we would become strictly a passive investment vehicle.

     This result, as well as the impact of being treated by investors as an investment company, could materially adversely impact:

     - the liquidity of the Class A common stock and the notes;

     - how the Class A common stock and the notes trade in the marketplace;

     - the price that purchasers would be willing to pay for the Class A common stock in a change of control transaction or otherwise; and

     - the market price of the Class A common stock and the notes.

     Uncertainties that may arise with respect to the nature of our management role and voting power and organizational documents, including legal actions or proceedings relating thereto, may also materially adversely impact the value of the Class A common stock and the notes.

THE SPECIAL TAX ALLOCATION PROVISIONS OF THE CHARTER COMMUNICATIONS HOLDING COMPANY LIMITED LIABILITY COMPANY AGREEMENT MAY CAUSE US IN SOME CIRCUMSTANCES TO PAY MORE TAXES THAN IF THE SPECIAL TAX ALLOCATION PROVISIONS WERE NOT IN EFFECT.

     Charter Communications Holding Company's limited liability company agreement provides that through the end of 2003, tax losses of Charter Communications Holding Company that would otherwise have been allocated to us based generally on our percentage of outstanding membership units of Charter Communications Holding Company will instead be allocated to the membership units held by Vulcan Cable III Inc. and Charter Investment. The purpose of these special tax allocation provisions is to allow Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company. The limited liability company agreement further provides that beginning at the time that Charter Communications Holding Company first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to us based generally on our percentage of outstanding membership units of Charter Communications Holding Company will instead be allocated to membership units held by Vulcan Cable III Inc. and Charter Investment. In some situations, the special tax allocation provisions could result in our having to pay taxes in an amount that is more than if Charter Communications Holding Company had allocated losses and profits to us based generally on our percentage of outstanding membership units from the time of the completion of our initial public offering. See "Description of Capital Stock and Membership
Units -- Special Tax Allocation Provisions."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.

     Mr. Allen and certain other of our affiliates may from time to time in the future acquire cable systems in addition to those owned by us. We, as well as some of our officers who currently manage our cable systems, may have a substantial role in managing outside cable systems that may be acquired in the future. As a result, the time we devote to managing Charter Communications Holding Company's systems may be correspondingly reduced. This could adversely affect our growth, financial condition and results of operations. Moreover, allocating our managers' time and other resources and those of Charter Communications Holding Company between our systems and outside systems that may be held by our affiliates could give rise to conflicts of interest. Neither we nor Charter Communications Holding Company have or plan to create formal procedures for determining whether and to what extent cable systems acquired in the future will receive priority with respect to personnel requirements.

                                  OUR BUSINESS

WE AND OUR SUBSIDIARIES HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.

     We and our subsidiaries have a significant amount of debt. As of March 31, 2001, on a pro forma basis giving effect to the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, our total debt was $14.8 billion, our total shareholders' equity was approximately $3.2 billion and the deficiency of our earnings available to cover fixed charges was approximately $0.7 billion. As of March 31, 2001, on a pro forma basis giving effect to the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, and as further adjusted for the offering of Class A common stock and the offering of the notes and the application of the net proceeds therefrom, our total debt would have been approximately $15.1 billion, our total shareholders' equity would have been approximately $3.8 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $0.7 billion.

     Our significant amount of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations under the notes, to the lenders under our subsidiaries' credit facilities and to the holders of our existing public notes and the public notes of our subsidiaries;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate increases, because a significant portion of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt.

     The indenture governing the notes will not prohibit us from incurring additional debt. Further, the agreements and instruments governing our subsidiaries' debt allow for the incurrence of substantial additional debt by our subsidiaries, all of which would be structurally senior to the notes. We anticipate that we may incur significant additional debt, including through our subsidiaries, in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we and you now face will intensify.

CHARTER COMMUNICATIONS, INC. IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE NOTES. OUR SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE NOTES, OUR OTHER OBLIGATIONS AND DIVIDENDS OR OTHER DISTRIBUTIONS TO HOLDERS OF CLASS A COMMON STOCK.

     As a holding company, we will depend entirely on cash from our operating subsidiaries to satisfy our obligations under the notes. These operating subsidiaries may not be able to make funds available to us.

     Our principal asset is an approximate 41% equity interest and a 100% voting interest in Charter Communications Holding Company. We do not hold any significant assets other than our direct and indirect interests in our subsidiaries. Our cash flow depends upon the cash flow of our operating subsidiaries and the payment of funds by these operating subsidiaries to Charter Communications Holding Company and Charter Communications, Inc. This could adversely affect our ability to meet our obligations to any holder of the notes or to our other creditors or to make dividends and other distributions to holders of Class A common stock. We have never paid and do not expect to pay any cash dividends on our Class A common stock in the foreseeable future.

     Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions. Furthermore, covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make loans, distributions or other payments to us. This could adversely impact our ability to pay interest and principal due on the notes. See the risk factors below and "Description of Certain Indebtedness."

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR SUBSIDIARIES' DEBT CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND ADVERSELY AFFECT THE HOLDERS OF THE NOTES.

     The credit facilities of our subsidiaries and the indentures governing the publicly held notes of our subsidiaries contain a number of significant covenants that could adversely impact our business and adversely affect the holders of the notes. In particular, the credit facilities and indentures of our subsidiaries restrict our subsidiaries' ability to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could prohibit distributions to us to pay amounts due on the notes.

OUR SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE DISTRIBUTIONS TO US TO FUND INTEREST AND PRINCIPAL PAYMENTS ON THE NOTES.

     Because of the restrictions in our subsidiaries' credit facilities on their ability to pay dividends or make other distributions to Charter Communications, Inc. or Charter Communications Holding Company, giving effect to our application of the net proceeds from the notes offering described in this prospectus supplement, our subsidiaries will be permitted to make distributions sufficient to fund interest payments on the notes only for the first 36 months of their term. These limitations would also restrict our subsidiaries' ability to make distributions to us to fund change of control offers or principal payments upon the occurrence of a default. To fully fund interest payments on the notes for their entire term and the repayment of the notes, we or our subsidiaries will need to raise additional funds through the issuance of additional debt or equity securities or our subsidiaries will have to obtain amendments to their credit facilities to permit them to make the necessary distributions to Charter Communications Holding Company and/or to us. We cannot assure you that we will be able to raise such additional funds or obtain such amendments on a timely basis. If we are unable to raise such additional funds or obtain such amendments on a timely basis, we might not be able to repay or make any remaining payments on the notes.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     The borrowers and guarantors under the Charter Operating credit facilities, the CC VI (Fanch) credit facilities, the CC VII (Falcon) credit facilities and the CC VIII (Bresnan) credit facilities are our indirect subsidiaries. A number of our subsidiaries are also obligors under other debt instruments, including Charter Holdings, which is a co-issuer of senior notes and senior discount notes issued in March 1999, January 2000, January 2001 and May 2001. As of March 31, 2001, on a pro forma basis giving effect to the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, our total debt would have been approximately $14.8 billion. As of March 31, 2001, on a pro forma basis giving effect to the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, and as adjusted further for the offering of the notes, our total debt would have been approximately $15.1 billion, $13.8 billion of which would have been structurally senior to the notes. The lenders under all of these credit facilities and the holders of the other debt instruments and all other creditors of our subsidiaries will have the right to be paid before us from any of our subsidiaries' assets. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of notes, and such transfer were deemed a fraudulent transfer or an unlawful distribution, the holders of the notes could be required to return the payment to (or for the benefit of) the creditors of our subsidiaries. In the event of the bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make any payments to us as an equity holder or otherwise. This will adversely affect our ability to make payments to the holder of the notes. In addition, the notes are unsecured and therefore will be effectively subordinated in right of payment to any future secured debt we may incur to the extent of the value of the assets securing such debt.

IF OUR SUBSIDIARIES DEFAULT UNDER THEIR CREDIT FACILITIES OR PUBLIC NOTES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES.

     In the event of a default under our subsidiaries' credit facilities or public notes, our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Communications Holding Company or Charter Communications, Inc. to pay interest or principal on the notes. If the amounts outstanding under such credit facilities and public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on the notes and we might not be able to repay or make any payments on the notes. Any default under any of our subsidiaries' credit facilities or public notes might adversely affect the holders of the notes and our growth, financial condition and results of operations.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON THE NOTES, SERVICE OUR OTHER DEBT AND THE DEBT OF OUR SUBSIDIARIES, AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on the notes, our other debt and the debt of our subsidiaries, and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under the credit facilities of our subsidiaries or from other sources of financing, we may not be able to make interest payments on the notes or repay the notes, to service our other debt or the debt of our subsidiaries, to grow our business or to fund our other liquidity needs.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We expect our net losses to increase as a result of our closed acquisitions and our planned upgrades and other capital expenditures. We reported losses before minority interest in loss of subsidiary of $22.5 million for 1998, $638.8 million for 1999 and $2.1 billion for 2000. On a pro forma basis giving effect to (1) the sale of the January 2001 and May 2001 Charter Holdings notes and the application of the net proceeds therefrom, (2) the sale of our convertible senior notes in October and November 2000 and the application of the net proceeds therefrom, and (3) acquisitions in 2000, we had a net loss before minority interest in loss of subsidiary of $2.3 billion for 2000 and $0.7 billion for the three months ended March 31, 2001. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of December 31, 2000, our systems served approximately 400% of the number of customers served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems which will be under our control. Our recent growth in revenues over our short operating history is not necessarily indicative of future performance.

THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF THE PENDING AT&T TRANSACTIONS. THIS WOULD PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUES.

     Our pending AT&T transactions are subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals. These pending transactions are also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such transaction will be consummated. Any delay, prohibition or modification could adversely affect the terms of a pending transaction or could require us to abandon an otherwise attractive opportunity.

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW CABLE SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING CABLE SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     We have grown through acquisitions of cable systems, and now own and operate cable systems serving approximately 6.4 million customers. We may acquire more cable systems in the future, through acquisitions, system swaps or otherwise. The integration of the cable systems we have recently acquired or anticipate acquiring, including in the pending AT&T transactions, poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations;

     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient;

     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant; and

     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     If we are unable to grow our cash flow sufficiently, we may be unable to make interest payments on the notes or repay the notes or our other debt, including the debt of our subsidiaries, to grow our business or to fund our other liquidity needs. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been, and is expected to continue to be, our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and premium programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service includes unedited, commercial-free movies, sports and other special event entertainment programming.

THE PROSPECTIVE LENDERS' COMMITMENTS TO LEND TO US UNDER THE CHARTER HOLDINGS 2001 SENIOR BRIDGE LOAN FACILITY ARE SUBJECT TO A NUMBER OF CONDITIONS.

     The Charter Holdings 2001 senior bridge loan facility for which we have received commitments will not close unless specified closing conditions are satisfied. Some of these closing conditions are not under our control, and we cannot assure you that all closing conditions will be satisfied. For example, the closing conditions for these facilities include:

      -- the absence of various types of material adverse changes, including material adverse changes in the financial and capital markets; and

      --  receipt of required approvals from third parties.

     If funding is not available under the Charter Holdings 2001 senior bridge loan facility, we would need to arrange other sources of financing to fund our anticipated capital expenditures and meet our other obligations, and we cannot assure you that alternate financing sources will be available to us.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Without giving effect to the pending AT&T transactions, in 2001, 2002 and 2003, we expect to spend approximately $2.9 billion, $1.75 billion and $950 million respectively, to upgrade and rebuild our systems in order to offer advanced services to our customers. In addition, we anticipate rebuild costs associated with the AT&T systems we expect to acquire to total approximately $350 million. The amount that we spend on these types of capital expenditures will depend on the level of growth in digital cable customers and in the delivery of other advanced services.

     We cannot assure you that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, maintenance and expansion, or to roll out advanced services. If we borrow the full amount available under the amended Charter Holdings 2001 senior bridge loan facility or if we receive approximately $1 billion of net proceeds from the offerings described in this prospectus supplement (exclusive of $501.5 million of net proceeds from the Class A common stock offering that we expect to use for payment to AT&T), we will have sufficient capital to satisfy our previously projected funding shortfall of $300 million to $500 million. If there is accelerated growth in digital cable customers or in the delivery of other advanced services however, we may need additional capital. If we cannot obtain such capital from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund any accelerated growth or offer advanced services on a timely basis. Consequently, our growth, financial condition and results of operations could suffer materially. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Expenditures."

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS AND SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY. CONSEQUENTLY, OUR GROWTH, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER MATERIALLY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide enhanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, financial condition and results of operations could suffer materially.

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The expansion and upgrade of our existing systems and the systems we plan to acquire will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for telecommunications construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY EQUIPMENT AND SOFTWARE SUPPLIERS. IF WE ARE UNABLE TO PROCURE THE NECESSARY EQUIPMENT, OUR ABILITY TO OFFER OUR SERVICES COULD BE IMPAIRED. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on vendors to supply the set-top terminals for analog and digital cable services. This equipment is available from a limited number of suppliers. We typically purchase set-top terminals under purchase orders placed from time to time and do not carry significant inventories of set-top terminals. If demand for set-top terminals exceeds our inventories and we are unable to obtain required set-top terminals on a timely basis and at an acceptable cost, our ability to recognize additional revenue from digital services could be delayed or impaired. In addition, if there are no suppliers who are able to provide set-top terminals devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business would be impaired.

THERE SHOULD BE NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and his affiliates have contributed funds to us and our subsidiaries. There is no expectation that Mr. Allen or his affiliates will contribute funds to us or to our subsidiaries in the future.

A SALE BY MR. ALLEN OF HIS DIRECT OR INDIRECT EQUITY INTERESTS COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Mr. Allen is not prohibited by any agreement from selling the shares of Class A or Class B common stock he holds in Charter Communications, Inc. or causing Charter Investment, Inc. or Vulcan Cable III Inc. to sell their membership units in Charter Communications Holding Company. We cannot assure you that Mr. Allen or any of his affiliates will maintain all or any portion of his direct or indirect ownership interests in Charter Communications, Inc. and Charter Communications Holding Company. In the event he sells all or any portion of his direct or indirect ownership interest in Charter Communications, Inc. or Charter Communications Holding Company, we cannot assure you that he would continue as Chairman of Charter Communications, Inc.'s board of directors or otherwise participate in our management. The disposition by Mr. Allen or any of his affiliates of these equity interests or the loss of his services by Charter Communications, Inc. and/or Charter Communications Holding Company could adversely affect our growth, financial condition and results of operations, or adversely impact the market price of our Class A common stock and the notes.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among any of the following businesses could result in providers capable of offering cable television, Internet and other telecommunications services in direct competition with us:

     - cable television operators;

     - local and regional telephone companies;

     - long distance telephone service providers;

     - direct broadcast satellite (DBS) companies;

     - electric utilities;

     - providers of cellular and other wireless communications services; and

     - Internet service providers.

     We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, such as direct broadcast satellite or DBS. We also face competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products.

     We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and telecommunications services, we will be subject to competition from telecommunications providers and Internet service providers. We cannot predict the extent to which competition may affect our business and operations in the future. See "Business -- Competition."

THE LOSS OF MR. ALLEN OR MR. KENT COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our success is substantially dependent upon the retention and the continued performance of Mr. Allen, Chairman of our board of directors, and Jerald L. Kent, our President and Chief Executive Officer. The loss of the services of Mr. Allen or Mr. Kent could adversely affect our growth, financial condition and results of operations.

REGULATORY AND LEGISLATIVE MATTERS

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses. We cannot predict whether in response to these efforts any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     A number of companies, including telephone companies and Internet service providers (ISPs), have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. A federal district court in Virginia, a federal district court in Florida and a federal circuit court in California recently struck down as unlawful "open access" requirements imposed by a variety of franchising authorities. Each of these decisions struck down the "open access" requirements on different legal grounds. In response to the federal circuit decision, the Federal Communications Commission recently initiated an inquiry to determine the appropriate classification and regulatory treatment of the provision of Internet service by cable operators. The Federal Trade Commission recently imposed certain "open-access" requirements on Time Warner and AOL in connection with their merger, but those requirements are not applicable to other cable operators.

     We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

     - would impair our ability to use our bandwidth in ways that would generate maximum revenues;

     - would strengthen our Internet service provider competitors; and

     - may cause us to decide not to upgrade our systems which would prevent us from introducing our planned new products and services.

     In addition, we cannot assure you that if we were required to provide access in this manner, it would not have a significant adverse impact on our profitability. This could impact us in many ways, including by:

     - increasing competition;

     - increasing the expenses we incur to maintain our systems; and/or

     - increasing the expense of upgrading and/or expanding our systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to franchises, permits or licenses granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities.

     We cannot assure you that we will be able to comply with all material provisions of our franchise agreements or that we will be able to renew our franchises in the future. A termination of and/or a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition where none existed previously. As of December 31, 2000, we are aware of overbuild situations impacting approximately 139,000 of our basic customers, or 2% of our total basic customers, and potential overbuild situations in areas servicing approximately 253,000 additional basic customers, or 4% of our total basic customers, together representing a total of approximately 392,000 customers. Additional overbuild situations may occur in other systems.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS COULD FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.

     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of December 31, 2000, we had refunded a total of approximately $1.2 million since our inception. We may be required to refund additional amounts in the future.

DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS OR IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS.

     On March 31, 1999, the pricing of expanded basic cable programming packages was deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer these services. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, generally are subject to significant regulation as well as higher fees for pole attachments. Internet protocol telephony companies are companies that have the ability to offer telephone services over the Internet. Pole attachments are cable wires that are attached to poles.

     In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators that do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business. A recent court decision, currently under appeal to the United States Supreme Court, suggests that the provision of Internet service may subject cable systems to higher pole attachment rates. Certain utilities have already proposed vastly higher pole attachment rates, based in part on the existing court decision.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND THE PRICE OF THE NOTES MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price of our Class A common stock has been and may continue to be extremely volatile. We expect the price of the Class A common stock to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     - actual or anticipated variations in our revenues and operating results;

     - announcements of the development of improved or competitive technologies;

     - the use of new products or promotions by us or our competitors;

     - the offer and sale by us in the future of additional shares of Class A common stock or other equity securities;

     - changes in financial forecasts by securities analysts;

     - new conditions or trends in the cable industry; and

     - market conditions.

THE MARKET PRICE FOR OUR CLASS A COMMON STOCK AND THE NOTES COULD BE ADVERSELY AFFECTED BY THE LARGE NUMBER OF ADDITIONAL SHARES ELIGIBLE FOR ISSUANCE IN THE FUTURE.

     As of May 10, 2001, 233,773,798 shares of Class A common stock were issued and outstanding. If we complete the Class A common stock offering described in this prospectus supplement, an additional 52,389,000 shares of Class A common stock will be outstanding. Additional shares of Class A common stock will be issuable under the circumstances described in the section "Shares Eligible for Future Sale." Substantially all of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company membership units and CC VIII membership units and all shares of Class A common stock issuable upon conversion of shares of our Class B common stock will have "demand" and/or "piggyback" registration rights attached to them, including those issuable to Mr. Allen through Charter Investment, Inc. and Vulcan Cable III Inc. The sale of a substantial number of shares of Class A common stock or the perception that such sales could occur could adversely affect the market price for shares of our Class A common stock and the notes because these sales could cause the amount of our stock available for sale in the market to exceed the amount of demand for our stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations, including under the notes. See "Shares Eligible For Future Sale."

     A sale of convertible debt, convertible preferred stock or other equity securities by us or the perception that any such sale could occur could adversely affect the market price of the Class A common stock and the notes because these sales could cause the amount of our Class A common stock available for sale in the market to exceed the amount of demand for such stock.

PURCHASERS OF THE CLASS A COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION RESULTING IN THEIR SHARES BEING WORTH LESS ON A PRO FORMA NET TANGIBLE BOOK VALUE BASIS THAN THE AMOUNT THEY INVESTED.

     Purchasers of the Class A common stock offered in this prospectus supplement will experience an immediate dilution in pro forma net tangible book value of $49.33 per share of Class A common stock purchased. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See "Dilution."

THE OFFERING OF THE NOTES

THERE CURRENTLY EXISTS NO MARKET FOR THE NOTES. WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     Prior to the offering, there was no market for the notes. We have been informed by the underwriters of the notes offering that they intend to make a market in the notes after the offering is completed. However, the underwriters of the notes offering may cease their market-making at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for convertible debt securities generally or the interest of securities dealers in making a market in the notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURE GOVERNING THE NOTES.

     Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control under our subsidiaries' credit facilities and indentures governing their public notes would require the repayment of borrowings under those credit facilities and indentures. Because such credit facilities and public notes are obligations of our subsidiaries, the credit facilities and the public notes would have to be repaid by our subsidiaries before their assets could be available to us to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO HOLDERS OF THE NOTES, THEY WILL NOT HAVE ANY RECOURSE AGAINST MR. ALLEN OR HIS AFFILIATES.

     The notes will be issued solely by Charter Communications, Inc. None of our equity holders, directors, officers, employees or affiliates, including Mr. Allen, will be an obligor or guarantor under the notes. Furthermore, the indenture governing the notes expressly provides that these parties will not have any liability for our obligations under the notes or the indenture governing the notes. By accepting the notes, the purchasers of the notes waive and release all such liability as consideration for issuance of the notes. Consequently, if we do not fulfill our obligations to holders of the notes, they will have no recourse against any of these parties.

     Additionally, our equity holders, including Mr. Allen, will be free to manage other entities, including other cable companies. If we do not fulfill our obligations to holders of the notes, they will have no recourse against those other entities or their assets.

                                USE OF PROCEEDS

OFFERING OF CLASS A COMMON STOCK

     The net proceeds we will receive from the sale of the 52,389,000 shares of Class A common stock being offered hereby, after deducting the underwriting discount and offering expenses, are estimated to be approximately $1.195 billion. If the underwriters exercise their over-allotment option in full, the net proceeds from the sale of shares of Class A common stock will be approximately $1.375 billion.

     Concurrently with the closing of the offering of the Class A common stock, Charter Communications, Inc. will contribute to Charter Communications Holding Company the net proceeds of the offering, except for a portion of the proceeds ($501.5 million) which we expect to use to pay a portion of the purchase price of the pending AT&T transactions. Charter Communications, Inc. has committed to contribute the interests that it acquires to Charter Communications Holding Company upon completion of the pending AT&T transactions. In exchange for the contribution of the net proceeds of the offering by Charter Communications, Inc. and Charter Communications, Inc.'s obligation to contribute to Charter Communications Holding Company the interests acquired upon completion of the pending AT&T transactions, Charter Communications Holding Company will issue to Charter Communications, Inc. 52,389,000 Class B membership units concurrently with the closing of the offering of the Class A common stock.

     Charter Communications Holding Company will use the net proceeds from the sale of the membership units to Charter Communications, Inc. to purchase common equity from Charter Holdings, which intends to use the net proceeds for working capital purposes and capital expenditures. Pending such use of proceeds, we may invest a portion of the net proceeds of this offering temporarily in short-term marketable securities.

OFFERING OF CONVERTIBLE SENIOR NOTES

     The net proceeds we will receive from the sale of $500,000,000 aggregate principal amount of notes being offered hereby, after deducting the underwriting discount and offering expenses, are estimated to be approximately $480,000,000. The underwriting discount and expenses will be paid by Charter Communications Holding Company. If the underwriters exercise their over-allotment option in full, the net proceeds from the sale of the notes will be approximately $552,750,000.

     Upon the closing of the offering of the notes, Charter Communications, Inc. will use the proceeds of the offering of the notes to purchase from Charter Communications Holding Company a mirror convertible senior note with terms substantially similar to the terms of the notes. Under the mirror convertible senior note, when a holder of notes converts all or any portion of its notes into shares of Class A common stock of Charter Communications, Inc., a portion of the mirror convertible senior note (in principal amount equal to the principal amount of the notes so converted) will convert automatically into Class B common membership units of Charter Communications Holding Company to be issued to Charter Communications, Inc.

     Charter Communications Holding Company will use the net proceeds of the sale of the mirror convertible notes to purchase common equity from Charter Holdings, which intends to use the net proceeds for working capital purposes and capital expenditures. Pending such use of proceeds, we may invest a portion of the net proceeds of this offering temporarily in short-term marketable securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "CHTR." The following table sets forth, for the periods indicated, the range of high ask and low bid price per share of Class A common stock on the Nasdaq National Market. On May 15, 2001, the last reported sale price per share of our Class A common stock on the Nasdaq National Market was $23.86.

2001                                                  HIGH        LOW
----                                                --------    --------
First Quarter.....................................  $24.1875    $19.0000
Second Quarter (through May 15, 2001).............   24.0625     18.8750

2000
--------------------------------------------------
First Quarter.....................................   22.6250     14.0000
Second Quarter....................................   16.5625     10.0000
Third Quarter.....................................   17.0625     12.3750
Fourth Quarter....................................   24.1875     16.1875

1999
--------------------------------------------------
Period Ended December 31, 1999*...................   22.5000     21.6250

---------------
* Our Class A common stock began trading on November 9, 1999. The initial public offering price per share was $19.00.

     As of May 10, 2001, there were approximately 2,700 holders of our Class A common stock of record and one holder of our Class B common stock. No preferred stock is outstanding.

     We have never paid and do not expect to pay any cash dividends on our Class A common stock in the foreseeable future. Charter Communications Holding Company is required under certain circumstances to pay distributions pro rata to all its common members to the extent necessary for any common member to pay taxes incurred with respect to its share of taxable income attributed to Charter Communications Holding Company. Covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make distributions to us and, accordingly, limit our ability to declare or pay cash dividends. We intend to cause Charter Communications Holding Company and its subsidiaries to retain future earnings, if any, to finance the expansion of the business of Charter Communications Holding Company and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000 and for the period from January 1, 2001 through March 31, 2001 were insufficient to cover fixed charges by $2.7 million, $4.6 million, $17.2 million, $5.3 million, $0.6 billion, $2.4 billion and $0.7 billion, respectively. As a result of such deficiencies, the ratios of earnings to fixed charges are not presented.

                                    DILUTION

     The following table illustrates the dilution in pro forma net tangible book value on a per share basis. In calculating dilution, we have made the same assumptions that we made with respect to our unaudited pro forma financial statements in the Class A common stock offering (assuming an offering price of $21.00 per share and a conversion price on the notes of $25.20). We have given effect to the issuance of 59.5 million shares of Class A common stock (assuming an offering price of $21.00 per share) and the issuance of the notes described in this prospectus supplement. The pro forma net tangible book value deficit of common stock as of March 31, 2001 was approximately $9.7 billion or $37.71 per common share. Pro forma net tangible book value deficit per share of common share represents the pro forma amount of our shareholders' equity and minority interest, less intangible assets of $17.9 billion, divided by 257,730,999 pro forma shares of common stock outstanding on March 31, 2001.

     For purposes of the following table, pro forma dilution per share to new investors represents the difference between $22.05, which is the weighted average of the offering price of the Class A common stock and the conversion price of the notes, and the pro forma net tangible book value deficit per share of common stock after the offerings described in this prospectus supplement. Assuming conversion of the notes and the issuance of Class A common stock, the pro forma net tangible book value deficit per share of common stock would have been $27.28. The following table illustrates this pro forma dilution per share of common stock:

Weighted average price per share............................             $22.05
     Pro forma net tangible book value deficit per share of
       common stock before the offerings described in this
       prospectus supplement................................  $(37.71)
     Increase per share of common stock attributable to the
       offering of Class A common stock.....................     6.95
                                                              -------
Pro forma net tangible book value deficit per share before
  the notes offering........................................   (30.76)
     Increase per share of common stock attributable to the
       offering of the notes................................     3.48
                                                              -------
Pro forma net tangible book value deficit per share after
  the offerings described in this prospectus supplement.....             (27.28)
                                                                         ------
Pro forma dilution per share to new investors(a)............             $49.33
                                                                         ======

---------------

(a) Assuming the exercise of the underwriters' over-allotment options in full, pro forma dilution per share to new investors would be $47.56.

     The table above and related discussion assumes no exercise of any options to purchase membership units of Charter Communications Holdings Company that are exchangeable for shares of Class A common stock. Membership units received upon exercise of these options are automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-to-one basis. As of March 31, 2001, options to purchase 34,667,133 membership units at exercise prices ranging from $14.31 to $23.09 per unit were outstanding. To the extent that all or a portion of these options are exercised, no additional dilution of net tangible book value per share of Class A common stock to the new investors would occur.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 2001, on a consolidated basis:

     - the actual capitalization of Charter Communications, Inc.; and

     - the pro forma capitalization of Charter Communications, Inc. to reflect:

          (1) the closing of the pending AT&T transactions;

          (2) the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom to pay the cash portion of the purchase price of the pending AT&T transactions (approximately $1.1 billion) and repay all amounts outstanding under the Charter Operating, CC VI (Fanch) and CC VIII (Bresnan) revolving credit facilities and a portion of the CC VII (Falcon) revolving credit facility; and

          (3) the issuance by Charter Communications, Inc. of Class A common stock to AT&T valued at $501.5 million in payment of a portion of the purchase price of the pending AT&T transactions.

     - the equity pro forma as adjusted capitalization of Charter
       Communications, Inc. to reflect:

          (1) the issuance and sale by Charter Communications, Inc. of 59.5 million shares of Class A common stock (assuming an offering price of $21.00 per share) in the Class A common stock offering described in this prospectus supplement (not including any proceeds from the notes offering described in this prospectus supplement);

          (2) the purchase by Charter Communications, Inc. of 59.5 million Class B membership units in Charter Communications Holding Company, with the proceeds being contributed to Charter Holdings, which used such proceeds to repay the remaining portion of the CC VII (Falcon) revolving credit facility; and

          (3) the payment of $501.1 million of the purchase price of the pending AT&T transactions in cash in lieu of issuing Class A common stock, as provided in the AT&T transaction documents in the event of an offering of Class A common stock prior to the closing of the pending AT&T transactions.

     - the notes pro forma as adjusted capitalization of Charter Communications, Inc. to reflect:

          (1) the issuance and sale of the notes as described in this prospectus supplement (not including any proceeds from the Class A common stock offering described in this prospectus supplement); and

          (2) the repayment of the remaining portion of the CC VII (Falcon) revolving credit facility.

     - the combined pro forma as adjusted capitalization of Charter Communications, Inc. to reflect the pro forma capitalization of Charter Communications, Inc. as adjusted for the offerings of both the Class A common stock and the notes.

     The offering of the Class A common stock and the offering of the notes are independent offerings and are not conditioned on each other.

     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" included elsewhere in this prospectus supplement.

                                                               AS OF MARCH 31, 2001
                                        -------------------------------------------------------------------
                                                                      EQUITY         NOTES       COMBINED
                                                                     PRO FORMA     PRO FORMA     PRO FORMA
                                          ACTUAL       PRO FORMA    AS ADJUSTED   AS ADJUSTED   AS ADJUSTED
                                        -----------   -----------   -----------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Credit facilities:
    Charter Operating.................  $ 3,815,000   $ 3,450,000   $ 3,450,000   $ 3,450,000   $ 3,450,000
    CC VI -- Fanch....................      901,000       850,000       850,000       850,000       850,000
    CC VII -- Falcon..................      698,750       694,060       488,750       488,750       488,750
    CC VIII -- Bresnan................    1,005,000     1,000,000     1,000,000     1,000,000     1,000,000
  Charter Communications, Inc. 5.75%
    convertible senior notes due
    2005..............................      750,000       750,000       750,000       750,000       750,000
  Charter Holdings notes(a)...........    6,304,266     6,304,266     6,304,266     6,304,266     6,304,266
  Additional Charter Holdings
    notes(b)..........................           --     1,500,190     1,500,190     1,500,190     1,500,190
  2001 convertible senior notes.......           --            --            --       500,000       500,000
  Other notes(c)......................      233,331       233,737       233,737       233,737       233,737
                                        -----------   -----------   -----------   -----------   -----------
    Total long-term debt..............   13,707,347    14,782,253    14,576,943    15,076,943    15,076,943
                                        -----------   -----------   -----------   -----------   -----------
MINORITY INTEREST(d)(g)...............    4,783,692     4,902,999(e)   5,035,150(f)   4,902,999(e)   5,035,150(f)
                                        -----------   -----------   -----------   -----------   -----------
SHAREHOLDERS' EQUITY:
Class A common stock; $.001 par value;
  1.75 billion shares authorized;
  233,800,047, 257,680,999,
  293,323,857, 257,680,999 and
  293,323,857 shares issued and
  outstanding, respectively...........          234           258           293           258           293
Class B common stock; $.001 par value;
  750 million shares authorized;
  50,000 shares issued and
  outstanding.........................           --            --            --            --            --
Preferred stock; $.001 par value; 250
  million shares authorized; no shares
  issued and outstanding..............           --            --            --            --            --
Additional paid-in capital............    4,036,742     4,418,911     4,980,225     4,418,911     4,980,225
Accumulated deficit...................   (1,175,580)   (1,175,580)   (1,175,580)   (1,175,580)   (1,175,580)
Accumulated other comprehensive
  loss................................       (9,085)       (9,085)       (9,085)       (9,085)       (9,085)
                                        -----------   -----------   -----------   -----------   -----------
         Total shareholders'
           equity(g)..................    2,852,311     3,234,504(e)   3,795,853(f)   3,234,504(e)   3,795,853(f)
                                        -----------   -----------   -----------   -----------   -----------
    Total capitalization..............  $21,343,350   $22,919,756   $23,407,946   $23,214,446   $23,907,946
                                        ===========   ===========   ===========   ===========   ===========

---------------
(a) Represents the following Charter Holdings notes:

    8.250% senior notes due 2007................................  $  598,807
    8.625% senior notes due 2009................................   1,496,359
    9.920% senior discount notes due 2011.......................   1,103,285
    10.00% senior notes due 2009................................     675,000
    10.25% senior notes due 2010................................     325,000
    11.75% senior discount notes due 2010.......................     345,307
    10.750% senior notes due 2009...............................     899,240
    11.125% senior notes due 2011...............................     500,000
    13.500% senior discount notes due 2011......................     361,268
                                                                  ----------
                                                                  $6,304,266
                                                                  ==========

(b) Represents the following May 2001 Charter Holdings notes:

    9.625% senior notes due 2009................................  $  350,000
    10.000% senior notes due 2011...............................     575,000
    11.750% senior discount notes due 2011......................     575,190
                                                                  ----------
                                                                  $1,500,190
                                                                  ==========

(c) Primarily represents outstanding public notes of our Renaissance and Avalon subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financing Activities" and "Description of Certain Indebtedness -- Existing Public Debt."

(d) Minority interest consists primarily of (1) total members' equity of Charter Communications Holding Company multiplied by 53.6% at March 31, 2001, the ownership percentage of Charter Communications Holding Company not owned by us and (2) preferred equity in a subsidiary of Charter Communications, Inc. held by certain Bresnan sellers. Gains (losses) arising from the issuance by Charter Communications Holding Company of its membership units are recorded as capital transactions, thereby increasing/ (decreasing) shareholders' equity and (decreasing)/increasing minority interest.

(e) Increase, when compared to actual minority interest and shareholders' equity, relates to shares of Class A common stock to be issued to finance a portion of the pending AT&T transactions.

(f) Increase relates to the issuance of Class A common stock as described in this prospectus supplement.

(g) Assuming the underwriters' option to purchase additional shares of Class A common stock in the Class A common stock offering is exercised in full and the net proceeds are used to purchase additional membership units of Charter Communications Holding Company, total shareholders' equity would increase by $146.0 million and total minority interest would increase by $34.0 million.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements of Charter Communications, Inc. are based on the historical financial statements of Charter Communications, Inc.

     The balance sheet is adjusted on a pro forma basis to reflect the following transactions as if they had occurred on March 31, 2001:

     (1) the closing of the pending AT&T transactions;

     (2) the issuance by Charter Communications, Inc. of Class A common stock valued at $501.5 million in payment of a portion of the purchase price for the pending AT&T transactions;

     (3) the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom to repay all amounts outstanding under the Charter Operating, CC VI (Fanch) and CC VIII (Bresnan) revolving credit facilities and a portion of the CC VII (Falcon) revolving credit facility;

     (4) the issuance and sale of 59.5 million shares of Class A common stock at an assumed offering price of $21.00 per share, and the contribution of the net proceeds to Charter Communications Holding Company in exchange for 59.5 million Class B membership units in Charter Communication Holding Company;

     (5) the payment of $501.5 million of the purchase price of the pending AT&T transactions in cash in lieu of issuing Class A common stock, as provided in the AT&T transaction documents in the event of an offering of Class A common stock prior to the closing of the pending AT&T transactions; and

     (6) the issuance and sale of the notes described in this prospectus supplement and the proceeds therefrom applied to cash and cash equivalents.

     The statements of operations are adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 2000:

     (1) our acquisitions and dispositions completed since January 1, 2000;

     (2) closing of the pending AT&T transactions;

     (3) the issuance by Charter Communications, Inc. of Class A common stock valued at $501.5 million in payment of a portion of the purchase price for the pending AT&T transactions;

     (4) the issuance and sale of our October 2000 convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution for additional equity to Charter Holdings, which used the proceeds it received to repay a portion of the amounts outstanding under the Charter Holdings 2000 senior bridge loan facility;

     (5) the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI (Fanch) revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and CC VII (Falcon) revolving credit facilities;

     (6) the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds;

     (7) the issuance and sale of the notes described in this prospectus supplement and the application of the net proceeds; and

     (8) the issuance and sale of the Class A common stock described in this prospectus supplement and application of the net proceeds.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) and
(2) above. The allocation of certain purchase prices is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that finalization of the purchase prices and the allocation will not have a material impact on the results of operations or financial position of Charter Communications, Inc.

     The number of shares issuable in the pending AT&T transactions will be based on the average closing share price of Charter Communications, Inc.'s Class A common stock for the thirty days prior to the close of the transactions. The number of shares to be issued will vary based upon fluctuations in Charter Communications, Inc.'s share price, subject to a specified share price range. We have assumed that 23.9 million shares will be issued. However, we believe the effects of any change in this number of shares would not have a material impact on the Unaudited Pro Forma Financial Statements.

     Immediately after the issuance of Class A common stock and the equity contribution to Charter Communications Holding Company, the economic interest of Charter Communications, Inc. in Charter Communications Holding Company will increase to 46.4% from 40.8%. The Unaudited Pro Forma Financial Statements reflect minority interest of 53.6%. It has been assumed that the underwriters have not exercised their over-allotment options.

     The Unaudited Pro Forma Financial Statements of Charter Communications, Inc. do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                                        UNAUDITED PRO FORMA DATA
                                                          AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                       ------------------------------------------------------------------------------------------
                                                                                             EQUITY       NOTES
                                             CHARTER            PENDING                     OFFERING     OFFERING
                                       COMMUNICATIONS, INC.   ACQUISITIONS                 ADJUSTMENT   ADJUSTMENT
                                             (NOTE A)           (NOTE B)      SUBTOTAL      (NOTE C)     (NOTE D)       TOTAL
                                       --------------------   ------------    --------     ----------   ----------      -----
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues..............................     $   873,797          $ 71,410     $   945,207    $     --     $     --    $    945,207
                                           -----------          --------     -----------    --------     --------    ------------
Operating expenses:
  Operating, general and
    administrative....................         472,147            48,156         520,303          --           --         520,303
  Depreciation and amortization.......         695,895            34,515         730,410          --           --         730,410
  Option compensation expense.........           6,038                --           6,038          --           --           6,038
  Corporate expense charges...........          13,721             4,850          18,571          --           --          18,571
                                           -----------          --------     -----------    --------     --------    ------------
    Total operating expenses..........       1,187,801            87,521       1,275,322          --           --       1,275,322
                                           -----------          --------     -----------    --------     --------    ------------
Loss from operations..................        (314,004)          (16,111)       (330,115)         --           --        (330,115)
Interest expense......................        (340,501)           (3,648)       (344,149)      3,640       (8,188)       (348,697)
Interest income.......................              92                --              92          --           --              92
Other expense.........................         (59,917)              (36)        (59,953)         --           --         (59,953)
                                           -----------          --------     -----------    --------     --------    ------------
Loss before minority interest in loss
  of subsidiary.......................        (714,330)          (19,795)       (734,125)      3,640       (8,188)       (738,673)
Minority interest in loss of
  subsidiary (Note E).................         381,550            10,614         392,164      (1,952)       4,390         394,602
                                           -----------          --------     -----------    --------     --------    ------------
Net loss..............................     $  (332,780)         $ (9,181)    $  (341,961)   $  1,688     $ (3,798)   $   (344,071)
                                           ===========          ========     ===========    ========     ========    ============
Loss per common share, basic and
  diluted (Note F)....................                                                                               $      (1.17)
                                                                                                                     ============
Weighted-average common shares
  outstanding, basic and diluted (Note
  G)..................................                                                                                293,301,485
                                                                                                                     ============
OTHER FINANCIAL DATA:
EBITDA (Note H).......................     $   321,974          $ 18,368     $   340,342                             $    340,342
EBITDA margin (Note I)................            36.8%             25.7%           36.0%                                    36.0%
Adjusted EBITDA (Note J)..............     $   401,650          $ 23,254     $   424,904                             $    424,904
Cash flows from operating
  activities..........................        (154,087)          137,907         (16,180)                                 (16,180)
Cash flows used in investing
  activities..........................        (530,527)            3,383        (527,144)                                (527,144)
Cash flows from (used in) financing
  activities..........................         573,333          (144,192)        429,141                                  429,141
Capital expenditures..................         524,523             2,165         526,688                                  526,688
Cash interest expense.................                                                                                    239,953
Deficiency of earnings to cover fixed
  charges (Note K)....................                                                                                    738,673
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (Note L).................      10,258,300           955,787      11,214,087                               11,214,087
Basic customers (Note M)..............       6,349,823           509,368       6,859,191                                6,859,191
Basic penetration (Note N)............            61.9%             53.3%           61.2%                                    61.2%
Premium units (Note O)................       5,199,721           686,849       5,886,570                                5,886,570
Premium penetration (Note P)..........            81.9%            134.8%           85.8%                                    85.8%
Average monthly revenue per basic
  customer (Note Q)...................                                                                                     $45.93

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NOTE A: Pro forma operating results for Charter Communications, Inc. consist of the following (dollars in thousands):

                                                                HISTORICAL
                                                           --------------------
                                                                3/31/2001
                                                                 CHARTER            PRO FORMA
                                                           COMMUNICATIONS, INC.    ADJUSTMENTS      TOTAL
                                                           --------------------    -----------    ----------
Revenues.................................................       $  873,797          $     --      $  873,797
                                                                ----------          --------      ----------
Operating expenses:
  Operating, general and administrative..................          472,147                --         472,147
  Depreciation and amortization..........................          695,895                --         695,895
  Option compensation expense............................            6,038                --           6,038
  Corporate expense charges..............................           13,721                --          13,721
                                                                ----------          --------      ----------
    Total operating expenses.............................        1,187,801                --       1,187,801
                                                                ----------          --------      ----------
Loss from operations.....................................         (314,004)               --        (314,004)
Interest expense.........................................         (310,832)          (29,669)(a)    (340,501)
Interest income..........................................               92                --              92
Other expense............................................          (59,917)               --         (59,917)
                                                                ----------          --------      ----------
Loss before minority interest in loss of subsidiary......         (684,661)          (29,669)       (714,330)
Minority interest in loss of subsidiary..................          403,962           (22,412)(b)     381,550
                                                                ----------          --------      ----------
Net loss.................................................       $ (280,699)         $(52,081)     $ (332,780)
                                                                ==========          ========      ==========

---------------
(a) Represents additional interest expense related to the borrowings on the May 2001 Charter Holdings senior and senior discount notes (dollars in millions):

     9.625% senior notes due 2009...............................  $  8.4
    10.000% senior notes due 2011...............................    14.4
    11.750% senior discount notes due 2011......................    17.4
    Amortization of debt issuance costs.........................     0.9
                                                                  ------
        Total pro forma interest expense........................    41.1
        Less--interest expense on debt repaid of $631.0 million
         at a weighted average interest rate of 7.2%............   (11.4)
                                                                  ------
                                                                  $ 29.7
                                                                  ======

    Net proceeds after deducting the underwriting commissions, and offering expenses and debt repayment of $834.2 million were applied to cash and cash equivalents.

(b) Represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 53.6% of the pro forma loss to minority interest.

     NOTE B: Pro forma operating results for our pending acquisitions consist of the following (dollars in thousands):

                                                      AS OF AND FOR THE THREE MONTHS ENDED MARCH 31,
                                                                           2001
                                              ---------------------------------------------------------------
                                                                    PENDING ACQUISITION
                                              ---------------------------------------------------------------
                                                                         PRO FORMA
                                              ---------------------------------------------------------------
                                                   AT&T
                                              TRANSACTIONS(a)    DISPOSITIONS(b)    ADJUSTMENTS       TOTAL
                                              ---------------    ---------------    -----------      --------
Revenues....................................      $81,013            $(9,603)        $     --        $ 71,410
                                                  -------            -------         --------        --------
Operating expenses:
  Operating, general and administrative.....       53,303             (5,147)              --          48,156
  Depreciation and amortization.............       25,478             (2,484)          11,521(c)       34,515
  Corporate expense charges.................        5,005               (155)              --           4,850
                                                  -------            -------         --------        --------
         Total operating expenses...........       83,786             (7,786)          11,521          87,521
                                                  -------            -------         --------        --------
Income (loss) from operations...............       (2,773)            (1,817)         (11,521)        (16,111)
Interest expense............................          (12)                 4           (3,640)(d)      (3,648)
Other income (expense)......................          (32)                (4)              --             (36)
                                                  -------            -------         --------        --------
Loss before income taxes and minority
  interest in loss of subsidiary............       (2,817)            (1,817)         (15,161)        (19,795)
Minority interest in loss of subsidiary.....           --                 --           10,614(e)       10,614
                                                  -------            -------         --------        --------
Net loss....................................      $(2,817)           $(1,817)        $ (4,547)       $ (9,181)
                                                  =======            =======         ========        ========

(a) Represents the results of operations of the systems to be acquired in the pending AT&T transactions for the three months ended March 31, 2001.

(b) Represents the results of operations of the Charter systems to be transferred to AT&T in connection with the pending AT&T transactions. No material gain or loss occurred on the dispositions as these systems were recently acquired and recorded at fair value at that time.

(c) Represents additional depreciation and amortization as a result of the pending AT&T transactions. A large portion of the purchase price was allocated to franchises ($1.3 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                            WEIGHTED AVERAGE   DEPRECIATION/
                                              FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                              ----------    ----------------   -------------
Franchises..................................   $1,305.3            15             $ 21.7
Cable distribution systems..................      388.3             7               13.9
Buildings and equipment.....................       38.5             7                1.4
                                                                                  ------
     Total depreciation and amortization....................................        37.0
     Less -- historical depreciation and amortization.......................       (25.5)
                                                                                  ------
          Adjustment........................................................      $ 11.5
                                                                                  ======

(d) Reflects additional interest expense on borrowings that were used to finance the AT&T transactions as follows (dollars in millions):

$205.3 of revolving credit facilities at a composite current rate of 7.1% -- CC VII (Falcon)...........................  $3.6.

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $7.2.

(e) Represents the allocation of 53.6% of the losses to the minority interest in loss of subsidiary.

     NOTE C:   Reflects a decrease in interest expense related to the repayment of $205.3 million of revolving credit facilities at a composite current rate of 7.1% -- CC VII (Falcon). The remaining proceeds of $488.2 million, after deducting the underwriting commission and offering expenses and the payment of a portion of the pending AT&T transactions in cash in lieu of issuing Class A common stock, were applied to cash and cash equivalents. Also represents the allocation of 53.6% of the losses to the minority interest in loss of subsidiary.

     NOTE D:   The offering adjustment of approximately $8.2 million in
additional interest expense consists of the following (dollars in millions):

Notes offered in this prospectus supplement, assuming an
  interest rate of 5.75%....................................  $7.2
Amortization of debt issuance costs.........................   1.0
                                                              ----
                                                              $8.2
                                                              ====

     Also represents the allocation of 53.6% of the losses to the minority interest in loss of subsidiary.

     NOTE E:   Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NOTE F:   Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of March 31, 2001, are exchanged for shares of Charter Communications, Inc. Class A common stock, none of the October and November 2000 convertible senior notes or the notes offered hereby are converted into shares of Charter Communications, Inc. Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for Charter Communications, Inc. Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

                                                              FOR THE YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Converted loss per Class A common share.....................  $      (1.12)
                                                              ============
Weighted average Class A common shares
  outstanding -- converted..................................   656,613,708
                                                              ============

     Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers as of March 31, 2001, are exchanged for Charter Communications, Inc. Class A common stock. If all these shares are exchanged, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted average common shares outstanding -- converted. Weighted average common shares outstanding -- converted assumes all of the common membership units in Charter Communications Holding Company totaling 339,096,474 and 24,215,749 preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged for Charter Communications, Inc. Class A common stock. Converted loss per Class A common share assumes no conversion of the convertible senior notes and no exercise of any options.

     NOTE G: Represents historical weighted average shares outstanding for the three months ended March 31, 2001, plus the Class A common stock as described in this prospectus supplement, assuming such shares were outstanding for the entire year.

     NOTE H: EBITDA represents earnings (loss) before interest, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I:   EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE J:   Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges and other expense. Adjusted EBITDA is presented because it is a widely accepted indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE K: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE L: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

     NOTE M:  Basic customers are customers who receive basic cable service.

     NOTE N: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE O: Premium units represent the total number of subscriptions to premium channels.

     NOTE P: Premium penetration represents premium units as a percentage of basic customers.

     NOTE Q: Average monthly revenue per basic customer represents revenues divided by three divided by the number of basic customers at March 31, 2001.

                                                         UNAUDITED PRO FORMA DATA
                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                     ----------------------------------------------------------------

                                           CHARTER              2000                       PENDING
                                     COMMUNICATIONS, INC.   ACQUISITIONS                 ACQUISITIONS
                                           (NOTE A)           (NOTE B)      SUBTOTAL       (NOTE B)
                                     --------------------   ------------    --------     ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues............................     $ 3,249,222          $ 49,752     $ 3,298,974   $   279,705
                                         -----------          --------     -----------   -----------
Operating expenses:
  Operating, general and
    administrative..................       1,651,353            29,312       1,680,665       188,658
  Depreciation and amortization.....       2,473,082            46,845       2,519,927       141,148
  Option compensation expense.......          40,978                --          40,978            --
  Corporate expense charges.........          55,243               707          55,950        12,088
                                         -----------          --------     -----------   -----------
    Total operating expenses........       4,220,656            76,864       4,297,520       341,894
                                         -----------          --------     -----------   -----------
Loss from operations................        (971,434)          (27,112)       (998,546)      (62,189)
Interest expense....................      (1,249,040)          (24,381)     (1,273,421)          (63)
Interest income.....................           7,348               (49)          7,299            (1)
Other expense.......................         (31,729)              (77)        (31,806)         (477)
                                         -----------          --------     -----------   -----------
Loss before minority interest in
  loss of subsidiary................      (2,244,855)          (51,619)     (2,296,474)      (62,730)
Minority interest in loss of
  subsidiary (Note E)...............       1,198,826            26,705       1,225,531        33,636
                                         -----------          --------     -----------   -----------
Net loss............................     $(1,046,029)         $(24,914)    $(1,070,943)  $   (29,094)
                                         ===========          ========     ===========   ===========
Loss per common share, basic and
  diluted (Note F)..................
Weighted-average common shares
  outstanding, basic and diluted
  (Note G)..........................
OTHER FINANCIAL DATA:
EBITDA (Note H).....................     $ 1,469,919          $ 19,656     $ 1,489,575   $    78,482
EBITDA margin (Note I)..............            45.2%             39.5%           45.2%         28.1%
Adjusted EBITDA (Note J)............     $ 1,597,869          $ 20,440     $ 1,618,309   $    91,047
Cash flows from operating
  activities........................       1,131,210            84,112       1,215,322        48,363
Cash flows used in investing
  activities........................      (4,053,968)          (38,924)     (4,092,892)     (154,733)
Cash flows from (used in) financing
  activities........................       2,919,754           (79,321)      2,840,433       107,727
Capital expenditures................       2,825,126            93,951       2,919,077       156,128
Cash interest expense...............
Deficiency of earnings to cover
  fixed charges (Note K)............
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (Note L)...............                                        10,219,300       955,924
Basic customers (Note M)............                                         6,346,200       511,279
Basic penetration (Note N)..........                                              62.1%         53.5%
Premium units (Note O)..............                                         4,936,800       718,288
Premium penetration (Note P)........                                              77.8%        140.5%
Average monthly revenue per basic
  customer (Note Q).................

                                             UNAUDITED PRO FORMA DATA
                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                      --------------------------------------
                                        EQUITY       NOTES
                                       OFFERING     OFFERING
                                      ADJUSTMENT   ADJUSTMENT
                                       (NOTE C)     (NOTE D)       TOTAL
                                      ----------   ----------      -----
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues............................   $    --     $      --    $  3,578,679
                                       -------     ---------    ------------
Operating expenses:
  Operating, general and
    administrative..................        --            --       1,869,323
  Depreciation and amortization.....        --            --       2,661,075
  Option compensation expense.......        --            --          40,978
  Corporate expense charges.........        --            --          68,038
                                       -------     ---------    ------------
    Total operating expenses........        --            --       4,639,414
                                       -------     ---------    ------------
Loss from operations................        --                    (1,060,735)
Interest expense....................        --       (31,750)     (1,305,234)
Interest income.....................        --            --           7,298
Other expense.......................        --            --         (32,283)
                                       -------     ---------    ------------
Loss before minority interest in
  loss of subsidiary................        --       (31,750)     (2,390,954)
Minority interest in loss of
  subsidiary (Note E)...............        --        17,024       1,276,191
                                       -------     ---------    ------------
Net loss............................   $    --     $ (14,726)   $ (1,114,763)
                                       =======     =========    ============
Loss per common share, basic and
  diluted (Note F)..................                            $      (3.81)
                                                                ============
Weighted-average common shares
  outstanding, basic and diluted
  (Note G)..........................                             292,927,130
                                                                ============
OTHER FINANCIAL DATA:
EBITDA (Note H).....................                            $  1,568,057
EBITDA margin (Note I)..............                                    43.8%
Adjusted EBITDA (Note J)............                            $  1,709,356
Cash flows from operating
  activities........................                               1,263,685
Cash flows used in investing
  activities........................                              (4,247,625)
Cash flows from (used in) financing
  activities........................                               2,948,160
Capital expenditures................                               3,075,205
Cash interest expense...............                                 994,343
Deficiency of earnings to cover
  fixed charges (Note K)............                               2,390,954
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (Note L)...............                              11,175,224
Basic customers (Note M)............                               6,857,479
Basic penetration (Note N)..........                                    61.4%
Premium units (Note O)..............                               5,655,088
Premium penetration (Note P)........                                    82.5%
Average monthly revenue per basic
  customer (Note Q).................                                  $43.49

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NOTE A: Pro forma operating results for Charter Communications, Inc. consist of the following (dollars in thousands):

                                                               HISTORICAL
                                                          --------------------
                                                               12/31/2000
                                                                CHARTER            PRO FORMA
                                                          COMMUNICATIONS, INC.    ADJUSTMENTS       TOTAL
                                                          --------------------    -----------    -----------
Revenues................................................      $ 3,249,222          $      --     $ 3,249,222
                                                              -----------          ---------     -----------
Operating expenses:
  Operating, general and administrative.................        1,651,353                 --       1,651,353
  Depreciation and amortization.........................        2,473,082                 --       2,473,082
  Option compensation expense...........................           40,978                 --          40,978
  Corporate expense charges.............................           55,243                 --          55,243
                                                              -----------          ---------     -----------
    Total operating expenses............................        4,220,656                 --       4,220,656
                                                              -----------          ---------     -----------
Loss from operations....................................         (971,434)                --        (971,434)
Interest expense........................................       (1,059,130)          (189,910)(a)  (1,249,040)
Interest income.........................................            7,348                 --           7,348
Other expense...........................................          (31,729)                --         (31,729)
                                                              -----------          ---------     -----------
Loss before minority interest in loss of subsidiary.....       (2,054,945)          (189,910)     (2,244,855)
Minority interest in loss of subsidiary.................        1,226,295            (27,469)(b)   1,198,826
                                                              -----------          ---------     -----------
Net loss................................................      $  (828,650)         $(217,379)    $(1,046,029)
                                                              ===========          =========     ===========

---------------
(a) Represents an increase in interest expense of $48.8 million related to the January 2001 Charter Holdings notes and a decrease in interest expense of $8.2 million related to the Charter Communications, Inc. convertible senior notes. In addition, represents an increase in interest expense of $149.3 million related to the borrowings on the May 2001 Charter Holdings notes and the application to pay the remaining portion of the amounts outstanding under the revolving credit facilities of our subsidiaries. (dollars in millions):

                                                                  INTEREST
                            DESCRIPTION                            EXPENSE
                            -----------                           ---------
    $900.0 million of 10.750% senior notes due 2009.............   $  96.7
    $500.0 million of 11.125% senior notes due 2011.............      55.6
    $675.0 million of 13.500% senior discount notes due 2011....      49.6
    Amortization of debt issuance costs.........................       3.6
                                                                   -------
        Total pro forma interest expense........................     205.5
        Less -- interest expense on debt repaid of $1,704.5
         million at a weighted average interest rate of 9.2%....    (156.7)
                                                                   -------
          Adjustment............................................                 48.8
    $750.0 million of 5.75% convertible senior notes due 2005...      35.9
    Amortization of debt issuance costs.........................       4.9
                                                                   -------
        Total pro forma interest expense........................      40.8
        Less -- interest expense on debt repaid of $675.9
         million at a weighted average rate of 7.2%.............     (49.0)
                                                                   -------
          Adjustment............................................                 (8.2)
    $350 million of 9.625% senior notes due 2009................      33.7
    $575 million of 10.000% senior notes due 2011...............      57.5
    $1,018 million of 11.750% senior discount notes due 2011....      69.6
    Amortization of debt issuance costs.........................       3.6
                                                                   -------
        Total pro forma interest expense........................     164.4
        Less: interest expense on debt repaid of $181.0 million
         at a weighted average rate of 8.3%.....................     (15.1)
                                                                   -------
          Adjustment............................................                149.3
                                                                               ------
             Total interest expense adjustment..................               $189.9
                                                                               ======

(b) Represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 53.6% of the pro forma loss to minority interest.

     NOTE B: Pro forma operating results for our 2000 and pending acquisitions consist of the following (dollars in thousands):

                                                               NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                         -------------------------------------------------
                                                                  2000 ACQUISITIONS -- HISTORICAL
                                                         -------------------------------------------------
                                                         BRESNAN(a)   KALAMAZOO(b)    OTHER(c)     Total
                                                         ----------   ------------    --------    --------
Revenues...............................................   $37,102       $14,151       $ 3,187     $ 54,440
                                                          -------       -------       -------     --------
Operating expenses:
  Operating, general and administrative................    24,925         8,437         2,759       36,121
  Depreciation and amortization........................     8,095         1,640           777       10,512
  Corporate expense charges............................     1,389           318           112        1,819
                                                          -------       -------       -------     --------
    Total operating expenses...........................    34,409        10,395         3,648       48,452
                                                          -------       -------       -------     --------
Income (loss) from operations..........................     2,693         3,756          (461)       5,988
Interest expense.......................................    (9,566)           --        (1,565)     (11,131)
Interest income........................................        44         3,365             2        3,411
Other expense..........................................      (106)         (131)           (1)        (238)
                                                          -------       -------       -------     --------
Income (loss) before income taxes......................   $(6,935)      $ 6,990       $(2,025)    $ (1,970)
                                                          =======       =======       =======     ========

                                                             NINE MONTHS ENDED SEPTEMBER 30, 2000
                                          --------------------------------------------------------------------------
                                                                      2000 ACQUISITIONS
                                          --------------------------------------------------------------------------
                                                                                 PRO FORMA
                                                       -------------------------------------------------------------
                                          HISTORICAL   ACQUISITIONS(d)   DISPOSITIONS(e)   ADJUSTMENTS       TOTAL
                                          ----------   ---------------   ---------------   -----------      --------
Revenues................................   $ 54,440         $556             $(5,244)       $     --        $ 49,752
                                           --------         ----             -------        --------        --------
Operating expenses:
  Operating, general and
    administrative......................     36,121          415              (2,608)         (4,616)(f)      29,312
  Depreciation and amortization.........     10,512          107                (495)         36,721(g)       46,845
  Corporate expense charges.............      1,819           47                (127)         (1,032)(f)         707
                                           --------         ----             -------        --------        --------
         Total operating expenses.......     48,452          569              (3,230)         31,073          76,864
                                           --------         ----             -------        --------        --------
Income (loss) from operations...........      5,988          (13)             (2,014)        (31,073)        (27,112)
Interest expense........................    (11,131)          (8)                 --         (13,242)(h)     (24,381)
Interest income.........................      3,411           --                  --          (3,460)(i)         (49)
Other income (expense)..................       (238)          10                  55              96(j)          (77)
                                           --------         ----             -------        --------        --------
Loss before income taxes and, minority
  interest in loss of subsidiary........     (1,970)         (11)             (1,959)        (47,679)        (51,619)
Income tax benefit......................         --            5                  --              (5)(k)          --
Minority interest in loss of
  subsidiary............................         --           --                  --          26,705(l)       26,705
                                           --------         ----             -------        --------        --------
Net loss................................   $ (1,970)        $ (6)            $(1,959)       $(20,979)       $(24,914)
                                           ========         ====             =======        ========        ========

                                                               YEAR ENDED DECEMBER 31, 2000
                                              ---------------------------------------------------------------
                                                                    PENDING ACQUISITION
                                              ---------------------------------------------------------------
                                                                         PRO FORMA
                                              ---------------------------------------------------------------
                                                   AT&T
                                              TRANSACTIONS(m)    DISPOSITIONS(n)    ADJUSTMENTS       TOTAL
                                              ---------------    ---------------    -----------      --------
Revenues....................................     $316,133           $(36,428)        $     --        $279,705
                                                 --------           --------         --------        --------
Operating expenses:
  Operating, general and administrative.....      208,048            (19,390)              --         188,658
  Depreciation and amortization.............      130,291             (6,848)          17,705(o)      141,148
  Corporate expense charges.................       12,088                 --               --          12,088
                                                 --------           --------         --------        --------
         Total operating expenses...........      350,427            (26,238)          17,705         341,894
                                                 --------           --------         --------        --------
Income (loss) from operations...............      (34,294)           (10,190)         (17,705)        (62,189)
Interest expense............................          (63)                --               --             (63)
Interest income.............................           --                 (1)              --              (1)
Other income (expense)......................         (491)                14               --            (477)
                                                 --------           --------         --------        --------
Loss before income taxes and minority
  interest in loss of subsidiary............      (34,848)           (10,177)         (17,705)        (62,730)
Income tax benefit..........................           78                 --              (78)(k)          --
Minority interest in loss of subsidiary.....           --                 --           33,636(p)       33,636
                                                 --------           --------         --------        --------
Net loss....................................     $(34,770)          $(10,177)        $ 15,853        $(29,094)
                                                 ========           ========         ========        ========

---------------
(a) Represents the results of operations of Bresnan for the period from January 1, 2000 to February 14, 2000, the date of acquisition.

(b) Represents the results of operations of Kalamazoo for the period from January 1, 2000 to September 7, 2000, the date of acquisition.

(c) Represents the historical results of operations of Capital Cable and Farmington for the period from January 1, 2000 through April 1, 2000, the date of these acquisitions, and of Interlake for the period from January 1, 2000 through January 31, 2000, the date of that acquisition.

(d) Represents the historical results of operations for the period from January 1, 2000 through the date of purchase for an acquisition completed by Bresnan. This acquisition was accounted for using the purchase method of accounting. The purchase price was $36.2 million and the transaction closed in January 2000.

(e) Represents the results of operations of a North Dakota cable system sold in December 2000, and the results of operations of an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. This Indiana system was transferred in March 2000. No material gain or loss occurred on the dispositions as these systems were recently acquired and recorded at fair value at that time.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totaling $0.2 million. The remaining adjustment primarily relates to the elimination of severance and divestiture costs of $3.8 million and an adjustment for loss contracts of $0.6 million that were included in operating, general and administrative expense. Also represents the elimination of termination benefits of $1.2 million paid in connection with the Bresnan acquisition included in corporate expense charges.

(g) Represents additional depreciation and amortization as a result of our acquisitions completed in 2000. A large portion of the purchase price was allocated to franchises ($3.0 billion) that are amortized over

     15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                            WEIGHTED AVERAGE   DEPRECIATION/
                                              FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                              ----------    ----------------   -------------
Franchises..................................   $2,982.0            15              $35.4
Cable distribution systems..................      325.7             8               10.3
Land, buildings and improvements............       10.2            10                0.4
Vehicles and equipment......................       16.8             3                1.2
                                                                                   -----
     Total depreciation and amortization....................................        47.3
     Less -- historical depreciation and amortization.......................       (10.6)
                                                                                   -----
          Adjustment........................................................       $36.7
                                                                                   =====

(h) Reflects additional interest expense on borrowings, which were used to finance the 2000 acquisitions as follows (dollars in millions):

                        DESCRIPTION                           INTEREST EXPENSE
                        -----------                           ----------------
$631.2 million of credit facilities at a composite current
  rate of 8.4% -- Bresnan...................................       $  6.6
$361.0 million of January 2000 Charter Holdings notes used
  to refinance Bresnan 8.0% senior notes and 9.25% senior
  discount notes at composite rate of 10.55%................          4.7
Interest expense on additional borrowings used to finance
  other acquisitions at a composite current rate of 8.8%....         13.0
                                                                   ------
     Total pro forma interest expense.......................         24.3
     Less -- historical interest expense from acquired
      companies.............................................        (11.1)
                                                                   ------
       Adjustment...........................................       $ 13.2
                                                                   ======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $7.1 million.

(i) Represents interest income on a historical related party receivable that was retained by the seller.

(j) Represents the elimination of gain (loss) on sale of cable systems whose results of operations have been eliminated in (e) above.

(k) Reflects the elimination of income tax benefit as a result of expected recurring future losses. The losses will not be tax benefited and no net deferred tax assets will be recorded.

(l) Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers.

(m) Represents the results of operations of the systems to be acquired in the pending AT&T transactions for the year ended December 31, 2000.

(n) Represents the results of operations of the Charter systems to be transferred to AT&T in connection with the pending AT&T transactions. No material gain or loss occurred on the dispositions as these systems were recently acquired and recorded at fair value at that time.

(o) Represents additional depreciation and amortization as a result of the pending AT&T transactions. A large portion of the purchase price was allocated to franchises ($1.3 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                            WEIGHTED AVERAGE   DEPRECIATION/
                                              FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                              ----------    ----------------   -------------
Franchises..................................   $1,305.3            15             $  87.0
Cable distribution systems..................      388.3             7                55.5
Buildings and equipment.....................       38.5             7                 5.5
                                                                                  -------
     Total depreciation and amortization....................................        148.0
     Less -- historical depreciation and amortization.......................       (130.3)
                                                                                  -------
          Adjustment........................................................      $  17.7
                                                                                  =======

(p) Represents the allocation of 53.6% of the losses to the minority interest in loss of subsidiary.

     NOTE C:   All net proceeds related to the Class A common stock issuance described in this prospectus supplement were applied to cash and cash equivalents.

     NOTE D:   The offering adjustment of approximately $31.8 million in
additional interest expense consists of the following (dollars in millions):

Notes offered in this prospectus supplement, assuming an
  interest rate of 5.75%....................................  $28.8
Amortization of debt issuance costs.........................    3.0
                                                              -----
     Total proforma interest expense........................  $31.8
                                                              =====

     NOTE E:   Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NOTE F:   Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2000, are exchanged for shares of Charter Communications, Inc. Class A common stock, none of the October and November 2000 convertible senior notes or the notes offered hereby are converted into shares of Charter Communications, Inc. Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for Charter Communications, Inc. Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

                                                              FOR THE YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Converted loss per Class A common share.....................  $      (3.64)
                                                              ============
Weighted average Class A common shares
  outstanding -- converted..................................   656,239,353
                                                              ============

     Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2000, are exchanged for Charter Communications, Inc. Class A common stock. If all these shares are exchanged, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted average common shares outstanding -- converted. Weighted average common shares outstanding -- converted assumes all of the common membership units in Charter Communications Holding Company totaling 339,096,474 and 24,215,749 preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged for Charter Communications, Inc. Class A common stock. Converted loss per Class A common share assumes no conversion of the convertible senior notes and no exercise of any options.

     NOTE G:   Represents historical weighted average shares outstanding for the year ended December 31, 2000, plus the Class A common stock as described in this prospectus supplement, assuming such shares were outstanding for the entire year.

     NOTE H:   EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE J: Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges and other expense. Adjusted EBITDA is presented because it is a widely accepted indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE K:   Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE L:   Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

     NOTE M:  Basic customers are customers who receive basic cable service.

     NOTE N: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE O: Premium units represent the total number of subscriptions to premium channels.

     NOTE P: Premium penetration represents premium units as a percentage of basic customers.

     NOTE Q: Average monthly revenue per basic customer represents revenues divided by twelve divided by the number of basic customers at December 31, 2000.

                                                    UNAUDITED PRO FORMA BALANCE SHEET AS OF MARCH 31, 2001
                                   -----------------------------------------------------------------------------------------
                                                                                         EQUITY       NOTES
                                         CHARTER            PENDING                     OFFERING     OFFERING
                                   COMMUNICATIONS, INC.   ACQUISITIONS                 ADJUSTMENT   ADJUSTMENT
                                         (NOTE A)           (NOTE B)      SUBTOTAL      (NOTE C)     (NOTE D)       TOTAL
                                   --------------------   ------------   -----------   ----------   ----------   -----------
ASSETS
Cash and cash equivalents........      $   853,611         $(830,041)    $    23,570   $ 488,190     $480,000    $   991,760
Accounts receivable, net.........          193,811            10,351         204,162          --           --        204,162
Receivable from related party....            4,592            10,559          15,151          --           --         15,151
Prepaid expenses and other.......           92,656              (303)         92,353          --           --         92,353
                                       -----------         ---------     -----------   ---------     --------    -----------
    Total current assets.........        1,144,670          (809,434)        335,236     488,190      480,000      1,303,426
Property, plant and equipment....        5,500,886           372,064       5,872,950          --           --      5,872,950
Franchises.......................       16,753,694         1,101,122      17,854,816          --           --     17,854,816
Other assets.....................          328,664            51,766         380,430          --       20,000        400,430
                                       -----------         ---------     -----------   ---------     --------    -----------
    Total assets.................      $23,727,914         $ 715,518     $24,443,432   $ 488,190     $500,000    $25,431,622
                                       ===========         =========     ===========   =========     ========    ===========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Accounts payable and accrued
  expenses.......................      $ 1,169,766         $   8,512     $ 1,178,278   $      --     $     --    $ 1,178,278
                                       -----------         ---------     -----------   ---------     --------    -----------
    Total current liabilities....        1,169,766             8,512       1,178,278          --           --      1,178,278
Long-term debt...................       14,576,537           205,716      14,782,253    (205,310)     500,000     15,076,943
Deferred management
  fees -- related party..........           13,751                --          13,751          --           --         13,751
Other long-term liabilities......          331,857              (210)        331,647          --           --        331,647
Minority interest................        4,783,692           119,307       4,902,999     132,151           --      5,035,150
Shareholders' equity.............        2,852,311           382,193       3,234,504     561,349           --      3,795,853
                                       -----------         ---------     -----------   ---------     --------    -----------
    Total liabilities and
      shareholders' equity.......      $23,727,914         $ 715,518     $24,443,432   $ 488,190     $500,000    $25,431,622
                                       ===========         =========     ===========   =========     ========    ===========

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

NOTE A:The pro forma balance sheet for Charter Communications, Inc. consists of the following (dollars in thousands):

                                                                             AS OF MARCH 31, 2001
                                                              ---------------------------------------------------
                                                                         CHARTER COMMUNICATIONS, INC.
                                                              ---------------------------------------------------
                                                                                      PRO FORMA
                                                                   HISTORICAL        ADJUSTMENTS         TOTAL
                                                              --------------------   -----------      -----------
ASSETS
Cash and cash equivalents...................................      $    19,421         $834,190(a)     $   853,611
Accounts receivable, net....................................          193,811               --            193,811
Receivable from related party...............................            4,592               --              4,592
Prepaid expenses and other..................................           92,656               --             92,656
                                                                  -----------         --------        -----------
    Total current assets....................................          310,480          834,190          1,144,670
Property, plant and equipment...............................        5,500,886               --          5,500,886
Franchises..................................................       16,753,694               --         16,753,694
Other assets................................................          293,664           35,000(a)         328,664
                                                                  -----------         --------        -----------
    Total assets............................................      $22,858,724         $869,190        $23,727,914
                                                                  ===========         ========        ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses.......................      $ 1,169,766         $     --        $ 1,169,766
                                                                  -----------         --------        -----------
    Total current liabilities...............................        1,169,766               --          1,169,766
Long-term debt..............................................       13,707,347          869,190(a)      14,576,537
Deferred management fees -- related party...................           13,751               --             13,751
Other long-term liabilities.................................          331,857               --            331,857
Minority interest...........................................        4,783,692               --          4,783,692
Shareholders' equity........................................        2,852,311               --          2,852,311
                                                                  -----------         --------        -----------
    Total liabilities and shareholders' equity..............      $22,858,724         $869,190        $23,727,914
                                                                  ===========         ========        ===========

---------------

(a) Represents the addition to other assets of $35.0 million of underwriting discounts and commissions and estimated expenses incurred in connection with the issuance and sale of the May 2001 Charter Holdings notes and the application of the remaining net proceeds of $834.2 million to cash and cash equivalents for general corporate purposes.

NOTE B: The pro forma balance sheet for our pending acquisitions consists of the following (dollars in thousands):

                                                                AS OF MARCH 31, 2001
                                       ----------------------------------------------------------------------
                                               AT&T
                                         TRANSACTIONS(a)       DISPOSITIONS(b)    ADJUSTMENTS        TOTAL
                                       --------------------    ---------------    -----------     -----------
ASSETS
Cash and cash equivalents............       $    7,951            $  (3,802)      $  (834,190)(c) $  (830,041)
Accounts receivable, net.............           10,767                 (416)               --          10,351
Receivable from related party........               --               10,559                --          10,559
Prepaid expenses and other...........               --                 (303)               --            (303)
                                            ----------            ---------       -----------     -----------
    Total current assets.............           18,718                6,038          (834,190)       (809,434)
Property, plant and equipment........          429,630              (57,566)               --         372,064
Franchises...........................        1,294,742             (204,162)           10,542(d)    1,101,122
Other assets.........................           52,212                 (446)               --          51,766
                                            ----------            ---------       -----------     -----------
    Total assets.....................       $1,795,302            $(256,136)      $  (823,648)    $   715,518
                                            ==========            =========       ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued
  expenses...........................       $   15,438            $  (6,926)      $        --     $     8,512
Payables to manager of cable
  systems -- related party...........          121,296                   --          (121,296)(e)          --
                                            ----------            ---------       -----------     -----------
    Total current liabilities........          136,734               (6,926)         (121,296)          8,512
Long-term debt.......................              406                   --           205,310(f)      205,716
Other long-term liabilities..........               --                 (210)               --            (210)
Minority interest....................               --                   --           119,307(g)      119,307
Shareholders' equity.................        1,658,162             (249,000)       (1,026,969)(h)     382,193
                                            ----------            ---------       -----------     -----------
    Total liabilities and
      shareholders' equity...........       $1,795,302            $(256,136)      $  (823,648)    $   715,518
                                            ==========            =========       ===========     ===========

---------------
(a) Represents the assets and liabilities of the systems to be acquired in the pending AT&T transactions.

(b) Represents the assets and liabilities of the Charter systems to be transferred to AT&T in connection with the pending AT&T transactions.

(c) Represents cash used to purchase the pending AT&T transactions.

(d) Substantial amounts of the purchase price have been allocated to franchises based on estimated fair values. This results in an allocation of purchase price as follows (dollars in thousands):

                                                                 AT&T
                                                              ----------
Working capital.............................................  $    3,280
Property, plant, and equipment..............................     429,630
Franchises..................................................   1,305,284
Other.......................................................      51,806
                                                              ----------
                                                              $1,790,000
                                                              ==========

(e) Represents liabilities retained by the seller.

(f) Represents $205.3 million additional borrowings from the CC VII (Falcon) revolving credit facility to pay the remaining cash portion of the pending AT&T transactions.

(g) Adjusts minority interest to reflect the loss on issuance of equity by Charter Communications Holding Company of $119.3 million (see (h) below).

(h) Represents the following adjustment related to the pending AT&T transactions:

Issuance of Class A common stock............................  $   501,500
Fair value of assets transferred............................      249,000
  Less: Historical equity...................................   (1,658,162)
  Less: Loss on issuance of equity of Charter Communications
    Holding Company.........................................     (119,307)
                                                              -----------
         Adjustment.........................................  $(1,026,969)
                                                              ===========

    We have estimated that 23.9 million shares will be issued. The number of shares to be issued will vary based upon fluctuations in Charter Communications, Inc.'s stock price. A one dollar increase in the stock price of Charter Communications, Inc. would increase minority interest and decrease shareholders' equity by $7.5 million. A one dollar decrease in the stock price would decrease minority interest and increase shareholders' equity by $8.2 million.

NOTE C: Offering adjustments include the issuance and sale by Charter Communications, Inc. of Class A common stock for net proceeds of $1.2 billion, after deducting underwriting discounts and commissions of $55.0 million, the payment of $501.5 million of the purchase price of the pending AT&T transactions in lieu of issuing Class A common stock, the repayment of $205.3 million outstanding under the CC VII (Falcon) revolving credit facilities and to provide $488.2 million of additional cash for general corporate purposes. The increase in minority interest represents a $132.2 million loss arising from the issuance of membership units by Charter Communications Holding Company.

NOTE D: Offering adjustments represent additional long-term debt of $500.0 million resulting from the issuance and sale of the notes offered hereby, the addition to other assets of $20.0 million of underwriting discounts and commissions and estimated expenses, and the application of the remaining net proceeds of $480.0 million to cash and cash equivalents for general corporate purposes.

                       SELECTED HISTORICAL FINANCIAL DATA

     On July 22, 1999, Charter Investment, Inc., a company controlled by Mr. Allen, formed Charter Communications, Inc. with a nominal initial investment. On November 12, 1999, Charter Communications, Inc. sold 195.5 million shares of Class A common stock in an initial public offering and 50,000 shares of high vote Class B common stock to Mr. Allen. The net proceeds from these sales were used to purchase membership units of Charter Communications Holding Company.

     Charter Communications, Inc.'s purchase of 50,000 membership units of Charter Communications Holding Company was accounted for as a reorganization of entities under common control similar to a pooling of interests. Accordingly, beginning December 23, 1998, the date Mr. Allen first controlled Charter Communications Holding Company, the assets and liabilities of Charter Communications Holding Company are reflected in the consolidated financial statements of Charter Communications, Inc. at Mr. Allen's basis. Minority interest is recorded representing that portion of the economic interests in Charter Communications Holding Company not owned by Charter Communications, Inc.

     Consolidated financial statements of Charter Communications, Inc. do not exist for periods prior to December 23, 1998. Instead, for the periods from January 1, 1996 through December 23, 1998, the consolidated financial statements of Charter Communications Properties Holdings, LLC (CCPH), a wholly owned subsidiary of Charter Investment, Inc. and predecessor to Charter
Communications, Inc., are presented.

     The selected historical financial data below for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, are derived from the consolidated financial statements of CCPH, which have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein. The selected historical financial data for the period from December 24, 1998 through December 31, 1998 and the years ended December 31, 1999 and 2000 are derived from the consolidated financial statements of Charter Communications, Inc., which have been audited by Arthur Andersen LLP and are incorporated by reference herein. The selected historical financial data for the period from January 1, 2001 through March 31, 2001 are derived from the unaudited consolidated financial statements of Charter Communications, Inc. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus supplement.

                       SELECTED HISTORICAL FINANCIAL DATA

                                        CHARTER COMMUNICATIONS
                                         PROPERTIES HOLDINGS                        CHARTER COMMUNICATIONS, INC.
                                     ----------------------------   -------------------------------------------------------------
                                        YEAR ENDED                                       YEAR ENDED
                                       DECEMBER 31,       1/1/98     12/24/98           DECEMBER 31,           THREE MONTHS ENDED
                                     -----------------   THROUGH     THROUGH     ---------------------------       MARCH 31,
                                      1996      1997     12/23/98    12/31/98        1999           2000              2001
                                     -------   -------   --------   ----------   ------------   ------------   ------------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Revenues...........................  $14,881   $18,867   $ 49,731   $   13,713   $ 1,428,244    $ 3,249,222       $    873,797
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Operating expenses:
  Operating, general and
    administrative.................    8,123    11,767     25,952        7,134       737,957      1,651,353            472,147
  Depreciation and amortization....    4,593     6,103     16,864        8,318       745,315      2,473,082            695,895
  Option compensation expense......       --        --         --          845        79,979         40,978              6,038
  Management fees/corporate expense
    charges........................      446       566      6,176          473        51,428         55,243             13,721
                                     -------   -------   --------   ----------   -----------    -----------       ------------
    Total operating expenses.......   13,162    18,436     48,992       16,770     1,614,679      4,220,656          1,187,801
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Income (loss) from operations......    1,719       431        739       (3,057)     (186,435)      (971,434)          (314,004)
Interest expense...................   (4,415)   (5,120)   (17,277)      (2,353)     (477,799)    (1,059,130)          (310,832)
Interest income....................       20        41         44          133        34,467          7,348                 92
Other income (expense).............      (47)       25       (728)          --        (8,039)       (31,729)           (59,917)
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Loss before income taxes and
  minority interest................   (2,723)   (4,623)   (17,222)      (5,277)     (637,806)    (2,054,945)          (684,661)
Income tax expense.................       --        --         --           --        (1,030)            --                 --
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Loss before minority interest......   (2,723)   (4,623)   (17,222)      (5,277)     (638,836)    (2,054,945)          (684,661)
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Minority interest in loss of
  subsidiary.......................       --        --         --        5,275       572,607      1,226,295            403,962
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Net loss...........................  $(2,723)  $(4,623)  $(17,222)  $       (2)  $   (66,229)   $  (828,650)      $   (280,699)
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Loss per common share, basic and
  diluted..........................      N/A       N/A        N/A   $    (0.04)  $     (2.22)   $     (3.67)      $      (1.20)
                                     -------   -------   --------   ----------   -----------    -----------       ------------
Weighted-average common shares
  outstanding......................      N/A       N/A        N/A       50,000    29,811,202    225,697,775        233,777,675
                                     -------   -------   --------   ----------   -----------    -----------       ------------
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets.......................  $67,994   $55,811   $281,969   $4,335,527   $18,966,507    $23,043,566       $ 22,858,724
Total debt.........................   59,222    41,500    274,698    2,002,206     8,936,455     13,060,455         13,707,347
Minority interest..................       --        --         --    2,146,549     5,381,331      4,089,329          4,783,692
Redeemable securities..............       --        --         --           --       750,937      1,104,327                 --
Member's equity
  (deficit)/Shareholders' equity...    2,648    (1,975)    (8,397)         830     3,011,079      3,123,204          2,852,311

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for a discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Communications, Inc. as of and for the years ended December 31, 2000 and 1999 and for the period from December 24, 1998 through December 31, 1998 and the audited consolidated financial statements of Charter Communications Properties Holdings, LLC (CCPH) for period from January 1, 1998 to December 23, 1998.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain significant past events. Those events include numerous mergers, acquisitions and debt financing transactions over the last few years and our initial public stock offering in November 1999.

ORGANIZATIONAL HISTORY

     Our organizational structure is very complex and is described in more detail in the "Business" section of this prospectus supplement. Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Holdings effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and in which Charter Investment had an ownership interest. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings which Charter Investment began managing in October 1998.

THE CHARTER COMPANIES

     Prior to the acquisition by Mr. Allen, the Charter companies were as follows:

     (1) CCPH

             CCPH was a wholly owned subsidiary of Charter Investment. The primary subsidiary of CCPH, which owned the cable systems, was Charter Communications Properties, LLC. On May 20, 1998, CCPH acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt. In connection with Mr. Allen's acquisition on December 23, 1998, CCPH was merged out of existence, and Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

             The controlling interests in CCA Group were held by affiliates of Kelso & Co., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Kelso affiliates the interests the Kelso affiliates held in CCA Group. Later, the operating companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

             The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Charterhouse Group affiliates the interests the Charterhouse Group affiliates held in CharterComm Holdings. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition of us on December 23, 1998, some of the non-operating subsidiaries, including CharterComm Holdings, were merged out of existence.

     The acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. Accordingly, our results of operations for periods prior to and including December 23, 1998 include the accounts of CCPH. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated, and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In the initial public offering, substantially all of the equity interests in Charter Communications, Inc. were sold to the public, and less than 1% of its equity interests were sold to Mr. Allen. Charter Communications, Inc. contributed substantially all of the proceeds of its initial public offering to Charter Communications Holding Company, which issued membership units to Charter Communications, Inc. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to Charter Communications, Inc. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III.

THE MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own cable systems. This agreement placed the Marcus cable systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

ACQUISITIONS

     Since January 1, 1999, we completed sixteen acquisitions for an aggregate purchase price of $14.3 billion including aggregate cash payments of $9.1 billion, $3.3 billion of assumed debt and $1.9 billion of equity interests issued. These acquisitions were funded through the issuance of long-term debt, bank borrowings, and internally generated funds. All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.

     The following table sets forth information on our acquisitions in 1999 and 2000.

                                                   PURCHASE PRICE (IN MILLIONS)                           REVENUES SINCE
                                             ----------------------------------------                    ACQUISITION DATE
                               ACQUISITION    CASH    ASSUMED   SECURITIES     TOTAL      ACQUIRED    -----------------------
                                  DATE        PAID     DEBT       ISSUED       PRICE     CUSTOMERS       1999         2000
                               -----------   ------   -------   ----------    -------    ----------   ----------   ----------
                                                                                                          (IN THOUSANDS)
Renaissance..................      4/99      $  348   $  111          --      $   459       134,000   $   42,032   $   70,312
American Cable...............      5/99         240       --          --          240        69,000       24,904       42,151
Greater Media Systems........      6/99         500       --          --          500       176,000       32,313       95,988
Helicon......................      7/99         410      115          25(a)       550       171,000       35,658       89,872
Vista........................      7/99         126       --          --          126        26,000        5,751       14,253
Cable Satellite..............      8/99          22       --          --           22         9,000        1,917        4,750
Rifkin.......................      9/99       1,200      128         133(b)     1,461       463,000       67,514      236,370
InterMedia...................     10/99         873       --          --          873(c)    278,000       54,850      229,489
Fanch........................     11/99       2,400       --          --        2,400       535,600       32,281      266,031
Falcon.......................     11/99       1,250    1,700         550(d)     3,500       977,200       56,051      456,999
Avalon.......................     11/99         558      274          --          832       270,800       13,929      124,068
                                             ------   ------      ------      -------    ----------
    Total -- 1999
      Acquisitions...........                $7,927   $2,328      $  708      $10,963     3,109,600
Interlake....................      1/00          13       --          --           13         6,000           --        1,713
Bresnan......................      2/00       1,100      963       1,015(e)     3,078       695,800           --      297,080(g)
Capital Cable................      4/00          60       --          --           60        23,200           --        7,513
Farmington...................      4/00          15       --          --           15         5,700           --        1,571
Kalamazoo....................      9/00          --       --         171(f)       171        50,700           --        7,360
                                             ------   ------      ------      -------    ----------   ----------   ----------
    Total -- 2000
      Acquisitions...........                $1,188   $  963      $1,186      $ 3,337       781,400
                                             ======   ======      ======      =======    ==========
    Total -- 1999 & 2000
      Acquisitions...........                $9,115   $3,291      $1,894      $14,300     3,891,000   $  367,200   $1,945,520
                                             ======   ======      ======      =======    ==========   ==========   ==========

---------------
(a) Purchase price component represents a preferred limited liability company interest in Charter-Helicon, LLC, an indirect wholly owned subsidiary.

(b) Purchase price component relates to equity in Charter Communications Holding Company.

(c) As part of this transaction, we agreed to "swap" some of our non-strategic cable systems serving customers in Indiana, Montana, Utah & Northern Kentucky. At the closing we retained a cable system located in Indiana for which we were unable to timely obtain necessary regulatory approvals of the system transfer. Such approval was subsequently obtained and the Indiana system assets were transferred in March 2000. This transaction, including the transfer of the retained Indiana system, resulted in a net increase of 273,300 customers.

(d) Purchase price component relates to common membership units in Charter Communications Holding Company issued to certain of the Falcon sellers.

(e) Purchase price component is comprised of $385 million in equity in Charter Communications Holding Company and $630 million of equity in CC VIII.

(f) In connection with this transaction, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of our Class A common stock.

(g) Includes revenues of approximately $0.6 million related to the cable systems acquired by Bresnan since December 31, 1999.

PENDING AT&T TRANSACTIONS

     In February 2001, we entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that will result in a net addition of approximately 509,400 customers for the Charter cable systems. In the pending AT&T transactions, we expect to acquire cable systems from AT&T Broadband serving approximately 571,900 customers in Missouri, Alabama, Nevada and California for a total of $1.79 billion. We anticipate that a portion of the purchase price will consist of Charter cable systems valued at $249.0 million serving approximately 62,500 customers in Florida. Of the balance of the purchase price, up to $501.5 million is expected to be paid in shares of Charter Communications, Inc. Class A common stock and the remainder will be paid in cash. If we complete the Class A common stock offering described in this prospectus supplement, the portion of the purchase price payable in Class A common stock will instead be paid in cash using a portion of the net proceeds of such offering. The pending AT&T transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review.

OVERVIEW OF OPERATIONS

     Approximately 87% of our revenues for the year ended December 31, 2000 are attributable to monthly subscription fees charged to customers for our basic, expanded basic, premium and digital cable television programming services, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service, equipment rental and ancillary services provided by our cable systems. The remaining 13% of revenue is derived from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services and franchise revenues. We have generated increased revenues in each of the past three years, primarily through customer growth from acquisitions, internal customer growth, basic and expanded tier rate increases and revenues from new services and products.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, interest expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in millions, except per share data):

                                                              THREE MONTHS      THREE MONTHS
                                                                 ENDED              ENDED
                                                             MARCH 31, 2001    MARCH 31, 2000
                                                            ----------------   ---------------
                                                             AMOUNT      %     AMOUNT      %
                                                            --------   -----   -------   -----
STATEMENTS OF OPERATIONS:
Revenues..................................................  $  873.8   100.0%  $ 721.6   100.0%
                                                            --------   -----   -------   -----
Operating expenses:
  Operating, general and administrative costs.............     472.2    54.0%    371.8    51.5%
  Depreciation and amortization...........................     695.9    79.6%    546.1    75.7%
  Option compensation expense.............................       6.0     0.7%     15.5     2.2%
  Corporate expenses......................................      13.7     1.6%     12.5     1.7%
                                                            --------   -----   -------   -----
Total operating expenses..................................   1,187.8   135.9%    945.9   131.1%
                                                            --------   -----   -------   -----
Loss from operations......................................    (314.0)  (35.9)%  (224.3)  (31.1)%
Interest expense..........................................    (310.8)  (35.6)%  (230.9)  (32.0)%
Interest income...........................................        --      --       5.4     0.7%
Other income (expense)....................................     (59.9)   (6.9)%     0.2      --
                                                            --------   -----   -------   -----
Loss before minority interest.............................    (684.7)  (78.4)%  (449.6)  (62.4)%
                                                            --------   -----   -------   -----
Minority interest in loss of subsidiary...................     404.0    46.2%    268.9    37.3%
                                                            --------   -----   -------   -----
Net loss..................................................  $ (280.7)  (32.2)% $(180.7)  (25.1)%
                                                            ========   =====   =======   =====
Loss per common share, basic and diluted..................  $  (1.20)          $ (0.81)
                                                            ========           =======

     REVENUES. Revenues increased by $152.2 million, or 21%, from $721.6 million for the three months ended March 31, 2000 to $873.8 million for the three months ended March 31, 2001. System operations acquired after January 1, 2000 accounted for $39.1 million, or 26%, of the increase, while systems acquired before January 1, 2000 accounted for $113.1 million, or 74% of the increase. Revenues by service offering are as follows (dollars in millions):

                                               THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------
                                                 2001                2000
                                           -----------------   -----------------
                                                      % OF                % OF                %
                                           AMOUNT   REVENUES   AMOUNT   REVENUES   CHANGE   CHANGE
                                           ------   --------   ------   --------   ------   ------
Analog video.............................  $649.4      75%     $587.5      82%     $ 61.9       11%
Digital video............................    55.0       6%        9.2       1%       45.8      498%
Cable modem..............................    25.2       3%        9.7       1%       15.5      160%
Advertising sales........................    55.6       6%       33.3       5%       22.3       67%
Other....................................    88.6      10%       81.9      11%        6.7        8%
                                           ------     ---      ------     ---      ------    -----
                                           $873.8     100%     $721.6     100%     $152.2       21%
                                           ======              ======              ======

     Analog video customers increased by 197,800 to 6,349,800 at March 31, 2001 as compared to 6,152,000 at March 31, 2000. Of this increase, approximately 72,700 customer additions were the result of acquisitions. The remaining increase of 125,100 customers relates to internal growth.

     Digital video customers increased by 1,119,000 to 1,343,700 at March 31, 2001 from 224,700 at March 31, 2000. The increase was primarily due to internal growth which continues to increase as we upgrade our systems to provide advanced services to a larger customer base. Increased marketing efforts and strong demand for this service have also contributed to the increase.

     Cable modem customers increased by 220,400, to 343,300 at March 31, 2001 from 122,900 at March 31, 2000. The increase was primarily due to internal growth. Our system upgrades continue to increase our ability to offer high-speed interactive service to a larger customer base. Growth in cable modem services was also the result of strong marketing efforts coupled with increased demand for such services.

     Advertising sales increased $22.3 million, from $33.3 million for the three months ended March 31, 2000 to $55.6 million for the three months ended March 31, 2001. The increase was primarily due to internal growth. As a result of our rebuild efforts, we experienced increased capacity due to expanded channel line-ups.

     OPERATING, GENERAL AND ADMINISTRATIVE COSTS. Operating, general and administrative costs increased by $100.3 million, from $371.8 million for the three months ended March 31, 2000 to $472.1 million for the three months ended March 31, 2001. System operations acquired after January 1, 2000 accounted for $22.6 million, or 23%, of the increase in 2001 while systems acquired before January 1, 2000 accounted for $77.7 million, or 77%. Key components of expense as a percentage of revenues are as follows (dollars in millions):

                                               THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------
                                                 2001                2000
                                           -----------------   -----------------
                                                      % OF                % OF                %
                                           AMOUNT   REVENUES   AMOUNT   REVENUES   CHANGE   CHANGE
                                           ------   --------   ------   --------   ------   ------
General, administrative and service......  $189.5      22%     $168.0      23%     $ 21.5     13%
Analog video programming.................   210.4      24%      164.8      23%       45.6     28%
Digital video............................    20.6       2%        4.2       1%       16.4    390%
Cable modem..............................    17.6       2%        8.8       1%        8.8    100%
Advertising sales........................    15.3       2%       12.3       2%        3.0     24%
Marketing................................    16.6       2%       11.7       2%        4.9     42%
Other....................................     2.1      --         2.0      --         0.1      5%
                                           ------              ------              ------    ---
                                           $472.1              $371.8              $100.3
                                           ======              ======              ======

     The increase in general, administrative and service costs of $21.5 million reflects an increase of $7.2 million, or 33%, related to operations acquired after January 1, 2000. The remaining increase of $14.3 million was due to increased spending on customer care coupled with overall continued growth. Of the $45.6 million increase in analog video programming, approximately $9.4 million, or 21%, related to operations acquired after January 1, 2000. The remaining increase of $36.2 million was due to continued inflationary or negotiated increases, particularly in sports programming, coupled with increased channel capacity. The increase in digital video costs of $16.4 million reflects an increase of $1.8 million related to operations acquired after January 1, 2000. The remaining increase of $14.6 million was due to internal growth of these advanced services. The increase in cable modem costs of $8.8 million reflects an increase of $0.5 million related to operations acquired after January 1, 2000. The remaining increase was due to internal growth. Advertising sales costs increased $3.0 million, of which the majority related to operations acquired after January 1, 2000. Marketing expenses increased $4.9 million to $16.6 million in 2001 related to promotions of advanced product offerings, including digital cable and high-speed Internet service.

     GROSS MARGIN. Gross margin decreased by 2%, from 48% for the three months ended March 31, 2000 to 46% for the three months ended March 31, 2001. Gross margin on analog video decreased by 4.3% from 71.9% for the three months ended March 31, 2000 to 67.6% in 2001 due to continued inflation and negotiated increases in programming. Digital video gross margin increased 8.2% from 54.3% for the three months ended March 31, 2000 to 62.5% in 2001 primarily due to an increased customer base. Cable modem gross margin also increased 20.9% from 9.3% for the three months ended March 31, 2000 to 30.2% in 2001 due to the significant growth in customer base compared to the prior year. Advertising sales gross margin increased 9.5% due to our significant system upgrades, which resulted in expanded channel capacity.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $149.8 million, from $546.1 million for the three months ended March 31, 2000 to $695.9 million for the three months ended March 31, 2001. This increase was due to a full quarter of expense on the fixed assets and franchises related to our 2000 acquisitions and an increase in capital expenditures of $264.6 million to rebuild and upgrade our cable systems compared to first quarter 2000.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $9.5 million, from $15.5 million for the three months ended March 31, 2000 to $6.0 million for the three months ended March 31, 2001. The expense related to option grants at the time of our initial public offering at exercise prices less than the estimated fair value of our stock at the time of grant, resulting in compensation expense being accrued over the vesting period of the options. Expense will continue to be recorded at a decreasing rate until the last vesting period lapses in April 2004.

     CORPORATE EXPENSES. Corporate expenses increased by $1.2 million, from $12.5 million for the three months ended March 31, 2000 to $13.7 million for the three months ended March 31, 2001. The increase was the result of growth from acquisitions and internal growth.

     INTEREST EXPENSE. Interest expense increased by $79.9 million, from $230.9 million for the three months ended March 31, 2000 to $310.8 million for the three months ended March 31, 2001. The increase in interest expense was a result of increased average debt outstanding during the first quarter in 2001 of $13.6 billion compared to $9.9 billion in the first quarter of 2000, coupled with an increase in our average borrowing rate of 0.1% from 8.63% in the first quarter of 2000 to 8.73% in the first quarter of 2001. Our average borrowing rate increased primarily as a result of our issuance of high-yield notes in January 2001 (referred to as the January 2001 Charter Holdings notes). The increased debt primarily relates to capital expenditures.

     INTEREST INCOME. Interest income decreased by $5.3 million, from $5.4 million for the three months ended March 31, 2000 to $0.1 million for the three months ended March 31, 2001. The decrease in interest income was due to lower cash on hand at March 31, 2001 over March 31, 2000 as a result of our continued capital expenditures to upgrade, rebuild, and expand our cable systems, to develop new products and services and to deploy digital converters.

     OTHER INCOME (EXPENSE). Other expense fluctuated by $60.1 million, from $0.2 million of income for the three months ended March 31, 2000 to $59.9 million of expense for the three months ended March 31, 2001. This decrease was due to a cumulative effect of a change in accounting principle of $23.9 million related to our adoption of SFAS No. 133 on January 1, 2001, a current period loss of $21.8 million on interest rate agreements also as a result of adoption of SFAS No. 133 and losses of $12.8 million primarily on investments carried on the equity method.

     MINORITY INTEREST. Minority interest increased by $135.1 million, from $268.9 million for the three months ended March 31, 2000 to $404.0 million for the three months ended March 31, 2001. The minority interest represents the ownership in Charter Holdco by entities other than Charter.

     NET LOSS. Net loss increased by $100.0 million, from $180.7 million for the three months ended March 31, 2000 to $280.7 million for the three months ended March 31, 2001 as a result of the factors described above.

     LOSS PER COMMON SHARE. The loss per common share increased by $0.39, from $0.81 per common share for the three months ended March 31, 2000 to $1.20 per common share for the three months ended March 31, 2001 as a result of the factors described above, partially offset by an increase in weighted average shares outstanding.

FISCAL YEAR COMPARATIVE DATA

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in thousands):

                                     CHARTER
                                  COMMUNICATIONS
                               PROPERTIES HOLDINGS                       CHARTER COMMUNICATIONS, INC.
                               --------------------      ------------------------------------------------------------
                                      PERIOD                  PERIOD
                                 JANUARY 1, 1998         DECEMBER 24, 1998       YEAR ENDED           YEAR ENDED
                                 TO DECEMBER 23,          TO DECEMBER 31,       DECEMBER 31,         DECEMBER 31,
                                       1998                    1998                 1999                 2000
                               --------------------      -----------------   ------------------   -------------------
STATEMENTS OF OPERATIONS:
Revenues.....................   $ 49,731     100.0%      $13,713    100.0%   $1,428,244   100.0%  $ 3,249,222   100.0%
Operating expenses:
  Operating, general and
    administrative costs.....     25,952      52.2%        7,134     52.0%      737,957    51.7%    1,651,353    50.8%
  Depreciation and
    amortization.............     16,864      33.9%        8,318     60.7%      745,315    52.2%    2,473,082    76.1%
  Option compensation
    expense..................         --        --           845      6.2%       79,979     5.6%       40,978     1.3%
  Management fees/corporate
    expense charges..........      6,176      12.4%          473      3.4%       51,428     3.6%       55,243     1.7%
                                --------     -----       -------    -----    ----------   -----   -----------   -----
Total operating expenses.....     48,992      98.5%       16,770    122.3%    1,614,679   113.1%    4,220,656   129.9%
                                --------     -----       -------    -----    ----------   -----   -----------   -----
Income (loss) from
  operations.................        739       1.5%       (3,057)   (22.3)%    (186,435)  (13.1)%    (971,434)  (29.9)%
Interest expense.............    (17,277)    (34.7)%      (2,353)   (17.2)%    (477,799)  (33.5)%  (1,059,130)  (32.6)%
Interest income..............         44        .1%          133      1.0%       34,467     2.4%        7,348      .2%
Loss on equity investments...         --        --            --       --            --      --       (19,262)    (.6)%
Other expense (expense)......       (728)     (1.5)%          --       --        (8,039)   (0.5)%     (12,467)    (.4)%
                                --------     -----       -------    -----    ----------   -----   -----------   -----
Loss before taxes and
  minority interest..........    (17,222)    (34.6)%      (5,277)   (38.5)%    (637,806)  (44.7)%  (2,054,945)  (63.2)%
                                --------     -----       -------    -----    ----------   -----   -----------   -----
Income tax expense...........         --        --            --       --        (1,030)     --            --      --
Minority interest in loss of
  subsidiary.................         --        --         5,275     38.5%      572,607    40.1%    1,226,295    37.7%
                                --------     -----       -------    -----    ----------   -----   -----------   -----
Net loss.....................   $(17,222)    (34.6)%     $    (2)     0.0%   $  (66,229)   (4.6)% $  (828,650)  (25.5)%
                                ========     =====       =======    =====    ==========   =====   ===========   =====

FISCAL 2000 COMPARED TO FISCAL 1999

     REVENUES. Revenues increased by $1,821.0 million, or 127%, from $1,428.2 million in 1999 to $3,249.2 million in 2000. System operations acquired after January 1, 1999 accounted for $1,578.3 million, or 87% of the increase in 2000, while systems acquired before January 1, 1999 accounted for $242.7 million, or 13%. Revenues by service offering are as follows (dollars in thousands):

                                     2000                    1999              2000 OVER 1999
                             ---------------------   ---------------------   -------------------
                                            % OF                    % OF                    %
                              BALANCE     REVENUES    BALANCE     REVENUES     CHANGE     CHANGE
                             ----------   --------   ----------   --------   ----------   ------
Basic......................  $2,249,339      69%     $1,002,954      70%     $1,246,385    124%
Premium....................     226,598       7%        124,788       9%        101,810     82%
Pay-per-view...............      28,590       1%         27,537       2%          1,053      4%
Digital....................      91,115       3%          8,299      .5%         82,816    998%
Data services..............      63,330       2%         10,107      .5%         53,223    527%
Advertising sales..........     220,205       7%         71,997       5%        148,208    206%
Other......................     370,045      11%        182,562      13%        187,483    103%
                             ----------     ---      ----------     ---      ----------
                             $3,249,222     100%     $1,428,244     100%     $1,820,978
                             ==========     ===      ==========     ===      ==========

     In 2000 we added 898,300 basic customers from 5,452,600 to 6,350,900, of which approximately 741,100 was a result of acquisitions. The remaining 157,200 relates to internal growth, which is an increase of approximately 2.5% compared to the prior year on a pro forma basis.

     Premium units increased by 2,094,700, from 2,844,400 to 4,939,100, of which approximately 300,100 was a result of acquisitions. The remaining increase of 1,794,600 is the result of aggressive marketing and pricing of premium products related to upgrades.

     In 2000 we added 943,300 digital customers, from 126,200 to 1,069,500 in 2000. Of the total increase, approximately 29,200 was the result of acquisitions and 914,100 was the result of internal growth or upgrades. The pace of growth increased throughout the year as we upgraded our systems. We surpassed our expectations throughout the year, with an average of 17,500 digital installations per week during 2000 which increased to 40,000 digital installations per week in December 2000. Growth was a result of intense marketing efforts and strong demand for this service.

     Data customers increased by 180,400, from 72,000 to 252,400 of which 12,400 was the result of acquisitions and 168,000 was the result of internal growth. Our system upgrades facilitated interactive capability necessary to offer high-speed interactive service. Growth in data services was also the result of strong marketing efforts coupled with increased demand for such services.

     Advertising revenues increased $148.2 million, from $72.0 million in 1999 to $220.2 million in 2000, of which approximately $101.8 million was the result of operations acquired after January 1, 1999. In addition, as a result of our rebuild efforts, we experienced increased capacity due to expanded channel line-ups and thus, increased advertising. The significant level of political campaign advertising in 2000 also contributed to increased advertising revenues.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $913.4 million from $738.0 million in 1999 to $1,651.4 million in 2000. System operations acquired after January 1, 1999 accounted for $813.8 million, or 89%, of the increase in 2000 while systems acquired before January 1, 1999 accounted for $99.6 million, or 11% of the increase. Key expense components as a percentage of revenues are as follows (dollars in thousands):

                                        2000                   1999            2000 OVER 1999
                                ---------------------   -------------------   -----------------
                                               % OF                  % OF                  %
                                 BALANCE     REVENUES   BALANCE    REVENUES    CHANGE    CHANGE
                                ----------   --------   --------   --------   --------   ------
Programming...................  $  736,043      23%     $330,754      23%     $405,289    123%
General and Administrative....     543,865      17%      237,480      17%      306,385    129%
Service.......................     192,603       6%       99,486       7%       93,117     94%
Marketing.....................      63,789       2%       23,447       2%       40,342    172%
Advertising sales.............      56,499       2%       31,281       2%       25,218     81%
Other.........................      58,554       2%       15,509       1%       43,045    278%
                                ----------              --------              --------
                                $1,651,353              $737,957              $913,396
                                ==========              ========              ========

     Of the $405.3 million increase in programming, approximately $355.7 million or 88%, relates to operations acquired after January 1, 1999. The remaining $49.6 million increase is due to continued inflationary or negotiated increases, particularly in sports programming, coupled with increased channel capacity. The increase in general and administrative costs of $306.4 million reflects an increase of $275.0 million or 90%, related to operations acquired after January 1, 1999. The remaining increase of $31.4 million is due to increases in corporate and regional resources to support our growth. Service expenses increased $93.1 million of which $87.0 million or 93%, relates to operations acquired after January 1, 1999 and $6.1 million or 7% is a result of internal growth. Marketing expenses increased $40.3 million to $63.8 million in 2000, of which approximately $20.1 million or 50% relates to operations acquired after January 1, 1999. The remaining increase of $20.2 million relates to promotions of advanced product offerings, including Charter Digital Cable and TV-based high-speed Internet service. Advertising expenses increased $25.2 million, of which the majority relates to operations acquired after January 1, 1999. Other operating expenses increased by $43.0 million from $15.5 million in 1999 to $58.6 million in 2000, of which the majority relates to operations acquired after January 1, 1999.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $3.8 million, from $51.4 million in 1999 to $55.2 million in 2000. The increase was primarily a result of continued growth from acquisitions.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1,727.8 million from $745.3 million in 1999 to $2,473.1 million in 2000. This increase was due to a full year of expense on the fixed assets and franchises of our 1999 acquisitions, a partial year of expense on 2000 acquisitions and capital expenditures of $2.8 billion to rebuild and upgrade our cable systems in 2000. Related to the rebuild and upgrade of our plant, the useful lives of certain depreciable assets were shortened. As a result, an additional $508.5 million of depreciation expense was recorded during 2000. These increases were partially offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $39.0 million from $80.0 million in 1999 to $41.0 million in 2000. The expense relates to option grants at the time of our initial public offering at prices less than the estimated fair market value of our stock resulting in compensation expense to be accrued over the vesting period of the options.

     INTEREST EXPENSE. Interest expense increased by $581.3 million from $477.8 million in 1999 to $1,059.1 million in 2000. The increase in interest expense was a result of increased average debt outstanding in 2000 of $12,281.2 million compared to $7,108.5 million in 1999, coupled with an increase in our average borrowing rate of .66%, from 8.36% in 1999 to 9.02% in 2000. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income decreased by $27.1 million from $34.5 million in 1999 to $7.3 million in 2000. The decrease in interest income was a result of lower cash on hand in 2000 due to required credit facility draw downs in 1999 which were not required in 2000.

     LOSS ON EQUITY INVESTMENTS. The loss in 2000 was primarily due to losses of $7.5 million on investments carried under the equity method of accounting and other than temporary losses of $11.8 million on investments carried under the cost method.

     MINORITY INTEREST IN LOSS OF SUBSIDIARY. Minority interest represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NET LOSS. Net loss increased by $762.5 million, from $66.2 million in 1999 to $828.7 million in 2000 as a result of the combination of factors discussed above.

FISCAL 1999 COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

     REVENUES. Revenues increased by $1,378.5 million, from $49.7 million for the period from January 1, 1998 through December 23, 1998 to $1,428.2 million in 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional revenues from these entities included for the year ended December 31, 1999 were $618.8 million, $386.7 million and $350.1 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE COSTS. Operating, general and administrative costs increased by $712.0 million, from $26.0 million for the period from January 1, 1998 through December 23, 1998 to $738.0 million in 1999. This increase was due primarily to the acquisition of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional operating, general and administrative expenses from these entities included for the year ended December 31, 1999 were $338.5 million, $209.3 million and $158.8 million, respectively.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $728.5 million, from $16.9 million, for the period from January 1, 1998 through December 23, 1998 to $745.3 million in 1999. There was a significant increase in amortization expense resulting from the acquisitions of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional depreciation and amortization expense from these entities included for the year ended December 31, 1999 were $346.3 million, $203.5 million and $195.1 million, respectively. The increases were offset by the elimination of depreciation and amortization expense related to disposition of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense in 1999 was $80.0 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options on the date of grant were less than the estimated fair values of the underlying membership units, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $45.3 million, from $6.2 million, for the period from January 1, 1998 through December 23, 1998 to $51.4 million in 1999. The increase in 1998 compared to 1999 was the result of the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     INTEREST INCOME. Interest income increased by $34.4 million, from $0.04 million for the period from January 1, 1998 through December 23, 1998 to $34.5 million in 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities drawdowns, the initial public offering and the sale of the March 1999 Charter Holdings notes.

     INTEREST EXPENSE. Interest expense increased by $460.5 million, from $17.3 million for the period from January 1, 1998 through December 23, 1998 to $477.8 million in 1999. This increase resulted primarily from interest on the notes and credit facilities used to finance the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     MINORITY INTEREST. Minority interest is $5.3 million for the period from December 24, 1998 through December 31, 1998 and $572.6 million for the year ended December 31, 1999. The minority interest represents the ownership in Charter Communications Holding Company by entities other than Charter Communications, Inc. For financial reporting purposes, 50,000 of the membership units Charter Communications Holding Company previously issued to companies controlled by Mr. Allen are considered held by Charter Communications, Inc. since December 24, 1998.

     NET LOSS. Net loss increased by $47.0 million, from $17.2 million for the period from January 1, 1998 through December 23, 1998 to $66.2 million in 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings and Marcus Holdings was not sufficient to offset the operating expenses associated with the acquired systems.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, borrowings under our credit facilities and debt and equity transactions. Our cash flows from operating activities were $1.1 billion, $479.9 million and $22.6 million in 2000, 1999 and 1998, respectively. As of March 31, 2001, we had availability of $2.2 billion under our bank credit facilities. In recent years, we have incurred significant debt to fund our capital expenditures and growth through acquisition. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. We may incur substantial additional debt in the future. Our credit facilities and other debt instruments contain various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See "-- Certain Trends and Uncertainties -- Restrictive Covenants" for further information.

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system maintenance, the development of new products and services, and set-top terminals.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access, video-on-demand, telephony and interactive services.

     We made capital expenditures, excluding acquisitions of cable systems, of $2.83 billion and $741.5 million for the years ended December 31, 2000 and 1999, respectively. The majority of these capital expenditures in 2000 relate to our accelerated rebuild and upgrade program and purchases of converters and were funded from cash flows from operations and borrowings under credit facilities. We made capital expenditures, excluding acquisitions of cable systems, of $524.5 million and $259.9 million for the three months ended March 31, 2001 and 2000, respectively.

     Excluding the pending AT&T transactions, for 2001, 2002 and 2003, we expect to spend a total of approximately $2.9 billion, $1.8 billion and $1.0 billion, respectively, to upgrade and rebuild our systems in order to offer advanced services to our customers. In addition, we anticipate rebuild costs associated with the AT&T systems we expect to acquire to total approximately $350.0 million. In 2001, our capital expenditures will include extensions of systems, development of new products and services, purchases of converters, system improvements and the build-out of six new advanced customer call centers in 2001. The amount that we spend on these types of capital expenditures will depend on the level of our growth in digital cable customers and in the delivery of other advanced services. If we borrow the full amount available under the amended Charter Holdings 2001 senior bridge loan facility or if we receive approximately $1 billion of net proceeds from the offerings described in this prospectus supplement (exclusive of $501.5 million of net proceeds from the Class A common stock offering that we expect to use for payment to AT&T), we will have sufficient capital to satisfy our previously projected funding shortfall of $300.0 million to $500.0 million. See "Description of

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

Certain Indebtedness -- Committed Bridge Facility." If there is accelerated growth in digital cable customers or in the delivery of other advanced services however, we may need additional capital.

     We cannot be sure that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, expansion and maintenance and to roll out advanced services or that we will be able to acquire necessary plant and equipment from vendors to complete our upgrade and rebuild on schedule. If we are not able to obtain financing sufficient to fund our planned upgrades and other capital expenditures, it could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations. See "-- Certain Trends and Uncertainties" for further information.

RECENT INVESTING ACTIVITIES

     HIGH SPEED ACCESS CORP. In December 2000, Vulcan Ventures, Inc., an entity controlled by Mr. Allen, and Charter Communications Ventures, LLC invested $38.0 million and $37.0 million, respectively, in exchange for 38,000 shares and 37,000 shares, respectively, of senior convertible preferred stock of High Speed Access. The preferred stock has a liquidation preference of $1,000 per share, in general, shares in dividends on High Speed Access common stock on an "as converted to common stock" basis and is convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Vulcan Ventures and Charter Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction.

FINANCING ACTIVITIES

     As of March 31, 2001, our total debt was approximately $13.7 billion. Actual debt outstanding at March 31, 2001 and pro forma for the issuance of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions is summarized below (dollars in thousands):

                                                              ACTUAL        PRO FORMA
                                                            BALANCE AT     BALANCE AT
                                                             MARCH 31,      MARCH 31,
                                                               2001           2001
                                                            -----------    -----------
LONG-TERM DEBT
Charter Communications, Inc:
  5.75% convertible senior notes..........................  $   750,000    $   750,000
Charter Holdings:
  9.625% senior notes due 2009............................           --        350,000
  10.000% senior notes due 2011...........................           --        575,000
  11.750% senior discount notes due 2011..................           --      1,018,000
  8.250% senior notes due 2007............................      600,000        600,000
  8.625% senior discount notes due 2009...................    1,500,000      1,500,000
  9.920% senior notes due 2011............................    1,475,000      1,475,000
  10.00% senior notes due 2009............................      675,000        675,000
  10.25% senior notes due 2010............................      325,000        325,000
  11.75% senior discount notes due 2010...................      532,000        532,000
  10.750% senior notes due 2009...........................      900,000        900,000
  11.125% senior notes due 2011...........................      500,000        500,000
  13.500% senior discount notes due 2011..................      675,000        675,000
Renaissance:
  10.00% senior discount notes due 2008...................      114,413        114,413
CC V Holdings--Avalon:
  11.875% senior discount notes due 2006..................      179,750        179,750
Other long-term debt......................................        1,416          1,416

                                                              ACTUAL        PRO FORMA
                                                            BALANCE AT     BALANCE AT
                                                             MARCH 31,      MARCH 31,
                                                               2001           2001
                                                            -----------    -----------
CREDIT FACILITIES
Charter Operating.........................................    3,815,000      3,450,000
CC VI -- Fanch............................................      901,000        850,000
CC VII -- Falcon..........................................      698,750        694,060
CC VIII -- Bresnan........................................    1,005,000      1,000,000
                                                            -----------    -----------
                                                             14,647,329     16,164,639
Unamortized discount......................................     (939,982)    (1,382,386)
                                                            -----------    -----------
                                                            $13,707,347    $14,782,253
                                                            ===========    ===========

     CHARTER 2000 CONVERTIBLE NOTES. In October and November 2000, we issued $750.0 million 5.75% convertible senior notes maturing on October 15, 2005 for net proceeds of $727.5 million.

     The 2000 convertible senior notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share, subject to certain adjustments. These notes are redeemable at our option at amounts decreasing from 102.3% to 100% of the principal amount plus accrued and unpaid interest beginning after October 15, 2003, to the date of redemption. Interest is payable semiannually on April 15 and October 15, beginning April 15, 2001, until maturity.

     The 2000 convertible notes rank equally with all future unsubordinated and unsecured indebtedness of Charter Communications, Inc., but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Upon a change of control, subject to certain conditions and restrictions, we may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

     MARCH 1999 CHARTER HOLDINGS NOTES. In March 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     As of March 31, 2001, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was $1.1 billion.

     JANUARY 2000 CHARTER HOLDINGS NOTES. In January 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.00% senior notes due 2009, $325.0 million in aggregate principal amount of 10.25% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.75% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures.

     As of March 31, 2001, $1.0 billion of the January 2000 Charter Holdings 10.00% and 10.25% senior notes were outstanding, and the accreted value of the 11.75% senior discount notes was approximately $345.3 million.

     JANUARY 2001 CHARTER HOLDINGS NOTES. In January 2001, Charter Holdings and Charter Capital issued $1.75 billion principal amount of senior notes. The January 2001 Charter Holdings notes consisted of $900.0 million in aggregate principal amount of 10.750% senior notes due 2009, $500.0 million in aggregate principal amount of 11.125% senior notes due 2011, and $675.0 million in aggregate principal amount at maturity of

13.500% senior discount notes due 2011. The net proceeds of approximately $1.72 billion were used to repay all remaining amounts then outstanding under the Charter Holdings senior bridge loan facility and the Fanch CC VI (Fanch)revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII (Falcon) revolving credit facilities and for general corporate purposes.

     As of March 31, 2001, $1.4 billion of the January 2001 Charter Holdings 10.750% and 11.125% senior notes were outstanding, and the accreted value of the 13.500% senior discount notes was approximately $361.3 million.

     MAY 2001 CHARTER HOLDINGS NOTES. On May 15, 2001, Charter Holdings and Charter Capital issued 9.625% senior notes due 2009 in the aggregate principal amount of $350.0 million, 10.000% senior notes due 2011 in the aggregate principal amount of $575.0 million and 11.750% senior discount notes due 2011 in the aggregate principal amount at maturity of $1.018 billion in Rule 144A and Regulation S private placements. A portion of the net proceeds were used to repay amounts outstanding under the revolving credit facilities of our subsidiaries. The remainder of the net proceeds are intended to be used to pay the cash portion of the pending AT&T transactions and for general corporate purposes, including capital expenditures. Pending such use of the net proceeds, Charter Holdings expects to invest such amount temporarily in short-term marketable securities. See "Description of Certain Indebtedness -- Existing Public Debt."

     CHARTER OPERATING CREDIT FACILITIES. The Charter Operating credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures in September 2007 (Term A), and the other with a principal amount of $2.45 billion that matures in March 2008 (Term B). The Charter Operating credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date in September 2007 and, at the option of the lenders, supplemental credit facilities in the amount of $400.0 million available until March 18, 2002. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.39% to 9.27% as of December 31, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility.

     As of March 31, 2001, outstanding borrowings were approximately $3.8 billion, and the unused availability was $885.0 million. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $3.5 billion and the unused availability would have been approximately $1.2 billion.

     RENAISSANCE NOTES. In connection with the acquisition of Renaissance in April 1999, we assumed $163.2 million principal amount at maturity of 10% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

     In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of March 31, 2001, the accreted value of the Renaissance notes that remained outstanding was approximately $96.7 million.

     FALCON DEBENTURES. We acquired Falcon in November 1999 and assumed Falcon's outstanding $375.0 million in principal amount of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010 with an accreted value of approximately $319.1 million as of the acquisition date.

     In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% senior debentures with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% senior discount debentures with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     CC VII (FALCON) CREDIT FACILITIES. In connection with the Falcon acquisition, the previous Falcon credit facilities were amended to provide for two term facilities, one with a principal amount of $196.0 million that matures June 2007 (Term B), and the other with the principal amount of $294.0 million that matures

December 2007 (Term C). The CC VII (Falcon) credit facilities also provide for a $646.0 million revolving credit facility with a maturity date in December 2006 and, at the option of the lenders, supplemental credit facilities in the amount of up to $700.0 million with a maturity date in December 2007. Amounts under the CC VII (Falcon) credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (8.14% to 9.50% as of December 31, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance.

     As of March 31, 2001, outstanding borrowings were approximately $699.0 million and unused availability was approximately $547.0 million. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $694.0 billion and the unused availability would have been approximately $552.0 billion.

     CC V (AVALON) CREDIT FACILITIES. In December 2000, two of our subsidiaries, Bresnan and Avalon, were merged. Upon completion of the Bresnan/Avalon Combination, all amounts outstanding under the Avalon credit facilities were repaid and the Avalon credit facilities were terminated. The Bresnan credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million.

     AVALON NOTES. In connection with the acquisition of Avalon in November 1999, we assumed Avalon's outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the Avalon 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of March 31, 2001, Avalon 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $135.2 million.

     At the same time, through change of control offers and purchases in the open market, we repurchased all of the $150.0 million aggregate principal amount of the Avalon 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with the proceeds from the sale of the January 2000 Charter Holdings notes.

     CC VI (FANCH) CREDIT FACILITIES. The Fanch credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The CC VI (Fanch) credit facilities also provide for a $350.0 million revolving credit facility with a maturity date in May 2008 and, at the option of the lenders, supplemental credit facilities in the amount of $300.0 million available until December 31, 2004. Amounts under the CC VI (Fanch) credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% (8.15% to 9.55% as of December 31, 2000). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price.

     As of March 31, 2001, outstanding borrowings were approximately $901.0 million and unused availability was approximately $299.0 million. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $850.0 million and the unused availability would have been approximately $350.0 million. However, debt covenants limit the amount that can be borrowed to $122.3 million at March 31, 2001.

     BRESNAN NOTES. We acquired Bresnan in February 2000 and assumed Bresnan's outstanding $170.0 million in principal amount of 8% senior notes due 2009 and $275.0 million in principal amount at maturity of 9.25% senior discount notes due 2009 with an accreted value of $192.2 million. In March 2000, we repurchased all of the outstanding Bresnan notes at purchase prices of 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million, using proceeds from the sale of the January 2000 Charter Holdings notes.

     CC VIII (BRESNAN) CREDIT FACILITIES. Upon the completion of the Bresnan/Avalon combination in January 2001, the Bresnan credit facilities were amended and restated to, among other things, increase borrowing availability by $555.0 million. As amended, the CC VIII (Bresnan) credit facilities provide for borrowings of up to $1.45 billion. The CC VIII (Bresnan) credit facilities provide for two term facilities, one with a principal amount of $500.0 million (Term A), and the other with a principal amount of $500.0 million (Term B). The CC VIII (Bresnan) credit facilities also provide for a $450.0 million revolving credit facility with a maturity date in June 2007 and, at the option of lenders, supplemental facilities in the amount of $500.0 million. Amounts under the CC VIII (Bresnan) credit facilities bear interest at the Base Rate or the Eurodollar Rate, as defined, plus a margin of up to 2.75%. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of Term A and the revolving credit facility. At the closing of the Bresnan acquisition, we borrowed approximately $599.9 million to replace the borrowings outstanding under the previous credit facilities and an additional $30.0 million to fund a portion of the Bresnan purchase price.

     As of March 31, 2001, outstanding borrowings were approximately $1.0 billion and unused availability was approximately $445.0 million. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $1.0 billion and the unused availability would have been approximately $450.0 million.

     CHARTER HOLDINGS 2000 SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Charter Holdings and Charter Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the CC VII (Falcon) revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds from the sale of our 2001 convertible senior notes were contributed as equity to Charter Holdings. Charter Holdings used all of the net proceeds therefrom to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. As of January 5, 2001, the remaining balance of $272.5 million on the senior bridge loan facility was paid down with the proceeds from the sale of the Charter Holdings January 2001 notes.

     CHARTER HOLDINGS 2001 SENIOR BRIDGE LOAN COMMITMENT. Charter Holdings and Charter Capital entered into a commitment letter with affiliates of the underwriters to provide senior increasing rate bridge loans of up to $2 billion for capital expenditures, general corporate purposes, and to fund the cash portion of the pending AT&T transactions. If any of the pending AT&T transactions are not completed, the commitment will be reduced by the amount of the commitment allocated to such portion of the transaction, up to $1.0 billion. On May 10, 2001, Charter Holdings, Charter Capital and the prospective lenders under the committed facility amended the commitment letter. Giving effect to this amendment, the current availability under the committed facility is approximately $1 billion. Pursuant to commitment reduction provisions of the committed facility, the aggregate commitments of the prospective lenders will be reduced by the net proceeds received by Charter Communications, Inc. from the offering of the Class A common stock described in this prospectus supplement (except for $501.5 million of the net proceeds that we expect to use to pay a portion of the purchase price of the pending AT&T transactions) and the net proceeds received by Charter Communications, Inc. from the offering of the notes described in this prospectus supplement.

     The bridge loans would bear interest initially at a rate equal to either the bid-side yield of the 11.125% senior notes, less 25 basis points. The rate would increase by 125 basis points at the end of the first 90 days after funding, and 50 basis points for each 90-day period after the first 90 days.

     The commitments expire on December 31, 2001. The bridge loans would mature one year from the date of first funding, but if not repaid in full by such date will automatically convert into senior term loans that would be due nine years after such conversion. Interest on the senior term loans would initially be the rate then in effect for the bridge loans, plus 50 basis points, and would increase by 50 basis points after every 90-day period after such conversion.

     Following any conversion of the bridge loans into senior term loans, the lenders would have the right to request that their notes be exchanged for notes that would be issued under an indenture with covenants and events of default similar to those in the 11.125% senior notes, but redeemable at the option of Charter Holdings until the fifth anniversary of the first funding of the bridge loan. After the fifth anniversary, the notes would be redeemable at a premium initially of one-half of the coupon on the note, declining ratably annually to zero on the date that is two years prior to the maturity date. The bridge loan agreement would require that the borrowers file a shelf registration statement with respect to the exchange notes and use commercially reasonable efforts to have the statement become effective and available to allow for unrestricted resales of the exchange notes. The exchange notes would bear interest at the higher of the rate of interest applicable to the senior term loans and the bid-side yield of the 11.125% senior notes.

     Interest on the bridge loans, senior term loans or exchange notes would not be lower than 9% and may not exceed 15% annually. See "Description of Certain Indebtedness."

     The prospective lenders' commitments to us are subject to a number of conditions. We cannot assure you that such conditions will be met. If these conditions are not met, these funds will not be available to us and we will need to obtain alternative financing to fund our anticipated capital expenditures and meet our other obligations. See "Risk Factors--Our Business--The prospective lenders' commitments to lend to us under the Charter Holdings 2001 senior bridge loan facility are subject to a number of conditions."

OUTLOOK

     We believe we are uniquely positioned in the forefront of our industry going into 2001. In 2001, we will continue to aggressively roll out our advanced services, focusing on digital cable and high speed data. We expect to complete the pending AT&T transactions in the second and/or third quarters of 2001. The effect of these transactions is not included in this Outlook discussion.

     With "same store" systems running smoothly and major 1999 and 2000 acquisitions successfully integrated, we expect 2001 revenue growth of 14% to 16% and operating cash flow growth after corporate overhead expense of 12% to 14%. Basic customer growth is expected to exceed 2% in 2001, consistent with 2000 growth. Digital revenues are expected to increase dramatically from 1.07 million customers at December 31, 2000 to 2 million customers by the end of 2001. In addition, we expect VOD to be available to approximately 2.2 million homes passed by the end of the year. Telephony initiatives will continue to be tested and developed during 2001 with targeted market entry in 2002 or 2003. Furthermore, we will continue our focus on interactive TV, with trials currently in process and expected launches in several markets beginning in 2001. Our advanced technology team is working on DVR capability in advanced digital set-top terminals and wireless home networking. Set-top terminals with built-in DVR functionality should be available to our digital customers in 2001.

     Operating expenses are expected to increase 18% to 19% in 2001, driven primarily by increased digital and data sales, as well as higher programming and general and administrative costs. Programming costs are expected to increase approximately 25%. The year over year increase on a per channel basis is approximately 12% to 13%. Sports programming is the largest portion of the expected increase. The remainder of the increase is due to digital and basic customer growth, new channel launches and higher premium rates. The primary drivers for increased general and administrative costs are higher property taxes of approximately $22 million, resulting from the network upgrades and approximately $11 million of expenses associated with new customer call centers.

     We will continue to evaluate strategic acquisitions and "swaps" of cable systems in order to enlarge the coverage of our current areas of operations. This approach will allow us to generate higher growth in revenues and operating cash flow.

     Customer care will remain a priority at Charter. We plan to build six new customer contact centers in 2001 with capital expenditures of $66 million in 2001. These new centers will serve our customer base with state-of-the-art technology to further improve customer satisfaction. Eventually, each of our twelve regions will have its own customer contact center.

     We will continue our system rebuilds and upgrades so that our customers have access to the latest advanced service technology. We will aggressively evaluate funding opportunities, including bank, equity or high-yield financing, to meet the needs of our future growth plans, including future strategic acquisitions.

     Achieving the anticipated growth and increases specified in this Outlook section is subject to many factors, some of which are outside our control. Among those factors are those specified in "-- Certain Trends and Uncertainties" and in "Risk Factors." We refer you to these sections, as well as to "Forward-Looking Statements."

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties, in addition to those discussed elsewhere in this prospectus supplement, that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, our total debt was approximately $14.8 billion. We may incur significant additional debt in the future, including borrowings under the Charter Holdings 2001 senior bridge loan facility, to fund future acquisitions and the expansion, maintenance and upgrade of our cable systems.

     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing at acceptable rates or in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. At March 31, 2001, approximately 47% of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. At March 31, 2001, our weighted-average rate on outstanding bank commitments is approximately 7.43% and approximately 9.55% on high-yield debt, resulting in a blended weighted-average rate of 8.58%. See "-- Interest Rate Risk."

     RESTRICTIVE COVENANTS. Our credit facilities and the indentures governing our outstanding debt contain a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under our credit facilities or the indentures governing our outstanding debt may adversely affect our growth, our financial condition, and our results of operations and the ability to repay amounts due under our publicly held debt.

     NEW SERVICES AND PRODUCTS GROWTH STRATEGY. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services. We cannot be assured that we will be able to offer new advanced services successfully to our customers or that those new advanced services will generate revenues. The amount of our capital expenditures and related roll-out of advanced services may be limited by the availability of certain equipment (in particular, digital set-top terminals and cable modems) due to production capacity constraints of certain vendors and/or materials shortages. We continue to work with our primary vendors to address such problems and have been assured that we will have an adequate supply to meet our demand. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. We have experienced rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. No significant severance cost was incurred in conjunction with acquisitions in 1999 and 2000. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. Effective March 31, 1999, the scope of rate regulation was reduced so that it continues to impact only the lowest level of basic cable service and associated equipment. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission
(FCC) were to require cable systems to carry both the analog and digital versions of local broadcast signals. The FCC is currently conducting a proceeding in which it is considering this channel usage possibility, although it recently issued a tentative decision against such dual carriage.

     There is also uncertainty whether local franchising authorities, state regulators, the FCC, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services. Recently, two federal district courts in Virginia and a federal circuit court in California struck down as unlawful open-access requirements imposed by three different franchising authorities. The federal circuit court ruling reversed an earlier district court decision that had upheld an open-access requirement. In response, the FCC has initiated a new proceeding to categorize cable-delivered Internet service and perhaps establish an appropriate regulatory scheme. Company-specific open access requirements were imposed on Time Warner cable systems in connection with the AOL merger.

     Although cable system attachments to public utility poles historically have been regulated at the federal or state level, the provision of non-traditional cable services, like the provision of Internet access, may endanger that regulatory protection. The 11th Circuit Court of Appeals recently ruled such services left cable attachments ineligible for regulatory protection, and certain utilities already have proposed vastly higher pole attachment rates. The 11th Circuit decision is now scheduled to be reviewed by the United States Supreme Court.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     Our participation in interest rate hedging transactions involves instruments that have a close correlation with our debt, thereby managing our risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

     At March 31, 2001, we had outstanding $1.9 billion, $15.0 million and $520 million in notional amounts of interest rate swaps, caps and collars, respectively.

     The notional amounts of interest rate instruments are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the three months ended March 31, 2001 and 2000, was not significant.

     The fair value of fixed-rate debt at December 31, 2000, was $5.5 billion. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximates the carrying value of $6.4 billion at March 31, 2001, since this debt bears interest at current market rates.

                                    BUSINESS

OVERVIEW

     We are the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services to approximately
6.4 million customers in 40 states. All of our systems offer traditional analog cable television. We also offer digital television, along with an array of advanced products and services such as high-speed Internet access, interactive video programming and video-on-demand, in an increasing number of our systems. We continue to explore opportunities to offer telephony through our broadband network. The introduction and roll-out of new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     For the year ended December 31, 2000, pro forma for the acquisitions completed since the beginning of 2000 and the pending AT&T transactions, our revenues would have been approximately $3.6 billion.

     Mr. Allen, the principal owner of Charter Communications, Inc. and one of the computer industry's visionaries, has long believed in a Wired World in which cable technology will facilitate the convergence of television, computers and telecommunications. We believe cable's ability to deliver voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace.

BUSINESS STRATEGY

     Our ultimate objective is to increase our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     BUILD AND OPERATE A TECHNOLOGICALLY ADVANCED BROADBAND NETWORK. We are upgrading the technical quality and capacity of our existing systems. We will build out new systems to a minimum bandwidth of 550 megahertz or greater, which will allow us to:

     - offer advanced products and services, such as digital television, high-speed Internet access and other interactive services;

     - increase channel capacity up to 82 analog channels, and add even more channels and services when our bandwidth is used for digital signal transmission; and

     - permit two-way communication, so that Internet access does not require a separate telephone line and our systems can provide telephony services.

     By year-end 2002, when we anticipate that the upgrade of our existing systems will be substantially complete, we expect that approximately 93% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity, 88% of our customers will be served by cable systems with at least 750 megahertz bandwidth capacity and 89% of our customers will have two-way communication capability.

     It is anticipated that upon completion of our upgrade, approximately 87% of our customers will be served by headends serving at least 10,000 customers. Headends are the control centers of a cable television system, where incoming signals are amplified, converted, processed and combined for transmission to the customer. Reducing the number of headends will reduce headend equipment and maintenance expenditures and, together with our other upgrades, will provide enhanced picture quality and system reliability.

     In 2001, we plan to complete a national network operations center to monitor and control all aspects of our network to enhance the reliability of our upgraded systems and support our high-speed Internet access and other advanced products.

     As we complete our planned upgrade and build out new systems, we will be well positioned to migrate our customers to the digital platform and deploy new technologically advanced products and services as they are developed.

     OFFER AN ARRAY OF ADVANCED PRODUCTS AND SERVICES. We offer an array of advanced products and services to our customers, consistent with our Wired World(TM) vision. Using digital technology, we offer additional channels on our standard service packages, create new service packages, introduce multiple packages of premium services, increase the number of pay-per-view channels, and offer programming of local interest. We also offer digital music services and interactive program guides that are comprehensive guides to television program listings that can be accessed by channel, time, date or programming type. In addition, we offer interactive video programming, high-speed Internet access, including Internet access over the television, and video-on-demand. We also are currently exploring opportunities for telephony. We have entered into the Digeo Broadband joint venture to deliver high-speed Internet television portal services to our customers.

     FOCUS ON THE CUSTOMER. To maximize customer satisfaction and loyalty, we operate our business to provide reliable, high-quality products and services and superior customer care. We tailor our product and service packages to suit the diverse communities we serve and satisfy local preferences for programming and value. We maintain a strong management presence at the local system level to improve our customer service and respond to local customer needs. We have launched one state-of-the-art regional customer contact center that provides customers with 24 x 7 access to specialized customer care representatives. Our objective is to have a customer contact center serving each of our 12 operating regions. We believe that our customer service efforts have contributed to our superior customer growth and will strengthen the Charter brand name and increase acceptance of our new advanced products and services.

     EMPLOY INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers, win back former customers, and increase revenue per customer. Our marketing efforts focus on offering Charter-branded entertainment and information services that provide value, choice, convenience and quality to our customers. We offer our expanded product and service offerings on a stand-alone basis and in varied packages that result in an attractive price/value relationship. We utilize database marketing to target audiences through direct mail and telemarketing. In addition, we promote our services in media advertising, by door-to-door selling and through e-marketing. We are implementing a retail sales strategy in coordination with consumer electronics retailers and other retailers. In addition, we have a retention and loyalty program for retaining customers that includes televised advertising to reinforce the link between quality service and the Charter brand name.

ORGANIZATIONAL STRUCTURE

     The following is a description of the entities in our organizational structure and how they relate to us.

     OWNERSHIP OF CHARTER COMMUNICATIONS, INC. Mr. Allen owns approximately 3.8% of the outstanding capital stock of Charter Communications, Inc. and controls approximately 93.5% of the voting power of Charter Communications, Inc.'s capital stock. The remaining equity interests and voting power are held by the public. Mr. Allen's voting control arises from his ownership of Charter Communications, Inc.'s high vote Class B common stock, his Class A common stock and his ownership interests in Vulcan Cable III and Charter Investment, both of which own membership units in Charter Communications Holding Company that are exchangeable for shares of high-vote Class B common stock of Charter Communications, Inc.

     Charter Communications, Inc. is the issuer of the shares of Class A common stock and the notes offered hereby and is the issuer of the $750.0 million aggregate principal amount of convertible senior notes issued in October and November 2000.

     The following table sets forth information as of May 10, 2001 with respect to the outstanding shares of common stock of Charter Communications, Inc. and pro forma for the exchange of membership units in two of our subsidiaries (Charter Communications Holding Company, LLC and CC VIII, LLC), which are exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis at any time.

                                                                         PRO FORMA FOR EXCHANGE OF
                                              AS OF MAY 10, 2001           EQUITY IN SUBSIDIARIES
                                          ---------------------------    --------------------------
                                           NUMBER OF      PERCENT OF      NUMBER OF     PERCENT OF
                                            SHARES       TOTAL SHARES      SHARES         SHARES
                                          OUTSTANDING    OUTSTANDING     OUTSTANDING    OUTSTANDING
                                          -----------    ------------    -----------    -----------
Class A Common Stock....................  233,773,798        99.98%      233,773,798       39.15%
Class B Common Stock....................       50,000         0.02            50,000        0.01
                                          -----------       ------       -----------      ------
     Total Common Stock Outstanding.....  233,823,798       100.00%      233,823,798       39.16%
                                          ===========       ======       ===========      ======
Exchangeable Equity in Subsidiaries:
  Charter Investment, Inc.(a)...........                                 217,585,246       36.44%
  Vulcan Cable III Inc.(a)..............                                 106,715,233       17.87
  Sellers of Bresnan cable systems(b)...                                  39,011,744        6.53
                                                                         -----------      ------
     Total Pro Forma Common Stock
       Outstanding......................                                 597,136,021      100.00%
                                                                         ===========      ======

---------------
(a) Assumes exchange of units in Charter Communications Holding Company held by such entities. Both Charter Investment, Inc. and Vulcan Cable III, Inc. are controlled by Paul G. Allen.

(b) Assumes exchange of membership units in Charter Communications Holding Company and CC VIII, LLC held by such persons.

     VULCAN CABLE III INC. Vulcan Cable III has an 18.6% equity interest and no voting rights in Charter Communications Holding Company. Vulcan Cable III's membership units in Charter Communications Holding Company are exchangeable for shares of Charter Communications, Inc. Class B common stock on a one-for-one basis at any time. Mr. Allen owns 100% of the outstanding capital stock of Vulcan Cable III.

     CHARTER INVESTMENT, INC. Charter Investment, Inc. has a 38.0% equity interest and no voting rights in Charter Communications Holding Company. Charter Investment's membership units in Charter Communications Holding Company are exchangeable for shares of Charter Communications, Inc. Class B common stock at any time on a one-for-one basis. Mr. Allen owns approximately 96.8% of the outstanding capital stock of Charter Investment, Inc. The remaining 3.2% equity is beneficially owned by our founders, Jerald L. Kent, Howard L. Wood and Barry
L. Babcock.

     SELLERS OF BRESNAN CABLE SYSTEMS. Upon the closing of the Bresnan acquisition, some of the sellers received a portion of their purchase price in the form of equity interests in subsidiaries of Charter Communications, Inc. rather than in cash. The common membership units in Charter Communications Holding Company and the preferred membership units in CC VIII, LLC which were issued to these sellers are exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis at any time. If all of the Bresnan sellers exchanged their membership units in Charter Communications Holding Company or such indirect subsidiary, as applicable, these equity holders as a group would have a total 14.3% equity interest in Charter Communications, Inc.

     CHARTER COMMUNICATIONS HOLDING COMPANY, LLC. Charter Communications Holding Company is the direct 100% parent of Charter Communications Holdings, LLC. Charter Communications Holding Company is owned 40.8% by Charter Communications, Inc., 18.6% by Vulcan Cable III Inc., 38.0% by Charter Investment, Inc. and 2.6% by certain sellers in our Bresnan acquisition. Charter Communications, Inc. controls 100% of the voting power of Charter Communications Holding Company. All of the outstanding membership units in Charter Communications Holding Company held by Vulcan Cable III and Charter Investment are exchangeable for shares of Class B common stock of Charter Communications, Inc. on a one-for-one basis at any time which are in turn exchangeable for Class A common stock of Charter Communications, Inc. All of the outstanding membership units held by Bresnan sellers are exchangeable for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis at any time.

     CHARTER COMMUNICATIONS HOLDINGS, LLC. Charter Holdings is a co-issuer of the Charter Holdings notes. Charter Holdings owns 100% of Charter Communications Holdings Capital Corporation, the co-issuer of the Charter Holdings notes. Charter Holdings also owns the various subsidiaries that conduct all of our cable operations, including the Charter, CC V, CC VI, CC VII and CC VIII Companies described below.

     CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION. Charter Capital is a wholly owned subsidiary of Charter Holdings and a co-issuer of the Charter Holdings notes.

     OPERATING SUBSIDIARIES. These companies are subsidiaries of Charter Holdings and own or operate all of our cable systems. There are separate credit facilities for each of four groups of these operating subsidiaries. As indicated below, these groups include systems acquired in the acquisitions listed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." These groups consist of:

     - the Charter Companies, including Charter Operating and its subsidiaries, which own or operate all of the cable systems formerly operated by Charter Investment, Inc. under the "Charter Communications" name, and the cable systems acquired in the following 1999 and 2000 transactions:
       Marcus, American Cable, Greater Media, Helicon, Vista, Rifkin, South Miami, Farmington and Capital Cable. The Charter Companies also include the issuers of outstanding publicly held notes of a subsidiary acquired in the Renaissance acquisition;

     - the CC V and CC VIII Companies, which own or operate all of the cable systems acquired in the Avalon, Interlake and Bresnan acquisitions, and include co-issuers of outstanding publicly held notes;

     - the CC VI Companies, which own or operate all of the cable systems acquired in the Fanch and Kalamazoo acquisitions; and

     - the CC VII Companies, which own or operate all of the cable systems acquired in the Falcon acquisition.

  ACQUISITIONS COMPLETED IN 2000

     BRESNAN. In February 2000, Charter Communications Holding Company and Charter Holdings purchased Bresnan Communications Company Limited Partnership for a total purchase price of approximately $3.1 billion, consisting of approximately $1.1 billion in cash, $1.0 billion in membership units in Charter Communications Holding Company and CC VIII, our indirect subsidiary, and $963.3 million in assumed debt. Charter Communications Holding Company transferred its ownership interest to us. The cable systems acquired in the Bresnan acquisition are located in Michigan, Minnesota, Wisconsin and Nebraska and served approximately 697,400 customers as of December 31, 2000. For the year ended December 31, 2000, these systems had revenues of $334.7 million.

     KALAMAZOO. In September 2000, Charter Communications, Inc. completed a stock-for-stock merger with Cablevision of Michigan, Inc., the owner of a cable system in Kalamazoo, Michigan, in which Charter Communications, Inc. issued shares of its Class A common stock valued at $170.6 million. After the merger, Charter Communications, Inc. contributed 100% of the equity interests it acquired to Charter Communications Holding Company in exchange for membership units. Charter Communications Holding Company in turn contributed these equity interests to us and we in turn contributed the equity interests to a subsidiary. The Kalamazoo system served approximately 52,100 customers as of December 31, 2000 and had revenues of approximately $21.5 million for the year ended December 31, 2000.

     OTHER ACQUISITIONS. In 2000, we completed several other acquisitions for an aggregate purchase price of $88 million in cash. These systems served approximately 34,200 customers as of December 31, 2000 and had revenues of approximately $14.0 million for the year ended December 31, 2000.

PENDING AT&T TRANSACTIONS

     In February 2001, we entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that will result in a net addition of approximately 509,400 customers for the Charter cable systems. In the pending AT&T transactions, we expect to acquire cable systems from AT&T

Broadband serving approximately 571,900 customers in Missouri, Alabama, Nevada and California for a total of $1.79 billion. We anticipate that a portion of the purchase price will consist of Charter cable systems valued at $249.0 million serving approximately 62,500 customers in Florida. Of the balance of the purchase price, up to $501.5 million is expected to be paid in shares of Charter Communications, Inc. Class A common stock and the remainder will be paid in cash. If we complete the Class A common stock offering described in this prospectus supplement, the portion of the purchase price payable in Class A common stock will instead be paid in cash, using a portion of the net proceeds of such offering. The pending AT&T transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review.

PRODUCTS AND SERVICES

     We offer our customers traditional cable television services and programming as well as new and advanced high bandwidth services such as digital television and high-speed Internet access. We plan to continue to enhance and upgrade these services by adding new programming and other advanced products and services as they are developed. In 2001, we are continuing to focus on our digital television and high-speed Internet services, both of which are increasingly desired by customers. In addition, we plan to increase the number of markets where we offer video-on-demand services.

     TRADITIONAL CABLE TELEVISION SERVICES. Customers subscribing to both "basic" and "expanded basic" service generally receive a line-up of between 33 and 82 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages, as add-ons to the basic channels. We tailor both our basic channel line-up and our additional channel offerings to each system according to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

      -- BASIC CABLE. All of our customers receive a package of basic programming, which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite delivered or non-broadcast channels.

      -- EXPANDED BASIC CABLE. This expanded programming level includes a package of satellite-delivered or non-broadcast channels (such as ESPN, CNN and Lifetime Television) in addition to the basic channel line-up.

      -- PREMIUM CHANNELS. These channels provide commercial-free movies, sports and other special event entertainment programming. Home Box Office, Cinemax, Showtime, the Movie Channel, Starz and Encore are examples of premium channels. Although we offer subscriptions to premium channels on an individual basis, we are offering an increasing number of premium channel packages and are bundling premium channels with our advanced services.

      -- PAY-PER-VIEW. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event or music concert on a commercial-free basis.

     ADVANCED PRODUCTS AND SERVICES. Cable's high bandwidth is a key factor in the successful delivery of advanced products and services. A variety of emerging technologies and increasing Internet usage by our customer base have presented us with substantial opportunities to expand our sources of revenue. In an increasing number of our systems, we now offer a variety of advanced products and services, including:

      -- digital television and its related enhancements, such as an interactive programming guide;

      --   high-speed Internet access via cable modems;

      -- television-based Internet access, which allows customers to access the Internet through the use of our two-way cable plant without the need for a personal computer;

      --   video-on-demand;

      -- interactive services, such as Wink, which adds interactivity and electronic commerce opportunities to traditional programming and advertising; and

      -- private network services, such as voice and data transmission services to a network of interconnected locations of a single customer.

     The following table summarizes our customer statistics for our analog and digital cable and advanced products and services. The pro forma statistics as of December 31, 1999 reflect all acquisitions closed since that date as if such acquisitions occurred on January 1, 1999.

                                                     AS OF AND FOR THE YEAR ENDED
                                                     ----------------------------
                                                        ACTUAL        PRO FORMA
                                                     DECEMBER 31,    DECEMBER 31,
                                                         2000            1999
                                                     ------------    ------------
VIDEO SERVICES
Basic cable (analog signal)
  Homes passed(a)..................................   10,225,000      9,970,000
  Basic customers(b)...............................    6,350,900      6,193,700
  Penetration(c)...................................         62.1%          62.1%

Digital cable
  Homes passed(a)..................................    8,793,000      4,675,000
  Digital customers................................    1,069,500        155,400
  Penetration(c)...................................         12.2%           3.3%
  Number of digital terminals deployed.............    1,336,900        176,600

INTERNET AND OTHER DATA SERVICES
Cable modem high-speed Internet access
  Homes passed(a)..................................    5,550,800      4,422,000
  Cable modem customers............................      252,400         84,400
  Penetration......................................          4.5%           1.9%

Television-based Internet access
  Homes passed(a)..................................      472,100        429,000
  TV Internet customers............................        9,700          7,100
  Penetration......................................          2.1%           1.7%

INTERACTIVE TELEVISION (WINK)
  Homes passed(a)..................................    3,271,430        983,239
  Interactive TV customers.........................      304,362         39,477

                                                     PRO FORMA FOR THE YEAR ENDED
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 31,
                                                         2000            1999
                                                     ------------    ------------
Average monthly pro forma revenue per basic
  customer(b)(d)...................................     $43.31          $39.70
Average monthly pro forma operating cash flow per
  basic customer(b)(e).............................     $20.52          $17.67

---------------
(a) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the named service.

(b) Basic customers are customers who receive basic cable service. All of our customers, including those receiving digital or advanced services, receive basic cable service.

(c) Penetration represents customers as a percentage of homes passed.

(d) Average pro forma monthly revenue per basic customer represents pro forma revenues from all sources, adjusted to illustrate the effect of all 1999 and 2000 acquisitions as if they had closed on January 1, 1999, divided by twelve, divided by the number of basic customers at the end of the year (actual for December 31, 2000 and pro forma for December 31, 1999).

(e) Average pro forma monthly operating cash flow per basic customer represents operating cash flow (defined as revenues less the sum of operating, general and administrative expenses and corporate expense charges-related party), adjusted to illustrate the effect of all 1999 and 2000 acquisitions as if they had closed on January 1, 1999, divided by twelve, divided by the number of basic customers at the end of the year (actual for December 31, 2000 and pro forma for December 31, 1999).

     DIGITAL TELEVISION. As part of our systems upgrade, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top terminal in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. The increased channel capacity will allow us to increase both programming and service offerings, including offering video-on-demand to pay-per-view customers.

     We offer digital service to our customers in several different service combination packages. All digital packages include a digital set-top terminal, an interactive electronic programming guide, 45 channels of CD quality digital music, an expanded menu of pay-per-view channels and at least thirty additional digital channels. Certain digital packages also offer customers one or more premium channels of their choice with "multiplexes." Multiplexes give customers access to several different versions of the same premium channel which are varied as to time of broadcast (such as east and west coast time slots) or programming content theme (such as westerns or romance). Other digital packages bundle digital television with other advanced services, such as Internet access.

     We expect to increase our digital customers to approximately two million and our digital penetration to over 30% of digital homes passed by December 31, 2001.

     CABLE MODEM-BASED HIGH-SPEED INTERNET ACCESS. We offer high-speed data and Internet access to our residential customers primarily via cable modems attached to personal computers, at speeds of up to approximately 50 times the speed of a conventional telephone modem. By December 31, 2001, we expect to have approximately 500,000 cable-modem high-speed Internet customers.

     We generally offer high-speed Internet access services under the Charter Pipeline(TM) brand. In some of our markets, however, our cable modem and Internet access service is a co-branded service with an Internet service provider.

     TRADITIONAL DIAL-UP MODEM INTERNET ACCESS. Traditional dial-up Internet access is available upon customer request in a limited number of our markets where two-way cable modem Internet access is not yet available.

     TV-BASED INTERNET ACCESS. We also have agreements with WorldGate, ICTV and Digeo to offer our residential customers high-speed Internet access over the television.

     Our WorldGate television-based Internet access service offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. This service, with its user-friendly interface, appeals to first-time Internet users and does not require the use of a PC, an existing or additional telephone line, or any additional equipment. The Internet domain name of the customers who use this service is "Charter.net." This allows customers to switch or expand to our other Internet services without a change of e-mail address.

     During 2001, we expect to offer Digeo, Inc.'s television-based Internet access service in several markets. The Digeo product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The Digeo product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites, a portal guides and directs users through the World Wide Web. In addition, the portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites.

     We plan to use Digeo as our television-based portal for an initial six-year period. A Charter subsidiary and an affiliate of Mr. Allen own equity interests in Digeo. See "Certain Relationships and Related Transactions -- Business Relationships."

     VIDEO-ON-DEMAND. In 2000, we began the roll-out of video-on-demand (VOD) service to digital customers in some of our markets. With VOD service, customers can access hundreds of movies and other

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programming at any time, with digital picture quality. VOD allows full VCR functionality, including the ability to pause, rewind and fast-forward programs. Customers can also stop a program and resume watching it several hours later during the rental period. In addition, the VOD programming available in a particular market can be customized for market-based or customer preferences and local interest. For example, foreign language or other local programming could be offered in markets where such programming is likely to appeal to customers. Generally, customers pay for VOD (such as movies) on a per-selection basis. Some VOD programming is also available on a category basis (such as children's programming) for a single monthly fee.

     At December 31, 2000, VOD was available to approximately 170,000 homes in our Los Angeles and Atlanta markets with approximately 450 titles available to customers. We expect VOD to be available to approximately 2.2 million homes passed by the end of 2001. In systems where VOD is available, it is included as a standard feature of our digital service packages. We utilize DIVA Systems Corporation, a company providing interactive VOD products and services to the cable industry, to provide us with hardware, software, programming and operational support.

     INTERACTIVE VIDEO PROGRAMMING. We provide interactive programming using technology developed by Wink Communications, Inc. The Wink technology embeds interactive features, such as additional information and statistics about a television program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top terminal and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink's services with our traditional cable services in both our advanced analog and digital platforms. Wink's services are provided free of charge to the customer. A company controlled by Mr. Allen has a 3.2% equity interest in Wink.

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel and Nickelodeon, together currently produce over 2,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. We receive fees from Wink each time one of our customers uses Wink to request certain additional information or order advertised products. Our customers average approximately 246,000 clicks per week on Wink icons.

     PRIVATE BUSINESS NETWORKS. During 2000, we established Charter Business Networks as a separate division to offer integrated network solutions for data, video, Internet and private voice communications to commercial and institutional customers in certain of our markets. These solutions include virtual local area and wide area networks with bandwidth and Internet access capacity based on customer needs, supported by remote monitoring.

     TELEPHONY/VOICE SERVICES. We expect to be able to offer cable telephony services by the end of 2003 in selected markets using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using Internet protocol telephony to transmit digital voice signals over our systems. We have already begun an Internet protocol (IP) telephony trial in Wisconsin, and expect to launch a second trial in St. Louis in 2001. We have marketed telephony services as a competitive access provider in the State of Wisconsin through one of our subsidiaries, and are currently looking to expand our services as a competitive access provider into other states.

     OTHER NEW BUSINESS INITIATIVES. We are seeking to provide our customers in 2001 with advanced digital set-top terminals that include digital video recording capabilities (commonly referred to as "DVR"). Built-in DVR capability in the set-top terminal will enable customers to store video, audio and Internet content. We are also exploring deployment of wireless networking technology for our cable modem customers.

     SALE OF LOCAL ADVERTISING. We receive revenue from the sale of local advertising on satellite-delivered networks such as MTV, CNN and ESPN. In any particular system, we generally insert local advertising on a

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minimum of twelve networks, and have covered up to 40 channels. Our system rebuild and additional digital services launches have increased the number of channels, and made it possible to insert local advertising.

     HOME SHOPPING. In 2000, we also received revenues from channels devoted exclusively to home shopping (such as HSN) and other channels that allow us to insert infomercials during off-peak hours.

PRICING FOR OUR PRODUCTS AND SERVICES

     Our revenues are derived principally from the monthly fees our customers pay for cable services. The rates we charge vary based on the market served and level of service selected and are usually adjusted on an annual basis. As of December 31, 2000, the average monthly fee was $13.16 for basic service and $17.93 for expanded basic service. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with Federal Communications Commission Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

     In accordance with the Federal Communications Commission's rules, the rates we charge for cable-related equipment, such as set-top terminals and remote control devices, and installation services are based on actual costs plus a permitted rate of return.

     Although our service offerings vary by market because of differences in the bandwidth capacity of the cable systems in each of our markets and competitive and regulatory factors, our services, when offered on a stand-alone basis, are typically offered at monthly price ranges as follows.

SERVICE                                                         PRICE RANGE
-------                                                       ---------------
Basic cable.................................................  $ 9.95 - $14.00
Expanded basic cable........................................  $15.00 - $29.00
Premium channel.............................................  $10.95 - $13.50
Pay-Per-View (per movie or event)...........................  $ 2.95 - $50.95
Digital cable video packages................................  $45.95 - $59.95
High-speed Internet access by cable modem...................  $24.95 - $34.95
Video-on-Demand (per selection).............................  $ 0.99 - $ 9.95

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     The following table indicates the states covered by, and customer data for, each of our operating regions as of December 31, 2000.

                                                                                    NUMBER OF
REGION                                               STATES COVERED                 CUSTOMERS
------                                               --------------                 ---------
WESTERN DIVISION
Central................................  Missouri, Illinois, Indiana, Arkansas       486,800
North Central..........................  Wisconsin, Minnesota                        806,400
Southern California....................  Central and Southern California             642,200
Northwest..............................  Northern California, Idaho, Oregon,
                                           Washington                                486,200
Michigan...............................  Michigan                                    621,300
National...............................  Colorado, Kansas, Nebraska, New Mexico,
                                           Oklahoma, Texas, Utah, Arizona,
                                           Nevada                                    461,200
EASTERN DIVISION
Southeast..............................  North Carolina, South Carolina              568,400
South-Atlantic.........................  Georgia, Florida                            391,400
Mid-South..............................  Georgia, Kentucky, Tennessee                557,800
Northeast..............................  Connecticut, Massachusetts, New York,
                                           Vermont, New Hampshire                    364,100
Gulf Coast.............................  Alabama, Louisiana, Mississippi             427,400
Mid-Atlantic...........................  Maryland, New York, Ohio, Pennsylvania
                                           Virginia, W. Virginia, Delaware           537,700

OUR NETWORK TECHNOLOGY

     As of December 31, 2000, our cable systems consisted of approximately 220,347 sheath miles, including approximately 29,829 sheath miles of fiber optic cable, passing approximately 10.2 million households and serving approximately
6.4 million customers. Fiber optic cable is a communication medium that uses glass fibers to transmit signals over long distances with minimum signal loss or distortion.

     The following table describes the current technological state of our systems as of December 31, 2000 and the anticipated progress of planned upgrades through 2002, based on the percentage of our customers who will have access to the bandwidths listed below and two-way capability.

                                       550 MEGAHERTZ
                         LESS THAN          TO                                          TWO-WAY
                       550 MEGAHERTZ   660 MEGAHERTZ   750 MEGAHERTZ   870 MEGAHERTZ   CAPABILITY
                       -------------   -------------   -------------   -------------   ----------
December 31, 2000....       33.4%          12.6%           37.5%           16.5%          57.1%
December 31, 2001....       19.6%          12.8%           39.3%           28.3%          70.8%
December 31, 2002....        6.9%           5.5%           43.8%           43.8%          89.0%

     We have adopted the hybrid fiber coaxial cable (HFC) architecture as the standard for our ongoing systems upgrades. HFC architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video, data and voice channels over extended distances. Coaxial cable is less expensive and requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node. Our system design enables a maximum of 500 homes passed to be served by a single node. Currently, our average node serves approximately 380 homes passed. Our system design provides for six strands of fiber to each node, with two strands activated and four strands reserved for future services (sometimes referred to as "dark fiber"). We believe that this hybrid network design provides high capacity and superior signal quality, and will enable us to provide the newest forms of telecommunications services to our customers. It also provides reserve capacity for the addition of future services.

     The primary advantages of HFC architecture over traditional coaxial-only cable networks include:

     - increased bandwidth capacity, for more channels and other services;

     - dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur with two-way communication capability;

     - improved picture quality and service reliability; and

     - operating efficiencies resulting from a reduced number of headends.

     In 2001, we will have a fully operational national network operations center to monitor our networks and ensure maximum quality of service. Monitoring becomes increasingly important as we increase the number of customers utilizing two-way high-speed data service. We plan to open regional operations centers in the future to augment our national center on an as-needed basis.

MANAGEMENT OF OUR SYSTEMS

     Our operating philosophy emphasizes decentralized management, with decisions being made as close to the customer as possible. We are organized in two divisions that contain a total of twelve operating regions. Each of the two divisions is managed by a Senior Vice President, who is responsible for the overall supervision of the operating regions within the division. Each operating region is managed by a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel at the regional and local system level. Our consolidation of certain functions at the regional level has resulted in numerous operating efficiencies and superior customer care. At the same time, our centralized financial management by our corporate office enables us to set financial and operating benchmarks and monitor system performance on an ongoing basis. Our corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

SALES AND MARKETING

     We have a centralized team responsible for overseeing the sales and the marketing strategies of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas and from good interaction, quick information flow and sharing of best practices between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. In addition, we constantly monitor the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customers.

     Our long-term marketing objective is to increase our cash flow through deeper market penetration and growth in revenue per household. We hope that customers will come to view their cable connection as the best "pipeline" to the home for a multitude of services. To achieve this objective, we are pursuing the following strategies:

      -- increase the number of residential consumers who subscribe to digital service, which enables them to receive a greater number of television channels and interactive services;

      --   introduce new advanced products and services;

      -- design product offerings to enable greater opportunity for customer entertainment and information choices;

      -- package product offerings to promote the sale of premium services and niche programming providing an attractive price/value relationship with our customers;

      -- target marketing opportunities based on geodemographic data and past purchasing behavior;

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

      -- develop specialized programs to attract former customers, households that have never subscribed and customers of competitive services; and

      -- employ Charter branding of products to promote customer awareness and loyalty.

     We invest significant amounts of time, effort and financial resources in marketing new and existing services. To increase customer penetration and increase the level of services used by our customers, we use coordinated marketing techniques, including door-to-door solicitation, telemarketing, media advertising, e-marketing and direct mail solicitation. We believe we have one of the cable industry's highest success rates in attracting and retaining customers who have never before subscribed to cable services.

     In 2001, we began to sell our services through consumer electronics retailers and other retailers that sell televisions or cable modems.

  PROGRAMMING

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Some program suppliers offer financial support for the launch of a new channel and ongoing marketing support. We also try to negotiate volume discount pricing structures.

     COSTS. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we may receive a distribution fee to support the channel launch. For home shopping channels, we receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry.

     Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

      --   system acquisitions that increase the number of customers;

      -- additional programming being provided to customers as a result of system rebuilds that increase channel capacity;

      --   increased cost to produce or purchase cable programming; and

      --   inflationary or negotiated annual increases.

     In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. In particular, sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract.

     Under rate regulations of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation."

  FRANCHISES

     As of December 31, 2000, our systems operated pursuant to a total of approximately 4,520 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross

                                       S-89
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revenues as defined by the franchise agreements, which is the maximum amount that may be charged under the applicable law.

     Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards the cable franchise to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. We cannot assure you that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. Approximately 44% of our franchises covering approximately 42% of our basic cable customers expire within five years after December 31, 2000.

     Under the 1996 Telecom Act, state and local authorities are prohibited from limiting, restricting or conditioning the provision of telecommunications services. They may, however, impose "competitively neutral" requirements and manage the public rights-of-way. Granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems which are eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

CUSTOMER CARE

     Maximizing customer satisfaction is a key element of our business strategy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline for nearly all of our systems and offer on-time installation and service guarantees.

     To better serve our customers, we are consolidating some of our local customer care functions at the regional level. At December 31, 2000, we maintained 22 call centers handling approximately 56% of our customers, including our first state-of-the-art regional customer contact center that was established in 2000. We expect to complete six additional state-of-the-art regional customer contact centers in 2001. By establishing regional customer contact centers, we are able to service our customers 24 hours a day, seven days a week, with highly trained personnel. These regional centers utilize state-of-the-art equipment that enhances all interactions with our customers and provides a high-performance employee environment. Our customer care specialists receive extensive training to develop customer contact skills and product knowledge critical to high rates of customer retention as well as to selling additional services and higher levels of service to our customers. We expect that our customer care functions will benefit from the additional technologies available when our national and regional network operations centers are opened. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs.

     Consistent with our focus on customer satisfaction, we have implemented stringent customer care standards that we believe meet or exceed those established by the National Cable Television Association, the Washington, D.C.-based trade association for the cable industry. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit.

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

COMPETITION

     We face competition in the areas of price, service offerings and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as interactive services and telephony, we will face competition from other providers of each type of service. See "Risk Factors." We operate in a very competitive business environment which can adversely affect our business and operations.

     To date, we believe that we have not lost a significant number of customers or a significant amount of revenue to our competitors. However, competition from other providers of the technologies we expect to offer in the future may have a negative impact on our business in the future.

     Through business developments such as the merger of Tele-Communications, Inc. and AT&T and the merger of America Online, Inc. (AOL) and Time Warner Inc., customers have come to expect a variety of services from a single provider. While these mergers are not expected to have a direct or immediate impact on our business, they encourage providers of cable and telecommunications services to expand their service offerings. They also encourage consolidation in the cable industry as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Our key competitors include:

     BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television licenses with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

     DBS. Direct broadcast satellite, known as DBS, is a significant competitor to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves more than 15 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical analog cable system. DBS companies historically were prohibited from retransmitting popular local broadcast programming. However, a change to the copyright laws in November 1999 eliminated this legal impediment. As a result, DBS companies now need to secure retransmission consent from the popular broadcast stations they wish to carry, and they will face mandatory carriage obligations of less popular broadcast stations as of January 2002. In response to the legislation, DirecTV, Inc. and EchoStar Communications Corporation have begun carrying the major network stations in the nation's top television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. It is, therefore, expected that DBS companies will offer local broadcast programming only in the larger U.S. markets in the foreseeable future. The DBS industry recently initiated a judicial challenge to the 2002 requirement mandating carriage of less popular broadcast stations. This lawsuit alleges that the requirement (similar to the one applicable to cable systems) is unconstitutional. EchoStar began providing high-speed Internet access in late 2000, and DirecTV, which partnered with AOL, reports that it will begin providing its own version of high-speed Internet access shortly.

     DSL. The deployment of digital subscriber line technology, known as DSL, allows Internet access to subscribers at data transmission speeds greater than available over conventional telephone lines. DSL service therefore is competitive with high-speed Internet access over cable systems. Several telephone companies and other companies offer DSL service. The Federal Communications Commission has a policy of encouraging the deployment of DSL and similar technologies, both by incumbent telephone companies and newer, competing telephone companies. The Federal Communication Commission's decisions and policies in this area are subject to change. We cannot predict the likelihood of success of the Internet access services offered by our competitors, or the impact on our business and operations of these competitive ventures.

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     TRADITIONAL OVERBUILDS.  Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There also has been an increased interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     As of December 31, 2000, we are aware of overbuild situations in some of our cable systems. Approximately 139,000 basic customers, or 2% of our total basic customers, are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in other systems. Approximately 253,000, or 4% of our total customers are located in areas with potential overbuilds. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded many of these systems to at least 750 megahertz two-way HFC architecture, and anticipate upgrading the other systems to at least 750 megahertz by December 31, 2001.

     TELEPHONE COMPANIES AND UTILITIES. The competitive environment has been significantly affected by technological developments and regulatory changes enacted under the 1996 Telecom Act, which was designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.

     Several telephone companies have obtained or are seeking cable franchises from local governmental authorities and are constructing cable systems. Cross-subsidization by local exchange carriers of video and telephony services poses a strategic advantage over cable operators seeking to compete with local exchange carriers that provide video services. Some local exchange carriers may choose to make broadband services available under the open video regulatory framework of the Federal Communications Commission or through wireless technology. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. Although enthusiasm on the part of local exchange carriers appears to have waned in recent months, the entry of telephone companies as direct competitors in the video marketplace may become more widespread and could adversely affect the profitability and valuation of established cable systems.

     As we expand our offerings to include Internet access and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us.

     Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.

     PRIVATE CABLE. Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multiple dwelling units, referred to in the cable industry as "MDUs", such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors. The Federal Communications Commission ruled in 1998 that private cable operators can lease video distribution capacity from local telephone companies and distribute cable programming services over public rights-of-way without obtaining a cable franchise. In 1999, both the Fifth and Seventh Circuit Courts of Appeals upheld this Federal Communications Commission policy.

     WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable," known as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Both analog and digital MMDS services require unobstructed "line of sight" transmission paths. Analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

PROPERTIES

     Our principal physical assets consist of a cable television distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems.

     Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. We own or lease real property for signal reception sites and business offices in many of the communities served by our systems and for our principal executive offices. We own most of our service vehicles.

     Our subsidiaries own the real property and buildings for our regional data center and call centers and our regional and divisional administrative offices. Our subsidiaries generally have leased space for business offices throughout our operating regions, although an increasing number of our systems are now purchasing property for system offices. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     We believe that our properties are in good operating condition and are suitable for our business operations.

EMPLOYEES

     During 2000, pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, Inc., Charter Investment leased the necessary personnel and provided services to Charter Communications, Inc. to manage Charter Communications Holding Company and its subsidiaries. Effective January 1, 2001, Charter Investment personnel became employees of Charter Communications Holding Company and the mutual services agreement was amended to add Charter Communications Holding

Company as a party and provide that both Charter Investment and Charter Communications Holding Company will provide services to Charter Communications, Inc. on a cost reimbursement basis.

     Charter Communications, Inc. currently has only 15 employees, all of whom are senior management. The corporate office also includes employees of Charter Communications Holding Company. The corporate office is responsible for coordinating and overseeing our operations, including certain critical functions, such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

     As of December 31, 2000, we had approximately 13,490 full-time equivalent employees of which approximately 300 were represented by collective bargaining agreements. We believe we have a good relationship with our employees and have never experienced a work stoppage.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters and other claims incidental to our business. We believe that the resolution of such matters, taking into account established reserves and insurance, will not have a material adverse impact on our consolidated financial position or results of operations.

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                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act required the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations, and there have been calls in Congress and at the Federal Communications Commission to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems were subjected to rate regulation, unless they faced "effective competition" in their local franchise area. Federal law defines "effective competition" on a community-specific basis as requiring satisfaction of conditions not typically satisfied in the current marketplace.

     Although the Federal Communications Commission established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable service--the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     As of December 31, 2000, approximately 17% of our local franchising authorities were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate basic rates in the future.

     The Federal Communications Commission historically administered rate regulation of cable programming service tiers, which are the expanded basic programming packages that offer services other than basic programming and which typically contain satellite-delivered programming. As of December 31, 2000, we had cable programming service tier rate complaints relating to approximately 414,000 customers pending at the Federal Communications Commission. Under the 1996 Telecom Act, however, the Federal Communications Commission's authority to regulate cable programming service tier rates expired on March 31, 1999. The Federal Communications Commission has taken the position that it will still adjudicate pending cable programming service tier complaints but will strictly limit its review, and possible refund orders, to the time period until March 31, 1999. We do not believe any adjudications regarding these complaints will have a material adverse effect on our business. The elimination of cable programming service tier regulation affords us substantially greater pricing flexibility.

     Under the rate regulations of the Federal Communication Commission, most cable systems were required to reduce their basic service tier and cable programming service tier rates in 1993 and 1994, and have since

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

had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The Federal Communications Commission has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit. The Federal Communications Commission and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operators. Premium cable services offered on a per-channel or per-program basis remain unregulated. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which expires in 2002.

     As noted above, Federal Communications Commission regulation of cable programming service tier rates for all systems, regardless of size, expired pursuant to the 1996 Telecom Act on March 31, 1999. As a result, the regulatory requirements just discussed are now essentially applicable only to the basic service tier and cable equipment. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.

     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act creates a more favorable environment for us to provide telecommunications services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunications services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles, beginning in 2001, if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access, but a recent decision by the Eleventh Circuit Court of Appeals disagreed and suggested that Internet traffic is neither cable service nor telecommunications service and might leave cable attachments that carry Internet traffic ineligible for Pole Attachment Act protections. This decision could lead to substantial increases in pole attachment rates, and certain utilities have already proposed vastly higher pole attachment rates based in part on the existing court decision. The United States Supreme Court is now reviewing this decision and the Eleventh Circuit mandate has been stayed pending Supreme Court action.

     Cable entry into telecommunications will be affected by the rulings and regulations implementing the 1996 Telecom Act, including the rules governing interconnection. A cable operator offering telecommunications services generally needs efficient interconnection with other telephone companies to provide a viable service. A number of details designed to facilitate interconnection are subject to ongoing regulatory and judicial review, but the basic obligation of incumbent telephone companies to interconnect with competitors, such as cable companies offering telephone service, is well established. Even so, the economic viability of different interconnection arrangements can be greatly affected by regulatory changes. Consequently, we cannot predict whether reasonable interconnection terms will be available in any particular market we may choose to enter.

     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the Federal Communications Commission has issued several reports finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband

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delivery of Internet services. In particular, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. The Federal Communications Commission recently rejected a petition by certain Internet service providers attempting to use existing access rules designed for video programming service providers to gain access to cable system delivery. The Federal Trade Commission and the Federal Communications Commission recently imposed certain "open-access" requirements on Time Warner and AOL in connection with their merger, but those requirements are not applicable to other cable operators.

     Some states and local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers and a few local jurisdictions have adopted these requirements. In June 2000, the Ninth Circuit Court of Appeals for the rejected an attempt by the City of Portland, Oregon to impose mandatory Internet access requirements on the local cable operator. In reversing a contrary ruling by the lower court, the Ninth Circuit court held that Internet service was not a cable service, and therefore could not be subject to local cable franchising. At the same time, the court suggested that at least the transport component of broadband Internet service could be subject to regulation as a "telecommunications" service. Although regulation of this form of telecommunications service would presumably be reserved for the Federal Communications Commission (which has so far resisted requests for active regulation), some states may argue that they are entitled to impose "open-access" requirements pursuant to their authority over intrastate telecommunications. In addition, some local governments may argue that a cable operator must secure a local telecommunications franchise before providing Internet service.

     In response to the Ninth Circuit decision, the Federal Communications Commission has initiated a new proceeding to categorize cable-delivered Internet service and perhaps establish an appropriate regulatory scheme. The Ninth Circuit decision is the leading case on cable-delivered Internet service at this point, but the Federal District Court for the Eastern District of Virginia reached a similar deregulatory result in a May 2000 ruling, albeit using a different legal analysis. It concluded that broadband Internet service was a cable service, but that multiple provisions of the Telecommunications Act preempted local regulation. A federal district court in Florida recently addressed a similar "open-access" requirement in a local franchise and struck down the requirement as unconstitutional. There are other instances where "open-access" requirements have been imposed and judicial challenges are pending. If regulators are allowed to impose Internet access requirements on cable operators, it could burden the capacity of cable systems and complicate our own plans for providing Internet service.

     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers, including the regional telephone companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators. Various local exchange carriers already are providing video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system (OVS). To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals reversed certain of the Federal Communications Commission's open video system rules, including its preemption of local franchising. The Federal Communications Commission subsequently revised its OVS rules to eliminate this general preemption, thereby leaving franchising discretion to state and local authorities. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts of co-located cable

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systems. Co-located cable systems are cable systems serving an overlapping territory. Cable operator buyouts of co-located local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market are also prohibited. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.

     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Also pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules that preclude any cable operator from serving more than 30% of all U.S. domestic multichannel video subscribers, including cable and direct broadcast satellite subscribers. The D.C. District Court of Appeals recently struck down these vertical and horizontal ownership limits as unconstitutional, concluding that the Federal Communications Commission had not adequately justified the specific rules (i.e., the 40% and 30% figures) adopted. As a result, an existing divestiture requirement on AT&T was suspended.

     MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between "must carry" status or "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular stations, such as those affiliated with a national network, typically elect retransmission consent, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new Internet and telecommunication offerings. The Federal Communications Commission tentatively decided against imposition of dual digital and analog must carry in a January 2001 ruling. At the same time, however, it initiated further fact-gathering which ultimately could lead to a reconsideration of the tentative conclusion.

     ACCESS CHANNELS. Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The Federal Communications Commission has adopted

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rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. The Federal Communications Commission recently rejected a request that unaffiliated Internet service providers be found eligible for commercial leased access.

     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. This prohibition is scheduled to expire in October 2002, unless the Federal Communications Commission determines that an extension is necessary to protect competition and diversity. There also has been interest expressed in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially-delivered programming to the program access requirements. Terrestrially-delivered programming is programming delivered other than by satellite and is currently exempt from the ban on exclusivity. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy. Pursuant to the Satellite Home Viewer Improvement Act, the Federal Communications Commission has adopted regulations governing retransmission consent negotiations between broadcasters and all multichannel video programming distributors, including cable and DBS.

     INSIDE WIRING; SUBSCRIBER ACCESS. In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal Communications Commission has also proposed terminating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.

     OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION. In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:

      --   equal employment opportunity,

      --   subscriber privacy,

      --   programming practices, including, among other things,

        (1) syndicated program exclusivity, which is a Federal Communications Commission rule which requires a cable system to delete particular programming offered by a distant broadcast signal carried on the system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,

        (2)  network program nonduplication,

        (3)  local sports blackouts,

        (4)  indecent programming,
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        (5)  lottery programming,

        (6)  political programming,

        (7)  sponsorship identification,

        (8)  children's programming advertisements, and

        (9)  closed captioning,

      --   registration of cable systems and facilities licensing,

      --   maintenance of various records and public inspection files,

      --   aeronautical frequency usage,

      --   lockbox availability,

      --   antenna structure notification,

      --   tower marking and lighting,

      --   consumer protection and customer service standards,

      --   technical standards,

      --   consumer electronics equipment compatibility, and

      --   emergency alert systems.

     The Federal Communications Commission recently ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions, which would remain in the operator's exclusive control, would be unbundled from basic converter functions, which could then be satisfied by third party vendors. The first phase implementation date was July 1, 2000. Compliance was technically and operationally difficult in some locations, so we and several other cable operators filed a request at the Federal Communications Commission that the requirement be waived in those systems. The request resulted in a temporary deferral of the compliance deadline for those systems.

     The Federal Communications Commission recently initiated an inquiry to determine whether the cable industry's future provision of interactive services should be subject to regulations ensuring equal access and competition among service vendors. The inquiry, which grew out of the Commission's review of the AOL-Time Warner merger, is in its earliest stages, but is yet another expression of regulatory concern regarding control over cable capacity.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The U.S. copyright office recently adopted an industry agreement providing for a modest increase in the copyright royalty rates. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the American Society of Composers, Authors and Publishers and Broadcast Music, Inc. The cable industry has had a long series of negotiations and adjudications with both organizations. A prior voluntarily negotiated agreement with Broadcast Music has now expired, and is subject to further proceedings. The governing rate court recently set retroactive and prospective cable industry rates for American Society of Composers music based on the previously negotiated Broadcast Music rate. Although we cannot predict the ultimate outcome of these industry proceedings or the amount of
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any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

     STATE AND LOCAL REGULATION. Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming. Certain states are considering the imposition of new broadly applied telecommunications taxes.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, states and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of competitive telecommunications services, except for certain "competitively neutral" requirements and as necessary to manage the public rights-of-way. This law should facilitate entry into competitive telecommunications services, although certain jurisdictions still may attempt to impose rigorous entry requirements. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

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                                   MANAGEMENT

DIRECTORS

     The persons listed below are directors of Charter Communications, Inc. All of our directors are elected annually.

DIRECTORS                              POSITION(S)
---------                              -----------
Paul G. Allen........................  Chairman of the Board of Directors
Jerald L. Kent.......................  Director
Marc B. Nathanson....................  Director
Ronald L. Nelson.....................  Director
Nancy B. Peretsman...................  Director
William D. Savoy.....................  Director
Howard L. Wood.......................  Director

     The following sets forth certain biographical information with respect to the directors listed above.

     PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter Communications, Inc. since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, Charter Communications, Inc.) since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World vision that we share. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in USA Networks, Inc., TechTV, L.L.C., Dreamworks LLC, a multi-media entertainment company, High Speed Access Corp., Wink Communications, Inc. and Oxygen Media, LLC. He is a director of USA Networks, Inc., TechTV, L.L.C. and numerous privately held companies.

     JERALD L. KENT, 44, has been the President, Chief Executive Officer and a director of Charter Communications, Inc. since July 1999 and of Charter Investment since April 1995. He previously held the position of chief financial officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc., Com21 Inc. and C-Span. He is also a member of the executive committee and the board of directors of the National Cable Television Association. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis). Mr. Kent's employment agreement provides that he serve on the Board of Directors of Charter Communications, Inc. See "Certain Relationships and Related
Transactions -- Employment and Consulting Arrangements."

     MARC B. NATHANSON, 55, has been a director of Charter Communications, Inc. since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States, and since 1998 has served as chairman of The Broadcasting Board of Governors. Pursuant to a May 1999 letter agreement, Mr. Nathanson serves as Vice-Chairman and as a director of Charter Communications, Inc. See "Certain Relationships and Related Transactions -- Employment and Consulting Arrangements."

     RONALD L. NELSON, 48, has been a director of Charter Communications, Inc. since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     NANCY B. PERETSMAN, 47, has been a director of Charter Communications, Inc. since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY, 36, has been a director of Charter Communications, Inc. since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of Dreamworks LLC and as a director of drugstore.com, High Speed Access Corp., Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., USA Networks, Inc., TechTV, L.L.C. and Digeo, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     HOWARD L. WOOD, 62, has been a director of Charter Communications, Inc. since January 2000. Mr. Wood co-founded Charter Investment in 1993 and served in various executive capacities there until November 1999, when he became a consultant to Charter Communications, Inc. Prior to 1993, Mr. Wood was chief executive officer of Cencom Cable Associates, Inc., where he also served in various other executive positions. Earlier he was partner-in-charge of the St. Louis Tax Division of Arthur Andersen LLP. He is a director of First State Community Bank, Gaylord Entertainment Company and Data Research, Inc. Mr. Wood, a certified public accountant, graduated from Washington University (St. Louis) School of Business.

COMMITTEES OF THE BOARD OF CHARTER COMMUNICATIONS, INC.

     The Audit Committee oversees Charter Communications, Inc.'s internal accounting and auditing procedures, reviews audit and examination results and procedures with independent accountants, oversees reporting of financial information including review of quarterly and annual financial information prior to filing with the SEC, determines the objectivity and independence of the independent accountants and makes recommendations to the board of directors as to selection of independent accountants. The members of the Audit Committee are Ronald L. Nelson, Nancy B. Peretsman and Howard L. Wood. The Audit Committee's functions are detailed in a written Audit Committee Charter adopted by the board of directors.

     The Compensation Committee was formed in February 2000 for the purpose of reviewing and approving compensation and benefits programs, and approving compensation for senior management of Charter Communications, Inc. and its affiliates and subsidiaries. The members of the Compensation Committee are Paul
G. Allen, Marc B. Nathanson, William D. Savoy and Howard L. Wood.

     The Option Plan Committee was formed in June 2000 for the purpose of administering the 1999 Option Plan. The Option Plan Committee was also appointed by the board of directors of Charter Communications, Inc. to administer the 2001 Stock Incentive Plan and Jerald L. Kent acts as a special committee for the 2001 Stock Incentive Plan to approve grants to eligible individuals below the Senior Vice President level. The Option Plan Committee consists of directors Nancy B. Peretsman and Ronald L. Nelson.

     The Executive Committee may act in place of the full board of directors and exercise such powers of the full board as the board may delegate to such committee from time to time. The Executive Committee consists of directors Paul
G. Allen, Jerald L. Kent and William D. Savoy.

DIRECTOR COMPENSATION

     Mr. Kent, the only director who is also an employee of Charter Communications, Inc., does not receive any additional compensation for serving as a director or attending any meeting of the Board of Directors. Each non-employee director, other than Mr. Allen, was issued 40,000 fully vested options for agreeing to join the board of directors of Charter Communications, Inc. All non-employee directors of Charter Communications, Inc. received an annual grant of 10,000 vested options in February 2001, subject to approval of Charter Communications, Inc.'s 2001 Stock Incentive Plan by its shareholders at its annual meeting in June 2001. All directors of Charter Communications, Inc. are entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings and may receive additional compensation to be determined.

     Mr. Kent is a party to an employment agreement with Charter Communications, Inc. Mr. Wood is a party to a consulting agreement with Charter Communications, Inc. and Mr. Nathanson is a party to a letter agreement with Charter Communications, Inc. These agreements are summarized in "Certain Relationships and Related Transactions -- Employment and Consulting Arrangements."

EXECUTIVE OFFICERS

     The following persons are executive officers of Charter Communications,
Inc.:

EXECUTIVE OFFICERS                                            POSITION
------------------                                            --------
Jerald L. Kent....................  President and Chief Executive Officer
David C. Andersen.................  Senior Vice President -- Communications
David G. Barford..................  Executive Vice President and Chief Operating Officer
Mary Pat Blake....................  Senior Vice President -- Marketing and Charter Media
Eric A. Freesmeier................  Senior Vice President -- Administration
Thomas R. Jokerst.................  Senior Vice President -- Advanced Technology Development
Kent D. Kalkwarf..................  Executive Vice President and Chief Financial Officer
Ralph G. Kelly....................  Senior Vice President -- Treasurer
David L. McCall...................  Senior Vice President of Operations -- Eastern Division
Majid R. Mir......................  Senior Vice President -- Telephony and Advanced Services
John C. Pietri....................  Senior Vice President -- Engineering
Michael E. Riddle.................  Senior Vice President and Chief Information Officer
Steven A. Schumm..................  Executive Vice President, Assistant to the President
Curtis S. Shaw....................  Senior Vice President, General Counsel and Secretary
Stephen E. Silva..................  Senior Vice President -- Corporate Development and
                                    Technology
James (Trey) H. Smith, III........  Senior Vice President of Operations -- Western Division

     Information regarding our executive officers is set forth below.

     DAVID C. ANDERSEN, 52, Senior Vice President -- Communications. Prior to joining Charter Communications, Inc. in May 2000, Mr. Andersen served as vice president of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC. Before that, starting in 1982 when he established their public relations department, Mr. Andersen served in various management positions at Cox Communications, Inc., most recently as vice president of Public Affairs. Mr. Andersen serves on the board of

KIDSNET, and is a former chairman of the National Captioning Institute's Cable Advisory Board. He received a B.S. degree in Journalism from the University of Kansas.

     DAVID G. BARFORD, 42, Executive Vice President and Chief Operating
Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations -- Western Division. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     MARY PAT BLAKE, 45, Senior Vice President -- Marketing and Charter
Media. Prior to joining Charter Investment in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management. Ms. Blake received a B.S. degree from the University of Minnesota and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER, 48, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, 51, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. Mr. Jokerst is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 41, Executive Vice President and Chief Financial
Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 44, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

     JERALD L. KENT, 44, President, Chief Executive Officer and Director. Mr. Kent has held these positions with Charter Communications, Inc. since July 1999 and with Charter Investment since April 1995. He previously held the position of chief financial officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Digeo, Inc., Cable Television Laboratories, Inc., Com21 Inc. and C-Span. He is also a member of the executive committee and the board of directors of the National Cable Television Association. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis).

     DAVID L. MCCALL, 45, Senior Vice President -- Operations -- Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

     MAJID R. MIR, 50, Senior Vice President -- Telephony and Advanced Services. From 1999 until joining Charter Communications, Inc. in April 2001, Mr. Mir was employed by Genuity, Inc. where he was vice president for local fiber engineering. Prior to that, he was assistant vice president of global network infrastructure for GTE Internetworking. Mr. Mir has been working in the field of telephony since 1979. Mr. Mir earned a B.S. degree in computer science from the University of West Florida and an M.B.A. degree from the University of South Florida.

     JOHN C. PIETRI, 51, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, 42, Senior Vice President and Chief Information Officer. Prior to joining Charter Communications, Inc. in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM, 48, Executive Vice President and Assistant to the President. Prior to joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

     CURTIS S. SHAW, 52, Senior Vice President, General Counsel and
Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

     STEPHEN E. SILVA, 41, Senior Vice President -- Corporate Development and Technology. Mr. Silva joined Charter Investment in 1995 and has also served as vice president responsible for billing services and new product development. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of High Speed Access Corp. and Diva Systems Corporation.

     JAMES H. (TREY) SMITH, III, 53, Senior Vice President of
Operations -- Western Division. Mr. Smith was appointed to his current position in September 2000, previously serving as a division president of AT&T Broadband. Before that, he was president and chief executive officer of Rogers Cablesystems Ltd., senior vice president of the Western Region for MediaOne/Continental Cable and executive vice president of operations for Times Mirror Cable TV, Inc. He received B.B.A. and M.B.A. degrees from Georgia State University and is a certified public accountant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In February 2000, the board of directors of Charter Communications, Inc. appointed a Compensation Committee comprised of Messrs. Allen, Savoy, Nathanson and Wood, and executive officer compensation matters, including option grants, were delegated to the Compensation Committee. In June 2000, the board of directors of Charter Communications, Inc. appointed Nancy B. Peretsman and Ronald L. Nelson to serve as a separate committee to administer the Charter Communications 1999 Option Plan.

     During 2000 and through the date hereof, no member of the Compensation Committee or the Option Plan Committee was an officer or employee of Charter Communications, Inc. or any of its subsidiaries. Mr. Wood served as an officer of Charter Communications, Inc. for several months in 1999, and served as a consultant to Charter Communications, Inc. in 2000. Mr. Nathanson served as an officer of certain of Charter Communications, Inc.'s subsidiaries prior to their acquisition by Charter Communications, Inc. Transactions between Charter Communications, Inc. and certain members of the Compensation Committee are more fully described in "Certain Relationships and Related Transactions."

     None of the executive officers of Charter Communications, Inc., Charter Communications Holding Company, or the Issuers serve on the compensation committee of any other company that has an executive officer currently serving on the board of directors of Charter Communications, Inc. or any of its affiliates, the Compensation Committee or the Option Plan Committee.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation paid for services rendered in 2000 to executive officers of Charter Communications, Inc. for the fiscal years ended December 31, 1998, 1999 and 2000, including the Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 2000. Through the beginning of November 1999, such executive officers had received their compensation from Charter Investment. Since November 1999, such officers receive their compensation from Charter Communications, Inc. Pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, each of those entities leases the necessary personnel and provides services to each other, including the knowledge and expertise of their respective officers. See "Certain Relationships and Related Transactions."

  Summary Compensation Table

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                  ANNUAL COMPENSATION                 AWARD
                              YEAR     -----------------------------------------    SECURITIES
                              ENDED                               OTHER ANNUAL      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  DEC. 31   SALARY($)   BONUS($)(1)   COMPENSATION(2)    OPTIONS(#)    COMPENSATION($)(3)
---------------------------  -------   ---------   -----------   ---------------   ------------   ------------------
Jerald L. Kent............    2000     1,250,000    1,000,000        127,005(4)            --             5,250
  President and Chief         1999     1,250,000      625,000         76,799(5)            --             4,000
  Executive Officer           1998       790,481      641,353             --        7,044,127            18,821

Steven A. Schumm(6).......    2000       410,000      444,000             --               --             2,040
  Executive Vice President    1999       400,000       60,000             --          782,681             1,920
                              1998        12,307       12,300             --               --                --

David G. Barford..........    2000       255,000      250,500             --           40,000             5,250
  Executive Vice President    1999       235,000       80,000             --          200,000             7,000
  and Chief Operating         1998       220,000      225,000(7)          --               --         8,395,235(8)
  Officer

Kent D. Kalkwarf..........    2000       225,000      250,500             --           40,000             5,250
  Executive Vice President    1999       180,000       80,000             --          200,000             2,586
  and Chief Financial         1998       135,000       55,000             --               --         7,768,091(8)
  Officer

David L. McCall...........    2000       225,000      283,625             --           25,000             4,237
  Senior Vice President of    1999       149,656      108,800             --          200,000               505
  Operations -- Eastern       1998       133,414      107,180             --               --         4,193,495(8)
  Division

---------------
(1) Includes "stay" bonus of $321,000 for Mr. Schumm and $160,500 for each of Messrs. Barford, Kalkwarf and McCall in the form of principal and interest forgiven during 2000 under employee's promissory note, as more fully described in "Certain Relationships and Related Transactions -- Employment and Consulting Arrangements."

(2) Includes other annual non-cash compensation, such as company-paid health, disability and life insurance premiums pursuant to plans covering all employees, unless the aggregate amount does not exceed the lesser of $50,000 or 10% of such officer's total annual salary and bonus shown in the table.

(3) Includes matching contributions under Charter Communications, Inc.'s 401(k) plan.

(4) Includes $35,499 attributed to personal use of a corporate airplane and $85,214 as reimbursement for purchase of a car.

(5) Includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of corporate airplane.

(6) Mr. Schumm became affiliated with Charter Investment on December 16, 1998.

(7) Includes $150,000 received as a one-time bonus.

(8) Received in March 1999 in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by Mr. Allen's acquisition of control on December 23, 1998, but was income for 1999.

THE CHARTER COMMUNICATIONS 1999 OPTION PLAN

     Charter Holdings adopted an option plan on February 9, 1999, which was assumed by Charter Communications Holding Company in May 1999. This plan provides for the grant of options to purchase up to 25,009,798 membership units in Charter Communications Holding Company to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates and current and prospective non-employee directors of Charter Communications, Inc. Membership units received upon exercise of any options are immediately exchanged for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis.

     As of May 10, 2001, a total of 20,599,026 options to purchase membership units in Charter Communications Holding Company were outstanding under the plan. One-fourth of the options vest on the 15-month anniversary of the date of grant and the remaining vest 1/45 on each month anniversary following the 15-month anniversary of the date of grant. The options expire after ten years from the date of grant. The plan administrator has the discretion to accelerate the vesting of any options.

     Any shares not subject to outstanding options and any shares covered by options that are terminated under the 1999 Option Plan will be transferred to the Charter Communications, Inc. 2001 Stock Incentive Plan. As a result, there are no options available for future grant under the 1999 Option Plan.

2000 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth, for such officers, information concerning options, including the number of securities for which options were held at December 31, 2000, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of Charter Communications, Inc.'s Class A common stock on December 31,
2000) and the value of unexercised options as of December 31, 2000.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                              SECURITIES                DECEMBER 31, 2000(1)          DECEMBER 31, 2000(2)
                               ACQUIRED     VALUE    ---------------------------   ---------------------------
                              ON EXERCISE  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------  --------  -----------   -------------   -----------   -------------
Jerald L. Kent..............           --        --   3,522,063      3,522,064     $10,460,527    $10,460,530
Steven A. Schumm............           --        --     300,027        482,654         891,080      1,433,482
David G. Barford............           --        --      76,666        163,334         229,869        506,302
Kent D. Kalkwarf............           --        --      76,666        163,334         229,869        506,302
David L. McCall.............           --        --      76,666        148,334         227,698        453,802

---------------
(1) These options are exercisable as to 25% of the underlying securities at the fifteenth month after grant, and thereafter, as to 1/45 of the remaining securities in each of the next 45 months. These options were granted under the Charter Communications 1999 Option Plan and, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Charter Communications, Inc.'s Class A common stock.

(2) Based on a per share market value of $22.97 for Charter Communications, Inc.'s Class A common stock.

2000 OPTION GRANTS

     The following table shows individual grants of options made to executive officers named in the Summary Compensation Table during 2000. All such grants were made under the Charter Communications 1999 Option Plan and the exercise price was based upon the fair market value of the underlying securities on the date of grant.

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                             NUMBER OF     % OF TOTAL                                    OF STOCK PRICE
                             SECURITIES     OPTIONS                                     APPRECIATION FOR
                             UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                              OPTIONS      EMPLOYEES     EXERCISE    EXPIRATION    --------------------------
NAME                         GRANTED(1)     IN 2000       PRICE         DATE           5%            10%
----                         ----------    ----------    --------    ----------    ----------    ------------
Jerald L. Kent.............        --          --             --           --            --              --
Steven A. Schumm...........        --          --             --           --            --              --
David G. Barford...........    40,000         0.4         $19.47      2/15/10       489,783       2,020,007
Kent D. Kalkwarf...........    40,000         0.4         $19.47      2/15/10       489,783       2,020,007
David L. McCall............    25,000         0.2         $19.47      2/15/10       306,114       1,262,504

---------------
(1) These options are exercisable as to 25% of the underlying securities at the fifteenth month after grant, and thereafter, as to 1/45 of the remaining securities in each of the next 45 months. These options were granted under the Charter Communications 1999 Option Plan and, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Charter Communications, Inc.'s Class A common stock.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

THE CHARTER COMMUNICATIONS, INC. 2001 STOCK INCENTIVE PLAN

     On February 12, 2001, the Board of Directors unanimously adopted the Charter Communications, Inc. 2001 Stock Incentive Plan, subject to approval by our shareholders which is expected to occur at the annual meeting of shareholders in June 2001. Under this plan, up to 59,964,013 shares of our Class A common stock would be available for issuance (38,895,911 newly authorized shares under the 2001 Incentive Plan and up to 21,068,102 previously authorized shares based on forfeitures, cancellations and terminations under the 1999 Option Plan).

     The purpose of the 2001 Incentive Plan is to strengthen Charter Communications, Inc. by providing an incentive to the employees (including future employees who have received a formal offer of employment), officers, consultants and directors of Charter Communications, Inc., as well as its subsidiaries and affiliates, and thereby encouraging them to devote their abilities and industry to the success of Charter Communications, Inc.'s business enterprise. It is intended that this purpose be achieved by extending to such persons an added long-term incentive of high levels of performance and unusual efforts through the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or restricted stock (as each term is defined in the 2001 Incentive Plan).

     Upon approval by our shareholders, the 2001 Incentive Plan will be administered by at least one committee of the Board of Directors, which will consist of one or more directors and could consist of the entire board of directors. In February 2001, the Board of Directors appointed an Option Plan Committee to authorize grants and awards under the 2001 Incentive Plan to any eligible individuals and Jerald L. Kent to authorize grants to eligible individuals below the Senior Vice President level. For purposes of this section, "committee" shall mean either the Option Plan Committee or Jerald L. Kent acting in his capacity as a special committee.

     The 2001 Incentive Plan will terminate as of the tenth anniversary of February 12, 2001, and no option or award could be granted thereafter. The Board of Directors may sooner terminate the plan and the board may at any time and from time to time amend, modify or suspend the plan, but it cannot impair or adversely alter any options or awards theretofore granted under the plan, except with the consent of the optionee or grantee.

     Under the 2001 Incentive Plan, up to 59,964,013 authorized and unissued shares (including up to 21,068,102 shares based on forfeitures, cancellations and terminations under the 1999 Option Plan) will be available for the grant of options and awards to eligible individuals, provided that the maximum number of shares with respect to which options and stock appreciation rights may be granted to any individual during any calendar year is 3,889,501. In the event of any change in capitalization, however, the committee may adjust the maximum number and class of shares with respect to which options and awards may be granted, the number and class of shares which are subject to outstanding options and awards and the purchase price thereof. Of the total number of shares allotted under the 2001 Incentive Plan, no more than 3,000,000 of the allotted shares may be used for grants of restricted stock.

STOCK OPTIONS

     If an optionee's employment with or service to Charter Communications, Inc. or its affiliates is terminated other than for cause, death, disability or retirement, the optionee has the right to exercise any vested options within 60 days of the termination of employment. After this 60-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled. If an optionee's employment is terminated because of death, disability or retirement, the options can be exercised until the second anniversary of the event, with any options not so exercised being automatically canceled.

STOCK APPRECIATION RIGHTS ("SARS")

     The 2001 Incentive Plan permits the granting of SARs either in connection with the grant of an option or as a freestanding right. A SAR permits a grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the committee, in an amount equal in value to the excess, if any, of the then per share fair market value over the per share fair market value on the date that the SAR was granted (or option exercise price in the case of a SAR granted in connection with an option). When a SAR is granted, however, the committee may establish a limit on the maximum amount a grantee may receive upon exercise. The committee will decide at the time the SAR is granted, the date or dates at which it will become vested and exercisable.

     If a grantee's employment or service to Charter Communications, Inc. or its affiliates is terminated other than for cause, death, disability or retirement, the grantee has the right to exercise any vested SARs within 60 days of the termination of employment. After this 60-day period, all vested and unvested SARs held by the grantee are automatically canceled. If a grantee's employment is terminated for cause, any unexercised SARs are automatically canceled. If a grantee's employment is terminated because of death, disability or retirement, the SARs may be exercised until the second anniversary of the event, with any SARs not so exercised being automatically canceled.

DIVIDEND EQUIVALENT RIGHTS ("DERS")

     DERs represent a right to receive all or some portion of the cash dividends that are or would be payable with respect to shares of Charter Communications, Inc.'s Class A common stock. DERs may be granted in tandem with any award under the 2001 Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related awards. DERs may be settled in cash or shares or a combination thereof, in a single or multiple installments, as the committee determines.

RESTRICTED STOCK

     The committee will determine the terms of each restricted stock award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the committee, in its discretion, may decide: (i) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional shares or held in cash, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock, and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock award. Payment of deferred dividends in respect of shares of restricted stock, together with any interest accrued thereon, shall be made upon the lapsing of restrictions imposed on such shares. Any dividends deferred (together with any interest accrued thereon) in respect of any shares of restricted stock shall be forfeited upon the forfeiture of such shares.

PERFORMANCE UNITS AND PERFORMANCE SHARES

     Performance units and performance shares will be awarded as the committee may determine, and the vesting of performance units and performance shares will be based upon specified performance objectives to be determined by the committee among the following: revenue, net income, operating income, earnings, net earnings, share price, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), total shareholder return, total shareholder return relative to peers, financial returns (including, without limitation, return on assets, return on equity and return on investment), cost reduction targets, customer satisfaction, customer growth, employee satisfaction, pre-tax profits, net earnings, or any combination of the foregoing. Performance objectives (and underlying business criteria, as applicable) may be in respect of: (i) the performance of Charter Communications, Inc., (ii) the performance of any of its subsidiaries, (iii) the performance of any of its divisions, (iv) a per share basis, (v) a per subscriber basis, or (vi) any combination of the foregoing. Performance objectives may be absolute or relative (to prior performance of Charter Communications, Inc. or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The formula for determining performance objectives may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or non-recurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing, and foreign exchange impacts. The performance objectives with respect to a performance cycle shall be established in writing by the committee by the earlier of (x) the date on which a quarter of the performance cycle has elapsed or (y) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance objectives remains substantially uncertain.

OTHER STOCK-BASED AWARDS; PHANTOM STOCK

     The committee may grant other share awards to any eligible individual on such terms and conditions as the committee may determine in its sole discretion. Share awards may include grants of phantom stock. Upon the vesting of a phantom stock award, the grantee shall be entitled to receive a cash payment in respect of each share of phantom stock which shall be equal to the fair market value of a share as of the date the phantom stock award was granted, or such other date as determined by the committee in its discretion at the time the phantom stock award was granted. The committee may, in its discretion, at the time a phantom stock award is granted, provide a limitation on the amount payable in respect of each share of phantom stock. In lieu of a cash payment, the committee may, in its discretion, settle phantom stock awards with shares having a fair market value equal to the cash payment to which the grantee has become entitled.

     If an optionee's or grantee's employment is terminated without "cause" or for "good reason" during the 12-month period following a "change in control" (as those terms are defined in the 2001 Incentive Plan), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the 2001 Incentive Plan, all outstanding options will become immediately and fully exercisable, all outstanding SARs will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance units will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level. Upon a change of control, the committee can shorten the exercise period, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. Under the 2001 Incentive Plan, a change of control occurs: (a) in the event of an acquisition by any person of beneficial ownership of more than 50% of the outstanding voting securities of Charter Communications, Inc.; (b) if at least one-half of our Board of Directors ceases to be made up of those individuals who are directors as of February 12, 2001;

or (c) upon the consummation of a merger, consolidation or reorganization with or into Charter Communications, Inc. in which securities of Charter Communications, Inc. are issued, except for certain transactions, including, among other things, a merger where our shareholders own more than 50% of the surviving corporation or constitute a majority of the board of the surviving corporation.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS. Charter Communications, Inc.'s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its shareholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     Charter Communications, Inc.'s bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Charter Communications, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our Class A common stock as of May 10, 2001 by:

      --  each of our directors;

      --  each of our executive officers named in the Summary Compensation
          Table;

      -- all directors and executive officers of Charter Communications, Inc. as a group; and

      -- each person known by us to own beneficially 5% or more of the outstanding Charter Communications, Inc. Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

      -- each holder of our Class A common stock is entitled to one vote per share; and

      -- each holder of our Class B common stock is entitled to a number of votes based on the number of such holder's and his affiliates' shares of Class B common stock and membership units of Charter Communications Holding Company exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit of Charter Communications Holding Company held by him or his affiliates.

                                                          SHARES                   CLASS A COMMON STOCK
                                                       RECEIVABLE ON     ----------------------------------------
                                        NUMBER OF       EXERCISE OF      SHARES ISSUABLE                   % OF
                                      CLASS A SHARES      VESTED          UPON EXCHANGE        % OF       VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED(1)       OPTIONS(2)       OR CONVERSION(3)    EQUITY(4)   POWER(5)
------------------------------------  --------------   -------------     ----------------    ---------   --------
Paul G. Allen(6).................        9,334,083          10,000         324,300,479(7)       59.8%      93.5%
Charter Investment, Inc.(8)......               --              --         217,585,246(9)      48.20%         *
Vulcan Cable III Inc.(6).........               --              --         106,715,233(11)     31.34%         *
Jerald L. Kent...................           22,000       4,549,332                              1.92%         *
Howard L. Wood...................               --         155,000                                 *          *
Marc B. Nathanson(10)............        9,967,435          50,000                              4.28%         *
Ronald L. Nelson.................           17,500          50,000                                 *          *
Nancy B. Peretsman...............           10,000          50,000                                 *          *
William D. Savoy.................               --          50,000             756,747(11)         *          *
Steven A. Schumm(12).............            3,700         391,340                                 *          *
David G. Barford.................            2,500         110,666                                 *          *
Kent D. Kalkwarf.................            9,000         110,666                                 *          *
David L. McCall..................            4,700         106,666                                 *          *
All current directors and executive
  officers as a group (22
  persons).......................       19,474,093       6,351,832         324,300,479         62.03%      93.9%
TCID of Michigan, Inc............               --              --          15,117,743           6.1%         *

---------------
  *  Less than 1%.

 (1) Includes shares for which the named person has:

        --  sole voting and investment power; or

        --  shared voting and investment power with a spouse.

    Does not include shares that may be acquired through exercise of options.

 (2) Includes shares of Charter Communications, Inc. Class A common stock issuable upon exercise of options vested on or before July 9, 2001 under the 1999 Option Plan. Furthermore, because the controlling shareholder of Charter Communications, Inc. has advised Charter Communications, Inc. of his intent to vote to approve the 2001 Incentive Plan, this number also includes options granted to directors under the 2001 Incentive Plan, which were fully vested upon grant, but the exercise of which is conditioned on the Charter Communications, Inc. shareholders' approval of the plan at the upcoming annual meeting.

 (3) Beneficial ownership is determined in accordance with Rule 13d-3. The beneficial owners of our Class B common stock, Charter Communications Holding Company membership units and CC VIII, LLC membership units are deemed to be beneficial owners of an equal number of shares of our Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (4) The calculation of this percentage assumes for each person that:

        -- 233,773,798 shares of Class A common stock are currently issued and outstanding;

        -- 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

        -- the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries;

        -- the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by July 9, 2001; and

        -- that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

     A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Option Plan. When vested, these options are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Charter Communications, Inc.'s Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Incentive Plan.

 (5) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by both Vulcan Cable III Inc. and Charter Investment have not been exchanged for shares of Class A common stock); and that outstanding membership units of CC VIII, LLC owned by TCID of Michigan, Inc. have not been exchanged for shares of Class A common stock.

 (6) The address of these persons is 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

 (7) The total listed is comprised of:

        -- 217,585,246 membership units in Charter Communications Holding Company held by Charter Investment;

        -- 106,715,233 membership units in Charter Communications Holding Company held by Vulcan Cable III Inc.; and

        -- 50,000 shares of Class B common stock held directly by Mr. Allen (100% of the Class B common stock issued and outstanding).

 (8) Includes 217,585,246 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is 12444 Powerscourt Drive, Suite 100, St. Louis, MO 63131.

 (9) These membership units in Charter Communications Holding Company are exchangeable for shares of Class A common stock at any time on a one-for-one basis.

(10) Consists of the following shares:

        --  4,023,336 shares for which he has sole investment and voting power;

        -- 5,543,654 shares for which he has shared investment and voting power; and

        -- 400,445 shares for which he has sole investment power and shared voting power.

(11) Includes 756,747 shares of Class A common stock that may be acquired by Mr. Savoy upon exercise of options from Vulcan Cable III Inc. to purchase membership units in Charter Communications Holding Company that have vested or will vest by July 9, 2001.

(12) Includes 3,700 shares for which Mr. Schumm has shared investment and voting power.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of May 10, 2001, we had 233,773,798 shares of Class A common stock issued and outstanding. As of May 10, 2001, the following shares of Class A common stock are or will be issuable:

     - 324,300,479 shares will be issuable upon conversion of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units held by Vulcan III and Charter Investment. These membership units are exchangeable for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis;

     - 50,000 shares will be issuable upon conversion of outstanding Class B common stock on a one-for-one basis;

     - 39,011,744 shares will be issuable upon the exchange of Charter Communications Holding Company membership units and CC VIII, LLC membership units issued to specified sellers in the Bresnan acquisition, including 93,751 to be issued in a post-closing adjustment. These units are exchangeable for shares of Class A common stock;

     - 20,599,026 shares will be issuable upon the exchange of membership units in Charter Communications Holding Company that are received upon the exercise of options granted under the Charter Communications 1999 Option Plan and under agreements with Mr. Kent, our chief executive officer. Upon issuance, these membership units will be immediately exchanged for shares of Class A common stock, without any further action by the optionholder. As of May 10, 2001, 5,254,083 of these options have vested; and

     - 8,060,630 shares will be issuable upon the exercise of options granted under the Charter Communications, Inc. 2001 Stock Incentive Plan, subject to shareholder approval of the plan, which we expect to occur on June 6, 2001 at the annual stockholders' meeting.

     - All or a portion of 52,524 shares of Class A common stock which constituted 10% of the shares issuable as payment of a portion of the merger consideration in the Chat TV transaction, but which will be issued on September 13, 2001 in the event that no indemnity claims have been made under the Chat TV acquisition agreement. Additional Class A common stock having an aggregate value of $1,221,493.20 may be issued eighteen months following September 13, 2000 and additional shares of Class A common stock having an aggregate value of $1,221,493.20 may be issued thirty-six months following September 13, 2000 if certain performance targets are satisfied. The number of shares will be based on the market price at that time.

     - 34,786,650 shares will be issuable upon the conversion of $750 million aggregate principal amount of 5.75% convertible senior notes at a conversion rate of 46.3822 shares of Class A common stock per $1,000 principal amount of notes.

     In addition, of the total number of shares of Class A common stock issued or issuable as described above, 23,230,200 shares may be sold in compliance with Rule 144 under the Securities Act of 1933, unless registered under the Securities Act of 1933 pursuant to demand or piggyback registration rights. Substantially all of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company and CC VIII, LLC membership units and upon conversion of shares of our Class B common stock have demand and piggyback registration rights attached to them.

     The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

     A registration statement on Form S-8 covering the Class A common stock issuable pursuant to the exercise of options under the Charter Communications 1999 Option Plan was filed with the Securities and Exchange Commission in May 2000 and we plan to file a registration statement on Form S-8 covering the Class A common stock issuable pursuant to the 2001 Incentive Plan. The shares of Class A common stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act of 1933.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

     MANAGEMENT ARRANGEMENTS. Charter Communications, Inc. has entered into management arrangements with Charter Communications Holding Company and certain of its subsidiaries. Under these agreements, Charter Communications, Inc. provides management services for and operates the cable television systems owned or to be acquired. The management agreements covering the CC VI and CC VII companies limit management fees payable to Charter Communications, Inc. to 5% of gross revenues. Under the arrangement covering all of our other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Communications Holding Company and all of its subsidiaries is limited to the amount necessary to reimburse Charter Communications, Inc. for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees Charter Communications, Inc. is obligated to pay under the mutual services agreement described below. Payment of management fees by Charter Communications, Inc.'s operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter Communications, Inc. and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     In 2000, Charter Communications, Inc. received a total of $4,957,000 as management fees from Charter Communications Holding Company and its subsidiaries, exclusive of amounts being paid to Charter Investment pursuant to the mutual services agreement described below.

     MUTUAL SERVICES AGREEMENT WITH CHARTER INVESTMENT AND CHARTER COMMUNICATIONS HOLDING COMPANY. During 2000, pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, Inc., Charter Investment leased the necessary personnel and provided services to Charter Communications, Inc. to manage Charter Communications Holding Company and its subsidiaries, including us. Effective January 1, 2001, Charter Investment personnel became employees of Charter Communications Holding Company and the mutual services agreement was amended to add Charter Communications Holding Company as a party and provide that both Charter Investment and Charter Communications Holding Company will provide services to Charter Communications, Inc. on a cost reimbursement basis. Charter Communications, Inc. has only 15 employees, all of whom are also executive officers of Charter Communications Holding Company. Charter Communications, Inc., Charter Investment and Charter Communications Holding Company are parties to a mutual services agreement. The mutual services agreement provides that each party shall provide rights and services to the others as may be reasonably requested for the management of Charter Communications Holding Company and Charter Holdings and the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter Communications, Inc. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. During 2000, Charter Communications, Inc. paid $50,285,700 to Charter Investment for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter Communications, Inc. pursuant to a management arrangement with subsidiaries. See "--Management Arrangements."

     CONSULTING AGREEMENT. Charter Communications Holding Company is a party to a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to this consulting agreement, Vulcan Northwest and Charter Investment provide advisory, financial and other consulting services with respect to the acquisitions by Charter Communications Holding Company of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but automatically renewed by its terms and automatically renews for successive one-year terms unless otherwise terminated. For services rendered, the consulting agreement provides for payment of a fee equal to 1% of the aggregate value of the acquisition for their services rendered for each acquisition made by Charter Communications Holding Company or any of its affiliates, reimbursement of reasonable out-of-pocket expenses incurred and indemnification. In 2000, no fees were paid with respect to consulting services by an affiliate of Mr. Allen.

     PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT. Prior to November 12, 1999, Charter Investment provided management and consulting services to our operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. During 2000, Charter Communications, Inc.'s subsidiaries paid $5,369,000 to Charter Investment to reduce management fees payable. At December 31, 2000, total management fees payable to Charter Investment were $13,751,000, exclusive of any interest that may be charged.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "Business Relationships" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications, Inc. and Charter Communications Holding Company, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in High Speed Access Corp.; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter Communications, Inc.'s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter Communications, Inc.'s high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should Charter Communications, Inc. or Charter Communications Holding Company or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter Communications, Inc. or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of Charter Communications, Inc. and the amended and restated limited liability company agreement of Charter Communications Holding Company would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by Charter Communications, Inc., Charter Communications Holding Company or any of their subsidiaries from time to time. The businesses of RCN Corporation, a company in which Mr. Allen has made a significant investment, are not considered cable transmission businesses under these provisions. See "--Business Relationships - RCN Corporation."

     Under Delaware corporate law, each director of Charter Communications, Inc., including Mr. Allen, is generally required to present to Charter Communications, Inc., any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter Communications, Inc. and they may exploit such opportunities for their own account.

INTERCOMPANY LOANS

     From time to time, there are intercompany borrowings and repayments between or among Charter Communications, Inc. and its subsidiaries and between or among its subsidiaries. For amounts borrowed, our practice is for the borrowing party to pay interest to the lending party based on the borrower's cost of funds on its revolving credit facility, which is based on a spread over LIBOR. On occasion, indebtedness between companies has been forgiven in lieu of a contribution to capital. The average month-end principal balance of indebtedness from our subsidiaries to our parent companies during 2000 was $250 million. The total interest paid by our operating subsidiaries for parent company indebtedness was $22.8 million, and accrued interest on such debt at December 31, 2000 was $2.3 million.

EMPLOYMENT AND CONSULTING ARRANGEMENTS

     Jerald L. Kent is employed by Charter Communications, Inc. under an employment agreement that terminates on December 23, 2001 with automatic one-year renewals. Under this agreement, Mr. Kent serves as President and Chief Executive Officer of Charter Communications, Inc., with responsibility for the nationwide general management, administration and operation of all present and future business of Charter Communications, Inc. and its subsidiaries. The agreement provides that during the initial term, Mr. Kent would receive an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by Charter Communications, Inc.'s board of directors in its discretion and an annual bonus up to $625,000, in an amount to be determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets. Charter Communications, Inc. also agreed to cause Mr. Kent to be elected to Charter Communications, Inc.'s board of directors without any additional compensation. Effective for 2001, Mr. Kent's base salary was increased to $1,500,000. Also in 2001, he received a $1,000,000 bonus for services rendered in 2000.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of Charter Communications, Inc. Mr. Kent will be reimbursed by Charter Communications, Inc. for life insurance premiums of up to $30,000 per year and is granted personal use of the corporate airplane. Mr. Kent also is entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. In 2000, Mr. Kent did not avail himself of reimbursement for life insurance premiums or country club dues.

     In connection with this agreement, Mr. Kent received options to purchase 7,044,127 Charter Communications Holding Company membership units with an exercise price of $20.00. The options have a term of 10 years and vested 25% on December 23, 1998. The remaining 75% vest 1/36 on the first day of each of the 36 months commencing January 1, 2000. The terms of these options provide that immediately following the issuance of membership units received upon exercise of such options, these units will be automatically exchanged for shares of Charter Communications, Inc.'s Class A common stock on a one-for-one basis.

     The agreement further provides that Charter Communications, Inc. will indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     If the agreement expires because Charter Communications, Inc. gives Mr. Kent notice of its intention not to extend the initial term, or if the agreement is terminated by Mr. Kent for good reason or by Charter Communications, Inc. without cause:

      -- Charter Communications, Inc. will pay to Mr. Kent an amount equal to the total base salary due to Mr. Kent for the remaining term and the Board of Directors will consider additional amounts, if any, to be paid to Mr. Kent; and

      --  any unvested options held by Mr. Kent shall immediately vest.

     Pursuant to an automatically renewing consulting agreement between Charter Communications, Inc. and Howard L. Wood, Mr. Wood provides consulting services to Charter Communications, Inc. and also is responsible for such other duties as the Chief Executive Officer determines. Mr. Wood receives annual cash compensation at a rate of $60,000, and is entitled to receive health benefits as well as use of an office and a full-time secretary. The cost of the office and secretary in 2000 was $40,000. Charter Communications, Inc. will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

     Effective as of May 25, 1999, Marc B. Nathanson entered into a letter agreement with Charter Communications, Inc. for a three-year term. Under this agreement, Mr. Nathanson serves as Vice-Chairman and as a director of Charter Communications, Inc. During the term of this agreement, Mr. Nathanson receives a benefit equal to $193,197 per year, which amount is being paid by Charter Communications, Inc. to a company controlled by Mr. Nathanson. In addition, Mr. Nathanson is entitled to the rights and benefits provided to other directors of Charter Communications, Inc. Charter Communications, Inc. will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

     Charter Investment issued 1999 "stay bonuses" and Charter Communications, Inc. issued 2000 "stay bonuses" to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes and interest is forgiven at the end of each of the first three anniversaries of the issue date, as long as the employee is still employed by the issuer of the bonus or any of its affiliates. Generally, the promissory notes bear interest at 7% per year. The following table provides certain information about such notes as of December 31, 2000 for executive officers employed as of that date.

                                                                            OUTSTANDING
                                                                              BALANCE
                      INDIVIDUAL                           ISSUE DATE      AS OF 12/31/00
                      ----------                         ---------------   --------------
David C. Andersen......................................    April, 2000        $150,000
David G. Barford.......................................   January, 1999        300,000
Mary Pat Blake.........................................   January, 1999        300,000
Eric A. Freesmeier.....................................   January, 1999        300,000
Thomas R. Jokerst......................................   January, 1999        300,000
Kent D. Kalkwarf.......................................   January, 1999        300,000
Ralph G. Kelly.........................................   January, 1999        300,000
David L. McCall........................................   January, 1999        300,000
John C. Pietri.........................................   January, 1999        150,000
Steven A. Schumm.......................................   January, 1999        600,000
Curtis S. Shaw.........................................   January, 1999        300,000
Stephen E. Silva.......................................   January, 1999        300,000
James H. (Trey) Smith..................................  September, 2000       200,000

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President - Operations - Eastern Division, is a partner in a partnership that leases office space to us. In 2000, the partnership received approximately $126,470 pursuant to such lease and related agreements. In addition, approximately $457,000 was paid to a construction company controlled by Mr. McCall's brother and $270,695 to a construction company controlled by Mr. McCall's son.

     A company controlled by Mr. Wood occasionally leases an airplane to Charter Communications, Inc. and its subsidiaries and affiliates for business travel. An hourly time share rate is paid for such usage. Mr. Wood's affiliated company reimburses Charter Communications, Inc. for the full annual cost of two individuals qualified to operate the plane and who are otherwise available to Charter Communications, Inc. in connection with its own flight operations, which amount was $123,843 in 2000. Charter Communications, Inc. paid Mr. Wood's affiliate $2,200 in 2000 for time share usage of the airplane. In addition, Mr. Wood has also used Charter Communications, Inc.'s airplane for occasional personal use in 2000, a benefit valued at $19,900.

     In addition, Mr. Wood's daughter, a Vice President of Charter Communications Holding Company, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest are forgiven as long as she remains employed by our subsidiary at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note in 2000 was $80,250 and the outstanding balance on the note as of December 31, 2000 was $150,000.

     In addition, companies controlled by Mr. Nathanson leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to our subsidiaries. Mr. Nathanson's affiliates received total annual rent in 2000 of $430,918 and $122,581, respectively, for these premises. In April 2001, Charter Communications, Inc. terminated the Pasadena office lease in exchange for a payment of $638,622.

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with services or programming. Among these entities are High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc., TechTV, L.L.C., USA Networks, Inc., Oxygen Media, LLC, Digeo, Inc., RCN Corporation and Interval Research Corporation. Mr. Allen owns 100% of the equity of Vulcan Ventures and is its chief executive officer. Mr. Savoy is also a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies that Mr. Allen has invested in may mutually benefit one another. The agreements governing our relationship with Digeo, Inc. are an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     In June 1999, Charter Communications Holding Company entered into the Bresnan purchase agreement. In February 2000, Charter Communications Holding Company assigned its rights under the Bresnan purchase agreement to purchase certain assets to Charter Holdings and Charter Holdings accepted such assignment and assumed all obligations of Charter Communications Holding Company under the Bresnan purchase agreement with respect to those assets.

     VULCAN VENTURES. Vulcan Ventures Incorporated, Charter Communications, Inc., Charter Investment and Charter Communications Holding Company are parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local control of the digital product owned, operated, controlled or managed by us now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement.

     HIGH SPEED ACCESS. High Speed Access is a provider of high-speed Internet access over cable modems. Charter Communications Holding Company is a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provide High Speed Access with exclusive access to at least 750,000 of our homes that have either an installed cable drop from our cable system or that are eligible for a cable drop by virtue of our cable system passing the home. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues we earned from High Speed Access in 2000 were approximately $7.8 million.

     Additionally, Charter Communications Holding Company, as the assignee of Vulcan Ventures, now holds warrants that were amended and restated on May 12, 2000, giving Charter Communications, Inc. the right to purchase up to 12,000,000 shares of High Speed Access common stock at an exercise price of $3.23 per share. A portion of the warrants may be earned under the agreements described above, and the other portion relates to warrants that may be earned under an agreement entered into with High Speed Access on May 12, 2000, described below. Warrants earned under the agreements described above become vested at the time systems are committed by us and are based upon the number of homes passed. Warrants under these agreements can only be earned until July 31, 2003, and are earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above are exercisable until May 25, 2006. Such warrants may be forfeited in certain circumstances, generally if we withdraw a committed system. As of December 31, 2000, Charter Communications, Inc. has earned 1,932,931 warrants under the agreements described above.

     On May 12, 2000, Charter Communications, Inc. entered into a separate agreement with High Speed Access, which was assigned by Charter Communications, Inc. to Charter Communications Holding Company on August 1, 2000. Under the agreement, homes passed by our cable television systems will be committed to High Speed Access for which High Speed Access will provide residential Tier 2 and above technical support and network operations center support. Such systems will be in locations where we have launched or intend to launch cable modem-based Internet access to residential customers. Tier 2 support is customer service support beyond the initial screening of a problem.

     We have agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by us, to High Speed Access (other than full turnkey systems), on or prior to May 12, 2003. We may also commit additional homes passed in excess of the initial 5,000,000. With respect to each system launched or intended to be launched, we will pay a per customer fee to High Speed Access according to agreed pricing terms. In addition, we will also compensate High Speed Access for services that exceed certain minimum thresholds.

     Warrants that may be earned under the agreement become vested at the time we authorize High Speed Access to proceed with respect to a system, and will be based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provides that Charter Communications Holding Company will have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provides that Charter Communications Holding Company will have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement are exercisable until 7 1/2 years from the date they are earned. Such warrants are generally not subject to forfeiture, even if the agreement is terminated. High Speed Access has agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Communications Holding Company's request, if the number of warrants earned exceeds 11,500,000. High Speed Access also granted Charter Communications Holding Company certain registration rights with respect to shares of common stock held by Charter Communications Holding Company and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant.

     The agreement governing the services to be provided by High Speed Access has a term of five years starting in May 2000. Charter Communications Holding Company has the option to renew the agreement for additional successive five-year terms on similar terms. On each renewal date, High Speed Access will issue Charter Communications Holding Company an additional warrant for each renewal term. These renewal warrants will grant Charter Communications Holding Company the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon 0.50 shares of common stock for every home passed in each system committed to High Speed Access during the initial five-year term and each five-year renewal term.

     Either party may terminate the agreement, in whole or in part, if the other party defaults, becomes insolvent or files for bankruptcy. Charter Communications Holding Company may terminate the agreement if High Speed Access merges with another party or experiences a change of control. If Charter Communications Holding Company terminates the agreement, it may, in certain circumstances, be required to pay a termination fee.

     Additionally, on December 5, 2000, one of our subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of senior convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively. The preferred stock has a liquidation preference of $1,000 per share. The preferred stock generally shares in dividends on High Speed Access common stock on an "as converted to common stock" basis. Each share of Series D preferred stock may be converted into that number of shares of common stock calculated by dividing the liquidation price by the conversion price per share, which is $5.01875, subject to adjustments for certain events. Each share of Series D preferred stock is therefore convertible into 199.25 shares of High Speed Access common stock, so long as no adjustments have occurred. Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and board representation rights as part of the transaction.

     Jerald L. Kent, the President and Chief Executive Officer and a director of Charter Communications Holding Company and Charter Communications, Inc.; Stephen
E. Silva, Senior Vice President - Corporate Development and Technology of Charter Communications Holding Company and Charter Communications, Inc.; and Mr. Savoy, a member of the boards of directors of Charter Communications Holding Company and Charter Communications, Inc., are all members of the board of directors of High Speed Access.

     Through the various investments described above, Vulcan Ventures owns 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of High Speed Access. Charter Communications Ventures owns 37,000 shares of Series D convertible preferred stock. If all shares of preferred stock owned by affiliates of Mr. Allen were converted into common stock, then Mr. Allen, through such affiliates, would beneficially own 47.8% of the stock of High Speed Access.

     WORLDGATE. WorldGate Communications, Inc. is a provider of Internet access through cable systems. Charter Communications, Inc. has an affiliation agreement with WorldGate for an initial term which expires in November 2002. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. We started offering WorldGate service in 1998. Pursuant to the agreement, Charter Communications, Inc. agreed to use its reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, to the extent we determine that it is economically practical, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. For the year ended December 31, 2000, we paid WorldGate approximately $5,089,200 consisting of $4,985,200 for equipment purchases and $104,000 for subscriber access fees. We charged our subscribers approximately $393,830 for the year ended December 31, 2000. Charter Communications, Inc. also owns 138,765 shares of WorldGate's common stock for which it paid a total of $2,000,000.

     On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TV Gateway LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company invested $850,000, providing it a 16.25% ownership interest in the joint venture. For the first four years after the formation of TV Gateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. In connection with the formation of the joint venture, on August 15, 2000, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a purchase price of $24.78. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service.

     WINK. Wink Communications, Inc. offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. The existing agreement between Wink and Charter Communications Holding Company expired in October 2000 and a new agreement is being negotiated. Pursuant to the expired agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. We continue to pay a fixed monthly license fee to Wink. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue generated by Wink from all fees collected for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. For the year ended December 31, 2000, minimal revenue and expenses have been recognized as a result of this agreement. Vulcan Ventures owns 985,200 shares of Wink's stock and warrants to purchase shares of common stock and has a 3.2% equity interest in Wink.

     TECHTV. TechTV, L.L.C. operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement terminating in 2008, TechTV has provided us with programming for broadcast via our cable television systems at no cost. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and for systems with lower penetration levels through April 30, 2001. In certain circumstances, we are entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to our carriage of the service. Additionally, we receive incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired an approximate one-third interest in TechTV. Mr. Savoy is the president and director of Vulcan Programming. In January 2000, Vulcan Ventures acquired an additional 64% in TechTV for $204.8 million bringing its interest in TechTV to approximately 98.7%. The remaining 1.3% of TechTV is owned by its management and employees. Mr. Allen is a director of TechTV and Mr. Savoy is vice president of TechTV.

     USA NETWORKS. USA Networks, Inc. operates the USA Network and The Sci-Fi Channel cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. Pursuant to an agreement terminating in 2005, Charter Communications Holding Company is a party to a non-exclusive affiliation agreement with USA Networks for the cablecast of USA Network programming. Mr. Allen and Mr. Savoy are also directors of USA Networks. As of March 15, 2001, Mr. Allen owned approximately 8.2% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

     OXYGEN MEDIA, LLC. Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures invested $100 million in 1999 in Oxygen Media. Vulcan Ventures has made equity investments in Oxygen Media of $100 million in 2000 and $50 million in 2001. In addition, by mid-year 2001, Charter Communications Holding Company expects to enter into a carriage agreement with Oxygen Media pursuant to which we will carry Oxygen Media programming content on certain of our cable systems. Mr. Savoy, a director of Charter Communications, Inc. and Charter Communications Holding Company, serves on the board of directors of Oxygen Media. Mr. Allen owns an approximate 19% interest in Oxygen Media.

     PORTLAND TRAIL BLAZERS. On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. We continue to operate under the terms of these agreements since our acquisition of the Falcon cable systems in November 1999. Under the letter agreement, Trail Blazers Inc. is paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, we share subscription revenues with Trail Blazers Inc. Trail Blazers Inc. provides technical facilities and services in connection with the cable broadcast of the Portland Trail Blazers basketball games. The letter agreement and the cable television agreement will terminate on September 30, 2001. We paid approximately $1.1 million for the year ended December 31, 2000 in connection with the cable broadcast of Portland Trail Blazers basketball games under the cable television agreement.

     DIGEO, INC. During 2001, we expect to offer Digeo's television-based Internet access service in several markets. The Digeo product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The Digeo product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites and a portal guide, it directs users through the World Wide Web. In addition, the portal generates revenues from advertising on it own web pages and by sharing revenues generated by linked or featured web sites.

     On March 5, 2001, Charter Communications, Inc. finalized a carriage agreement with Digeo, which will function as its television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, Charter Communications Ventures, LLC (through Digeo Broadband Holdings, LLC ("Digeo Holdings")) also received an equity interest in Digeo funded by Vulcan's contribution to Digeo Holdings of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through Digeo Holdings to acquire Digeo equity in order to maintain Charter Communications, Inc.'s pro rata interest in Digeo in the event of certain future Digeo equity financings by Digeo's founders. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. Mr. Allen and Mr. Savoy are directors of Digeo.

     RCN CORPORATION. Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 26% equity interest in RCN Corporation, including its investment of $1.65 billion in 2000. In October 1999, Charter Communications Holding Company entered into a term sheet with RCN containing the principal terms of a non-exclusive joint venture to provide telephony services to customers in our Los Angeles cable systems. Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that the businesses of RCN are deemed not to be "cable transmission businesses." Mr. Savoy, a director of Charter Communications, Inc., is also a director of RCN. To date, we have had only preliminary discussions with RCN and have not entered into definitive agreements.

     JOINT VENTURE FOR DEVELOPMENT OF DIGITAL VIDEO RECORDER SET-TOP TERMINAL. In September 2000, our subsidiary, Charter Communications Ventures entered into a joint venture with General Instrument Corporation (doing business as the Broadband Communications Sector of Motorola, Inc.), ReplayTV, Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in digital set-top terminals.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description of the indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

EXISTING CREDIT FACILITIES

     CHARTER OPERATING CREDIT FACILITIES. On March 18, 1999, Charter Operating entered into senior secured credit facilities arranged by Chase Securities Inc., NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operating's subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings or Charter Operating.

     The Charter Operating credit facilities provide for borrowings of up to $4.7 billion consisting of:

      -- an eight and one-half year reducing revolving loan in the amount of $1.25 billion;

      -- an eight and one-half year Tranche A term loan in the amount of $1.0 billion; and

      --   a nine-year Tranche B term loan in the amount of $2.45 billion.

     The Charter Operating credit facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility beginning on June 30, 2002 with respect to the Tranche A term loan and on March 31, 2004 with respect to the revolving credit facility, with a final maturity date, in each case, of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The final maturity date of the Tranche B term loan facility is March 18, 2008. The Charter Operating credit facilities also provide for an incremental term facility of up to $1.0 billion conditioned upon receipt of additional new commitments from lenders. Up to 50% of the borrowings under it may be repaid on terms substantially similar to that of the Tranche A term loan and the remaining portion on terms substantially similar to that of the Tranche B term loan. In March 2000, $600.0 million of the incremental term facility was drawn down, thereby increasing the Tranche B term loan. The maturity date for this term loan is September 18, 2008.

     The Charter Operating credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Charter Operating. In the event that any existing March 1999 8.250% Charter Holdings notes remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facility will terminate on such date.

     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rate margins for the Charter Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Charter Operating and its subsidiaries, exclusive of outstanding notes and other debt for money borrowed, including guarantees by Charter Operating and by Charter Holdings. The interest rate margins for the Charter Operating credit facilities are as follows:

      -- with respect to the revolving loan and the Tranche A term loan, the margin ranges from 1.5% to 2.25% for eurodollar loans and from 0.5% to 1.25% for base rate loans; and

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      --   with respect to the Tranche B term loan, the margin ranges from 2.25%
           to 2.75% for eurodollar loans and from 1.25% to 1.75% for base rate loans.

     The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default include a cross-default provision that is triggered by the failure of Charter Operating, Charter Holdings or Charter Operating's subsidiaries to make payment on debt with an outstanding total principal amount exceeding $50.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

      -- Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Charter Operating; or

      -- a change of control occurs under the indentures governing the March 1999 Charter Holdings notes or the January 2000 Charter Holdings notes.

     The various negative covenants place limitations on the ability of Charter Holdings, Charter Operating and their subsidiaries to, among other things:

      --   incur debt;

      --   pay dividends or make other distributions;

      --   incur liens;

      --   make acquisitions;

      --   make investments or asset sales; or

      --   enter into transactions with affiliates.

     Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the March 1999 Charter Holdings notes are generally permitted. Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the January 2000 Charter Holdings notes, the January 2001 Charter Holdings notes and the May 2001 Charter Holdings notes are generally permitted, provided Charter Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Charter Operating credit facilities.

     As of March 31, 2001, approximately $3.8 billion was outstanding and approximately $885.0 million was available for borrowing under the Charter Operating credit facilities. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $3.5 billion and the unused availability would have been approximately $1.2 billion. See "Use of Proceeds."

     CC VII (FALCON) CREDIT FACILITIES. In connection with the Falcon acquisition, the required percentage of lenders under the senior secured credit facilities of Falcon Cable Communications agreed to amend and restate the Falcon credit agreement, which amendment and restatement was effective as of November 12, 1999, the date that Charter Communications Holding Company closed the Falcon acquisition. The obligations under the CC VII (Falcon) credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The obligations under the CC VII (Falcon) credit facilities are secured by pledges of the ownership interests and

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intercompany obligations of Falcon Cable Communications and its subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries.

     The CC VII (Falcon) credit facilities have maximum borrowing availability of $1.25 billion consisting of the following:

      --   a revolving facility in the amount of approximately $646.0 million;

      --   a term loan B in the amount of approximately $196.5 million;

      --   a term loan C in the amount of approximately $294.8 million; and

      --   a supplemental revolving facility of $110.0 million.

     In addition to the above, the CC VII (Falcon) credit facilities provide for, at the option of the lenders, supplemental credit facilities for a total of $700.0 million, less the $110.0 million outstanding under the supplemental revolving facility above. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from the lenders. The terms of such additional borrowings are subject to certain restrictions that may be no more materially restrictive than the provisions of the CC VII (Falcon) credit facilities and will be determined at the time of borrowing.

     The revolving facility and the supplemental revolving facility amortize beginning in 2001 and 2003, respectively, and ending on December 29, 2006 and December 31, 2007, respectively. The term loan B and term loan C facilities amortize beginning in 1999 and ending on June 29, 2007 and December 31, 2007, respectively.

     The CC VII (Falcon) credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Falcon Cable Communications.

     The CC VII (Falcon) credit facilities provide Falcon Cable Communications with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rates for these credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a "leverage ratio" which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Falcon Cable Communications and its subsidiaries, exclusive of the Falcon debentures described below. The interest rate margins for the CC VII (Falcon) credit facilities are as follows:

      -- with respect to the revolving loan facility, the margin ranges from 1.0% to 2.0% for eurodollar loans and from 0.0% to 1.0% for base rate loans;

      -- with respect to Term Loan B, the margin ranges from 1.75% to 2.25% for eurodollar loans and from 0.75% to 1.25% for base rate loans; and

      -- with respect to Term Loan C, the margin ranges from 2.0% to 2.5% for eurodollar loans and from 1.0% to 1.5% for base rate loans.

     The CC VII (Falcon) credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VII (Falcon) credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment relating to specified outstanding debt of Falcon Cable Communications, its direct and indirect parent companies, CC VII Holdings, LLC and Charter Communications VII, or specified subsidiary guarantors in a total amount of principal and accrued interest exceeding $10.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The CC VII (Falcon) credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

      -- Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Falcon Cable Communications; or

      -- a change of control occurs under the terms of other specified debt of Falcon.

     The various negative covenants place limitations on the ability of Falcon Cable Communications and its subsidiaries to, among other things:

      --   incur debt;

      --   pay dividends or make other distributions;

      --   incur liens;

      --   make acquisitions;

      --   make investments or asset sales; or

      --   enter into transactions with affiliates.

     Distributions under the CC VII (Falcon) credit facilities to Charter Holdings to pay interest on the March 1999 Charter Holdings notes, the January 2000 Charter Holdings notes, the January 2001 Charter Holdings notes and the May 2001 Charter Holdings notes are generally permitted, provided Falcon Cable Communications' cash flow for the most recent fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings are also permitted if Falcon Cable Communications meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VII (Falcon) credit facilities.

     As of March 31, 2001, there was approximately $699.0 million outstanding and approximately $547.0 million was available for borrowing under the CC VII (Falcon) credit facilities. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $694.0 million and the unused availability would have been approximately $552.0 million. See "Use of Proceeds."

     CC VI (FANCH) CREDIT FACILITIES. On November 12, 1999, the Fanch acquisition was closed and CC VI Operating Company, LLC, the parent company of the Fanch cable systems, entered into senior secured credit facilities arranged by Chase Securities Inc. and Banc of America Securities LLC. The obligations under the CC VI (Fanch) credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the CC VI (Fanch) credit facilities are secured by pledges of the ownership interests and intercompany obligations of CC VI Operating and its subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries.

     The CC VI (Fanch) credit facilities have maximum borrowings of $1.2 billion, consisting of:

      --   a revolving facility in the amount of approximately $350.0 million;

      --   a term loan A in the amount of approximately $450.0 million; and

      --   a term loan B in the amount of approximately $400.0 million.

     The revolving facility amortizes beginning in 2004 and ending in May 2008. The term loan A and term loan B facilities amortize beginning in 2003 and ending in May 2008 and November 2008, respectively.

     In addition to the foregoing, the CC VI (Fanch) credit facilities provide for supplemental credit facilities in the maximum amount of $300.0 million. These supplemental credit facilities may be in the form of an additional term loan or an aggregate increase in the amount of the term loan A or the revolving facility. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from lenders. The amortization of the additional term loans under the supplemental credit facilities prior to May 2009 is limited to 1% per annum of the aggregate principal amount of such additional term loans.

     The CC VI (Fanch) credit facilities also contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of CC VI Operating.

     The CC VI (Fanch) credit facilities provide CC VI Operating with the following two interest rate options, to which a margin is added: a base rate option, generally the prime rate of interest; and an interest rate option rate based on the interbank Eurodollar rate. Interest rates for the CC VI (Fanch) credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of CC VI Operating and its subsidiaries. The interest rate margins for the CC VI (Fanch) credit facilities are as follows:

      -- with respect to the revolving loan facility and term loan A, the margin ranges from 1.0% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

      -- with respect to term loan B, the margin ranges from 2.50% to 3.00% for eurodollar loans and from 1.50% to 2.00% for base rate loans.

     The CC VI (Fanch) credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VI (Fanch) credit facilities include a cross-default provision that is triggered by the failure to make payment on debt of CC VI Operating, CC VI Holdings and the subsidiaries of CC VI Operating in a total amount of $25.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The CC VI (Fanch) credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event of any of the following:

      -- Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in CC VI Operating;

      -- CC VI Operating is no longer a direct or indirect subsidiary of Charter Communications Holding Company; or

      -- A change of control occurs under specified indebtedness of CC VI Holdings, CC VI Operating or CC VI Operating's subsidiaries.

     Various negative covenants place limitations on the ability of CC VI Operating and its subsidiaries to, among other things:

      --   incur debt;

      --   pay dividends or make other distributions;

      --   incur liens;

      --   make acquisitions;

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

      --   make investments or asset sales; or

      --   enter into transactions with affiliates.

     Distributions under the CC VI (Fanch) credit facilities to pay interest on the March 1999, January 2000, January 2001 and the May 2001 Charter Holdings notes are generally permitted, provided CC VI Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if CC VI Operating meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VI (Fanch) credit facilities.

     As of March 31, 2001, there was approximately $901.0 million outstanding and approximately $299.0 million was available for borrowing under the Fanch credit facilities. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $850.0 million and the unused availability would have been approximately $350.0 million. However, debt covenants limit the amount that can be borrowed to $122.3 million at March 31, 2001.

     BRESNAN CREDIT FACILITIES. In connection with the CC VIII (Bresnan) acquisition, our subsidiary, CC VIII Operating, LLC (formerly Bresnan Telecommunications Company, LLC) amended and restated its previous senior secured credit facilities and increased the available borrowings under the facilities. At the closing of the Bresnan acquisition, we borrowed approximately $599.9 million to replace the borrowings outstanding under the previous credit facilities and an additional $31.3 million to fund a portion of the Bresnan purchase price.

     Upon completion of the Bresnan/Avalon combination, the CC VIII (Bresnan) credit facilities were again amended and restated. The following description reflects such amendment and restatement.

     The obligations under the CC VIII (Bresnan) credit facilities are guaranteed by the parent company of the Bresnan borrower, CC VIII Holdings, LLC (formerly Bresnan Communications Group LLC), and by the subsidiaries of the Bresnan borrower. The obligations under the CC VIII (Bresnan) credit facilities are secured by pledges of the ownership interests and intercompany obligations of the Bresnan borrower and its subsidiaries, but are not secured by other assets of the Bresnan borrower or its subsidiaries. The CC VIII (Bresnan) credit facilities are also secured by a pledge of CC VIII Holdings' equity interest in the Bresnan borrower and intercompany obligations with respect to the Bresnan borrower.

     The CC VIII (Bresnan) credit facilities provide for borrowings of up to $1.45 billion, consisting of:

      --   a reducing revolving loan facility in the amount of $450.0 million;

      -- two tranch term loans A facilities in the aggregate amount of $500.0 million; and

      --   two tranch term loans B facilities in the amount of $500.0 million.

     The CC VIII (Bresnan) credit facilities provide for the amortization of the principal amount of the term loan A facilities and the reduction of the revolving loan facility beginning March 31, 2002, with a final maturity date of June 30, 2007. The amortization of the term loan B facilities is substantially "back-ended", with more than ninety percent of the principal balance due on the final maturity date of February 2, 2008. The CC VIII (Bresnan) credit facilities also provide for two incremental facilities of up to a total $500.0 million, which are conditioned upon receipt of additional commitments from lenders. If the incremental facilities become available, they may be in the form of revolving loans, term A loans or to a limited extent term B loans, but may not amortize more quickly than the reducing revolving loan facility or the term loan A facilities, and may not have a final maturity date earlier than six calendar months after the maturity date of the term loan B facilities.

     The CC VIII (Bresnan) credit facilities provide the following two interest rate options, to which a margin is added: a base rate, generally the "prime rate" of interest; and an interest rate option based on the interbank
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eurodollar rate. Interest rate margins for the CC VIII (Bresnan) credit facilities depend upon performance measured by a leverage ratio, which is the ratio of total debt to annualized operating cash flow. The leverage ratio is based on the debt of the Bresnan borrower and its subsidiaries. The interest rate margins for the CC VIII (Bresnan) credit facilities are as follows:

      -- with respect to the term loan A facilities and the revolving loan facility, the margin ranges from 0.75% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

      -- with respect to the term loan B facilities, the margin ranges from 2.5% to 2.75% for eurodollar loans and from 1.5% to 1.75% for base rate loans.

     The CC VIII (Bresnan) credit facilities contain various representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VIII (Bresnan) credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment on the debt of the Bresnan borrower, its subsidiaries and CC VIII Holdings in a total amount in excess of $25.0 million, the acceleration of debt of this amount prior to its maturity or failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     Certain negative covenants place limitations on the ability of the Bresnan borrower and its restricted subsidiaries to, among other things:

      --   incur debt;

      --   pay dividends or make other distributions;

      --   incur liens;

      --   make acquisitions;

      --   make investments or asset sales; or

      --   enter into transactions with affiliates.

     The CC VIII (Bresnan) credit facilities contain a change in control provision making it an event of default permitting acceleration of the debt in the event of any of the following:

      -- Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in the Bresnan borrower, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests of the Bresnan borrower;

      -- a change of control or similar defined term shall occur in any agreement governing debt of CC VIII Holdings or the Bresnan borrower, and such debt is at least in the amount of $25.0 million;

      -- Charter Communications Holding Company shall cease to own, directly or indirectly, at least 51% of the equity interests in the Bresnan borrower; or

      -- the Bresnan borrower shall cease to be a direct wholly owned subsidiary of CC VIII Holdings.

     Distributions under the CC VIII (Bresnan) credit facilities to Charter Holdings to pay interest on the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes are generally permitted, provided the borrower's consolidated cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings are also conditioned on the borrower meeting specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VIII (Bresnan) credit facilities. Distributions to Charter Holdings to pay interest on the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes are also subject to the restricted payment

                                      S-133
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provisions contained in the indenture for the 11.875% notes of CC V Holdings,
LLC, the parent of the Bresnan borrower.

     As of March 31, 2001, there was approximately $1.0 billion outstanding and approximately $445.0 million was available for borrowing under the CC VIII (Bresnan) credit facilities. As of March 31, 2001, pro forma for the sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom and the closing of the pending AT&T transactions, outstanding borrowings would have been approximately $1.0 billion and unused availability would have been approximately $450.0 million was available for borrowing under the CC VIII (Bresnan) credit facilities.

COMMITTED BRIDGE FACILITY

     CHARTER HOLDINGS 2001 SENIOR BRIDGE LOAN COMMITMENT. Charter Holdings and Charter Capital have entered into a commitment letter with affiliates of the underwriters to provide senior increasing rate bridge loans of up to $2 billion for capital expenditures, general corporate purposes, and to fund the cash portion of the pending AT&T transactions. If any of the pending AT&T transactions are not completed, the commitment would be reduced by the amount of the commitment allocated to such portion of the transaction, up to $1 billion.

     On May 10, 2001, Charter Holdings and Charter Capital and the prospective lenders under the committed facility amended the commitment letter. Giving effect to this amendment, the bridge loan availability is approximately $1 billion. Pursuant to commitment reduction provisions of the committed facility, the aggregate commitments of the prospective lenders will be reduced by the net proceeds received by Charter Communications, Inc. from the offer of the Class A common stock described in this prospectus supplement (except for $501.5 million of the net proceeds that we will set aside to pay a portion of the purchase price of the pending AT&T transactions) and the net proceeds received by Charter Communications, Inc. from the offering of the notes described in this prospectus supplement.

     The bridge loans would bear interest initially at a rate equal to either the bid-side yield of the 11.125% senior notes, less 25 basis points. The rate would increase by 125 basis points at the end of the first 90 days after funding, and 50 basis points for each 90-day period after the first 90 days.

     The commitments expire on December 31, 2001. The bridge loans would mature one year from the date of first funding, but if not repaid in full by such date will automatically convert into senior term loans that would be due nine years after such conversion. Interest on the senior term loans would initially be the rate then in effect for the bridge loans, plus 50 basis points, and would increase by 50 basis points after every 90-day period after such conversion.

     Following any conversion of the bridge loans into senior term loans, the lenders would have the right to request that their notes be exchanged for notes that would be issued under an indenture with covenants and events of default similar to those in the 11.125% senior notes, but redeemable at the option of Charter Holdings until the fifth anniversary of the first funding of the bridge loan. After the fifth anniversary, the notes would be redeemable at a premium initially of one-half of the coupon on the note, declining ratably annually to zero on the date that is two years prior to the maturity date. The bridge loan agreement would require that the borrowers file a shelf registration statement with respect to the exchange notes and use commercially reasonable efforts to have the statement become effective and available to allow for unrestricted resales of the exchange notes. The exchange notes would bear interest at the higher of the rate of interest applicable to the senior term loans and the bid-side yield of the 11.125% senior notes.

     Interest on the bridge loans, senior term loans or exchange notes would not be lower than 9% and may not exceed 15% annually.

     The prospective lenders' commitments to us are subject to a number of conditions. We cannot assure you that such conditions will be met. If these conditions are not met, these funds will not be available to us and, we will need to obtain alternative financing to fund our anticipated capital expenditures and meet our other

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obligations. See "Risk Factors -- Our Business -- The prospective lenders'
commitments to lend to us under the Charter Holdings 2001 senior bridge loan facility are subject to a number of conditions."

EXISTING PUBLIC DEBT

     MARCH 1999 CHARTER HOLDINGS NOTES. The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer.

     The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The March 1999 8.250% Charter Holdings notes mature on April 1, 2007 and as of December 31, 2000, there was $600 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of December 31, 2000, there was $1.5 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of December 31, 2000, the total accreted value was $1.08 billion. Cash interest on the March 1999 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.

     The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the January 2000 and January 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Before April 1, 2002, Charter Holdings and Charter Capital may redeem up to 35% of each of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after April 1, 2004, Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the March 1999 Charter Holdings notes contain certain covenants that restrict the ability of Charter Holdings and Charter Capital and their restricted subsidiaries to:

      --   incur additional debt;

      --   create specified liens;

      --   pay dividends on stock or repurchase stock;

      --   make investments;

      -- sell all or substantially all of our assets or merge with or into other companies;

      --   sell assets;

      -- in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

      --   engage in certain transactions with affiliates.

     JANUARY 2000 CHARTER HOLDINGS NOTES. The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new January 2000 Charter Holdings notes, with substantially similar terms, except that the new January 2000 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer.

     The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2000 10.00% Charter Holdings notes mature on April 1, 2009, and as of December 31, 2000, there was $675 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2000, there was $325 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2000, the total accreted value of these notes was approximately $335.5 million. Cash interest on the January 2000 11.75% Charter Holdings notes will not accrue prior to January 15, 2005.

     The January 2000 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999 and January 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity date on April 1, 2009. Before January 15, 2003, Charter Holdings and Charter Capital may redeem up to 35% of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after January 15, 2005, Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.

     JANUARY 2001 CHARTER HOLDINGS NOTES. The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new January 2001 Charter Holdings notes, with substantially similar terms, except that the new January 2001 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer, registration rights or provisions for special interest.

     The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2001 10.750% Charter Holdings notes issued in the aggregate principal amount of $900 million mature on October 1, 2009. The January 2001 11.125% Charter Holdings notes issued in the aggregate principal amount of $500 million mature on January 15, 2011. The January 2001 13.500% Charter Holdings notes issued in the aggregate principal amount at maturity of $675 million mature on January 15, 2011. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.

     The January 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999 and January 2000 notes.

     Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. Before January 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes, in each case at a premium, with the proceeds of certain offerings of equity securities. In addition, on or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes.

     MAY 2001 CHARTER HOLDINGS NOTES. The May 2001 Charter Holdings notes were issued under three separate indentures, each dated as of May 15, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee.

     The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The May 2001 9.625% Charter Holdings notes issued in the aggregate principal amount of $350 million mature on November 15, 2009. The May 2001 10.000% Charter Holdings notes issued in the aggregate principal amount of $575 million mature on May 15, 2011. The May 2001 11.750% Charter Holdings notes issued in the aggregate principal amount at maturity of $1,018 million mature on May 15, 2011. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.

     The May 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2000 and January 2001 notes.

     Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity date on November 15, 2009. Before May 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes, in each case at a premium, with the proceeds of certain offerings of equity securities. In addition, on or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes.

     RENAISSANCE NOTES. The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163.2 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.

     There will not be any payment of interest in respect of the Renaissance notes prior to October 15, 2003. Interest on the Renaissance notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The Renaissance notes are redeemable at the option of the issuers thereof, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers of the Renaissance notes may redeem up to 35% of the original total principal amount at maturity of the Renaissance notes with the proceeds of one or more sales of equity interests at 110% of their accreted value on the redemption date, provided that after any such redemption at least $106.0 million total principal amount at maturity of Renaissance notes remains outstanding.

     Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.

     The indentures governing the Renaissance 10% notes contain certain covenants that restrict the ability of the issuers of the Renaissance notes and their restricted subsidiaries to:

      --   incur additional debt;

      --   create liens;

      --   engage in sale-leaseback transactions;

      -- pay dividends or make other distributions in respect of their equity interests;

      --   redeem capital stock;

      --   make investments or certain other restricted payments;

      --   sell assets;

      --   issue or sell capital stock of restricted subsidiaries;

      --   enter into transactions with shareholders or affiliates; and

      --   effect a consolidation or merger.

     The Renaissance notes contain events of default that include a cross-default provision triggered by the failure of Renaissance Media Group LLC or any of its specified subsidiaries to make payment on debt at maturity with a total principal amount of $10.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of March 31, 2001, there was outstanding $114.4 million total principal amount at maturity of Renaissance notes, with an accreted value of $96.7 million.

     AVALON 11.875% NOTES. On December 10, 1998, CC V Holdings, LLC, formerly known as Avalon Cable LLC, and CC V Holdings Finance, Inc. (formerly Avalon Cable Holdings Finance, Inc.) jointly issued $196.0 million total principal amount at maturity of 11.875% senior discount notes due 2008. On July 22, 1999, the issuers exchanged $196.0 million of the original issued and outstanding Avalon notes for an equivalent amount of new Avalon notes. The form and terms of the new Avalon notes are substantially identical to the original Avalon notes except that they are registered under the Securities Act and, therefore, are not subject to the same transfer restrictions.

     The Avalon notes are guaranteed by certain subsidiaries of CC V Holdings.

     There will be no current payments of cash interest on the Avalon notes before December 1, 2003. The Avalon notes accrete in value at a rate of 11.875% per annum, compounded semi-annually, to an aggregate principal amount of $196.0 million on December 1, 2003. After December 1, 2003, cash interest on the Avalon notes:

      -- will accrue at the rate of 11.875% per year on the principal amount at maturity; and

      -- will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 1, 2003, the issuers of the Avalon notes will be required to redeem an amount equal to $369.79 per $1,000 in principal amount at maturity of each Avalon note, on a pro rata basis, at a redemption price of 100% of the principal amount then outstanding at maturity of the Avalon notes so redeemed.

     On or after December 1, 2003, the issuers of the Avalon notes may redeem the Avalon notes, in whole or in part, at a specified premium. The optional redemption price declines to 100% of the principal amount of the Avalon notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount at maturity of the Avalon notes with the proceeds of one or more equity offerings and/or equity investments.

     In the event of specified change of control events, holders of the Avalon notes have the right to sell their Avalon notes to the issuers of the Avalon notes at 101% of:

      -- the accreted value of the Avalon notes in the case of repurchases of Avalon notes prior to December 1, 2003; or

      -- the total principal amount of the Avalon notes in the case of repurchases of Avalon notes on or after December 1, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     Our acquisition of Avalon triggered this right. On December 3, 1999, we commenced a change of control repurchase offer with respect to the Avalon notes. In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000. The aggregate repurchase price of $10.5 million was funded with proceeds of the sale of the January 2000 Charter Holdings notes.

     Among other restrictions, the indenture governing the Avalon notes limits the ability of the issuers and their specified subsidiaries to:

      --   incur additional debt;

      --   pay dividends or make other specified restricted payments;

      --   enter into transactions with affiliates;

      --   make certain investments;

      --   sell assets or subsidiary stock;

      --   engage in sale-leaseback transactions;

      --   create liens;

      -- create or permit to exist restrictions dividends or other payments from restricted subsidiaries;

      --   redeem equity interests;

      -- merge, consolidate or sell all or substantially all of their combined assets; and

      --   with respect to restricted subsidiaries, issue capital stock.

     The Avalon notes contain events of default that include a cross-default provision triggered by the failure of CC V Operating, CC V Holdings Finance, Inc. or any specified subsidiary to make payment on debt with a total principal amount of $5.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of March 31, 2001, the total principal amount at maturity of the outstanding Avalon notes was $179.8 million, with an accreted value of $135.2 million.

     CHARTER COMMUNICATIONS, INC. 2000 CONVERTIBLE SENIOR NOTES. The Charter Communications, Inc. 2000 convertible senior notes were issued under an indenture dated October 30, 2000 between Charter Communications, Inc., as the issuer, and BNY Midwest Trust Company, as trustee. Charter Holdings is not an obligor or guarantor with respect to the convertible senior notes.

     The Charter Communications, Inc. 2000 convertible senior notes are general unsecured obligations of Charter Communications, Inc. The Charter
Communications, Inc. 2000 convertible senior notes mature on October 15, 2005. There are $750.0 million total principal amount of these notes outstanding.

     The Charter Communication, Inc. 2000 convertible senior notes are senior debts of Charter Communications, Inc. and rank equally with any of Charter Communications, Inc.'s future unsecured and unsubordinated debt, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter Communications, Inc.'s subsidiaries.

     Charter Communications, Inc. has the right to redeem the Charter Communications, Inc. 2000 convertible senior notes on or after October 15, 2003 at specified redemption prices plus accrued and unpaid interest to the redemption date. The Charter Communications, Inc. 2000 convertible senior notes are convertible at the option of the holder into shares of Charter Communications, Inc.'s Class A common stock at a conversion rate of 46.3822 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $21.56 per share. The conversion rate is subject to adjustment in certain events. The Charter Communications, Inc. 2000 convertible senior notes are convertible at any time before the close of business on October 15, 2005, unless Charter Communications, Inc. has previously redeemed or repurchased the notes. Holders of the 2000 convertible senior notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including, but not after, the business day prior to the date fixed for redemption or repurchase, as the case may be.

     In the event of a specified change of control event, Charter
Communications, Inc. must offer to repurchase any then-outstanding Charter Communications, Inc. 2000 convertible senior notes at 100% of their principal amount plus accrued interest to the repurchase date.

INTERCOMPANY LOANS

     For a description of certain intercompany loans made by Charter Communications, Inc., Charter Communications Holding Company and Charter Holdings to certain of their subsidiaries, see "Certain Relationships and Related Transactions--Transactions with Management and Others--Intercompany Loans."

               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

     We describe our Class A common stock and Class B common stock and the membership units of Charter Communication Holding Company in "Description of Capital Stock and Membership Units" on page 17 of the accompanying prospectus.

                              DESCRIPTION OF NOTES

     We will issue the notes under a document called the "indenture." The indenture is a contract between us and BNY Midwest Trust Company, as trustee. Because this section is a summary, it does not describe every aspect of the notes and the indenture that may be important to you. In this section, we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning of only the more important terms. You should read the indenture itself for a full description of the terms of the notes. Whenever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "Charter Communications, Inc.", "we", "our" or "us" refer solely to Charter Communications, Inc., a Delaware corporation, and its successors under the indenture and not to any of its subsidiaries.

GENERAL

     The notes will be general, unsecured obligations of Charter Communications,
Inc. The notes will be limited to            aggregate principal amount
($           if the underwriters exercise their over-allotment option in full).
We will be required to repay the principal amount of the notes in full on
          , 2006. The notes will bear interest at the rate per annum shown on
the front cover of this prospectus supplement from           , 2001. Interest
will be computed on the basis of a 360-day year of twelve thirty day months. We
will pay interest on the notes on           and           of each year,
commencing on           , 2001.

     You may convert the notes into shares of our Class A common stock initially at the conversion rate stated on the front cover of this prospectus supplement at any time before the close of business on the business day preceding
          , 2006, unless the notes have been previously redeemed or repurchased by us. The conversion rate may be adjusted as described below.

     We may redeem the notes at our option at any time on or after           ,
2004, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption," plus accrued and unpaid interest to the redemption date. If there is a Change of Control of Charter Communications, Inc., you may have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change of Control."

     The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries have a substantial amount of existing debt and may incur substantial additional debt in the future. See "Risk Factors -- Our Business."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes will be issued:

     - only in full registered form;

     - without interest coupons; and

     - in denominations of $1,000 and greater multiples.

     The notes will be evidenced by one or more global notes which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes; or

     - an Event of Default with respect to the notes represented by the global note has occurred and is continuing;

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     - you cannot get notes registered in your name if they are represented by the global note;

     - you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

     - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     - all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants.

     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global notes, including for payments made on the global notes, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

     You may, at your option, convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our Class A common stock at any time on or prior to the close of business on the business day prior to the maturity date, unless the notes have been previously redeemed or
repurchased, at a conversion rate of        shares of common stock per $1,000
principal amount of notes. The conversion rate is equivalent to a conversion
price of approximately $     per share, subject to adjustment as set forth
below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day prior to the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     You may convert all or part of any note by delivering the note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our Class A common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our Class A common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our Class A common stock.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below under "--Payment and Conversion") to the opening of business on the next succeeding interest payment date (except notes (or portions thereof) called for redemption on a redemption date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any Regular Record Date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such Regular Record Date.

     No other payment or adjustment for interest, or for any dividends in respect of our Class A common stock, will be made upon conversion. Holders of our Class A common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our Class A common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our Class A common stock at the close of business on the conversion date or round up the number of shares of Class A common stock issuable upon conversion of the notes to the nearest whole share.

     You will not be required to pay any taxes or duties relating to the issue or delivery of shares of our Class A common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of shares of our Class A common stock in a name other than yours. Certificates representing shares of our Class A common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends (and other distributions) payable in our Class A common stock on shares of our capital stock;

     - the issuance to all holders of our Class A common stock of rights, options or warrants entitling them to subscribe for or purchase our Class A common stock at less than the then Current Market Price of such Class A common stock (determined as provided in the indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

     - subdivisions, combinations and reclassifications of our Class A common stock;

     - distributions to all holders of our Class A common stock of evidences of indebtedness of Charter Communications, Inc., shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations);

     - distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of our Class A common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our Class A common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization (being the product of the Current Market Price per share of the Class A common stock on the record date for such distribution and the number of shares of Class A common stock then outstanding); and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our Class A common stock which involves an aggregate consideration that, combined together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our Class A common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our Class A common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the notes of any adjustments.

     In case of any consolidation or merger of Charter Communications, Inc. with or into another entity or any merger of another entity into Charter Communications, Inc. (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our Class A common stock), or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A common stock into which the notes were convertible immediately prior to the consolidation, merger, sale or transfer.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our Board of Directors determines that the increase would be in our best interest. The Board of Directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our Class A common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change of Control as defined below.

     We may also increase the conversion rate for the remaining term of the notes or any shorter period in order to avoid or diminish any income tax to any holders of shares of Class A common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of Charter Communications, Inc., but generally not stock dividends on Class A common stock or rights to subscribe for Class A common stock, and, pursuant to the adjustment provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of the Class A common stock. See "Summary of Certain United States Federal Income Tax Considerations for Holders of Notes -- United States Federal Income Taxation of U.S. Holders".

OPTIONAL REDEMPTION

     After             , 2004, we may redeem the notes, in whole or in part, in
cash at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30 but no more than 60 days notice to you.

     The redemption price, expressed as a percentage of principal amount, is as
follows for the 12-month periods beginning on             of the following
years:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................          %
2005........................................................          %

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

     No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

PAYMENT AND CONVERSION

     Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business
on the             or the             (whether or not a business day)
immediately preceding the relevant interest payment date (a "Regular Record Date"). Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights."

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, pursuant to a "Change of Control Offer." In the Change of Control Offer, we will offer a "Change of Control Payment" in cash (or, as described below, shares of our Class A common stock) equal to 100% of the aggregate principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our Class A common stock valued at 95% of the average of the closing prices of our Class A common stock for the five trading days immediately preceding and including the fifth trading day prior to the repurchase date. We may only pay the repurchase price in shares of our Class A common stock if we satisfy conditions provided in the indenture.

     A Change of Control means the occurrence of any of the following:

          (1) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Communications, Inc.;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than Mr. Allen and Related Parties, becomes the beneficial owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen or a Related Party beneficially owns, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

          (4) after the issue date, the first day on which a majority of the members of the board of directors of Charter Communications, Inc. are not Continuing Directors; or

          (5) Charter Communications, Inc. consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Charter Communications, Inc., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Communications, Inc. is converted into or exchanged for cash securities or other property, other than any such transaction where the Voting Stock of Charter Communications, Inc. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

     However, a Change of Control will not be deemed to have occurred if either
(A) the closing price per share of our Class A common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control relating to an acquisition of Voting Stock, or the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of Change of Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause (3) and/or clause (5) above issuable to the holders of our Class A common stock, consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the notes become convertible into such common stock. For purposes of these provisions the conversion price is equal to $1,000 divided by the conversion rate then in effect.

     Within ten days following any Change of Control, we will mail a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control, offering to repurchase the notes on a certain date (which shall not exceed 30 business days from the date of such notice) (the "Change of Control Payment Date") specified in such notice and specifying whether the repurchase price will be payable in cash or shares of Class A common stock, pursuant to the procedures required by the indenture and described in such notice. Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all the notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) if the Change of Control Payment is to be paid in cash, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all the notes or portions thereof so tendered, or if the Change of Control Payment is to be paid in shares of our Class A common stock, instruct the transfer agent to issues shares representing such Change of Control Payment; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

     The paying agent or, in the event we are paying the Change of Control Payment in shares of our Class A common stock, the trustee will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

     You will also have the right, at your option, to require us to repurchase all of your notes not previously called for redemption or repurchase, or any portion of the principal amount thereof, equal to $1,000 or an integral multiple thereof, if at any time, (1) Mr. Allen or any of his Affiliates (as defined below) purchases, in a transaction or series of transactions, shares of Class A common stock, and solely as a result of such purchases, the aggregate number of shares of Class A common stock held by Mr. Allen and his Affiliates exceeds 70% of the total number of shares of Class A common stock issued and outstanding at such time and (2) the closing price per share of the Class A common stock for any five trading days within the period of the 10 consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchase is less than 100% of the conversion price of the notes in effect on each of those trading days, we will offer a payment equal to 100% of the aggregate principal amount of the notes to be repurchased together with interest accrued to, but excluding, the repurchase date, provided that such repurchase price may not be paid in shares of Class A common stock. For purposes of this "Description of Notes", such event shall constitute a "Change of Control" and we will follow procedures substantially similar to the procedures for a Change of Control Offer as outlined above and described further in the indenture.

     For purposes of the foregoing paragraph, a purchase will not include any shares of Class A common stock acquired by Mr. Allen or his Affiliates as a result of the exchange or conversion of membership units of Charter Communications Holding Company or shares of our Class B common stock, and the calculation of the number of shares of Class A common stock held by Mr. Allen and his Affiliates will not include securities exchangeable or convertible into shares of Class A common stock. An "Affiliate" means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Communications Holding Company or any of its subsidiaries shall not be included in such definition.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all of the notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Communications, Inc. and our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Communications, Inc. and our subsidiaries, taken as a whole, to another Person or group may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     If a Change of Control were to occur, we cannot assure you that we would have sufficient funds to pay the repurchase price for all the notes tendered by the holders. Restrictions in our subsidiaries' credit facilities limit our ability to fund such repurchases. See "Risk Factors -- Our Business" and "Risk Factors -- The Offering of the Notes" for a discussion of these restrictions and limitations.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly, (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person; unless:

          (A) either:

          (i) we are the surviving corporation; or

          (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if the person formed by or surviving any such consolidation or merger with us is not a corporation, a corporate co-issuer shall also be an obligor with respect to the notes);

          (B) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to an agreement reasonably satisfactory to the trustee; and

          (C) immediately after such transaction, no Default or Event of Default exists.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

     These provisions will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among (i) Charter Communications, Inc. and Charter Communications Holding Company or (ii) Charter Communications, Inc. and any of the wholly owned subsidiaries of Charter Communications Holding Company.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default with respect to the notes:

     - default for 30 days in the payment when due of interest on the notes;

     - default in payment when due of the principal of or premium, if any, on the notes;

     - failure to comply with the notice and repurchase provisions described under the captions "--Repurchase at Option of Holders Upon a Change of Control;"

     - failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of the other covenants or agreements in the indenture;

     - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more; and

     - specified events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

     In the case of an Event of Default arising from events of bankruptcy, insolvency or reorganization with respect to us, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on the notes.

     We will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we will be required to deliver to the trustee a statement specifying such Default or Event of Default.

MEETINGS, MODIFICATION AND WAIVER

     The indenture contains provisions for convening meetings of the holders of the notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting or, if less, holders of not less than a majority in aggregate principal amount of the notes then outstanding. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes then outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, or any premium or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     - change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify our obligation to maintain an office or agency in New York City;

     - adversely affect the right to convert the notes;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

     The holders of a majority in aggregate principal amount of the then outstanding notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate principal amount of notes represented at a meeting or, if less, holders of not less than a majority in aggregate principal amount of the notes then outstanding may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the then outstanding notes also may waive by written consent any past default under the indenture, except a default in the payment of principal, premium, if any, or interest which has not been cured.

NOTICES

     Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Communications, Inc., the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of Charter Communications, Inc. as such shall have any liability for any obligations of Charter Communications, Inc. under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
             FOR NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

GENERAL

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is any person or entity that, for United States federal income tax purposes, is either a nonresident alien individual, a foreign corporation, a foreign partnership, foreign estate or a foreign trust, in each case not subject to United States federal income tax on a net basis in respect of income or gain with respect to our common stock.

     This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances. This discussion is not intended to be applicable in all respects to all categories of non-U.S. holders, some of whom may be subject to special treatment under United States federal income tax laws, including "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies". Moreover, this discussion does not address United States state or local or foreign tax consequences. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated under, and administrative and judicial interpretations of, the Internal Revenue Code in effect on the date of this prospectus supplement. All of these authorities may change, possibly with retroactive effect or different interpretations. The following summary is included in this prospectus supplement for general information. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

     An individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. In determining whether an individual is present in the United States for at least 183 days, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income and estate tax in the same manner as United States citizens and residents.

DIVIDENDS

     We do not anticipate paying cash dividends on our capital stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of our Class A common stock, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to United States withholding tax at a 30% rate, unless an applicable income tax treaty provides for a lower withholding rate. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     United States Treasury regulations provide that backup withholding tax at a 31% rate will be imposed on dividends paid to non-U.S. holders if the certification or documentary evidence procedures and requirements set forth in such regulations are not satisfied directly or through an intermediary. Further, in order to claim the benefit of an applicable income tax treaty rate for dividends, a non-U.S. holder must comply with certain certification requirements. The United States Treasury regulations also provide special rules for dividend payments made to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisors concerning the effect, if any, of these tax regulations on an investment in the Class A common stock.

     A non-U.S. holder of Class A common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

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     Dividends paid to a non-U.S. holder are taxed generally on a net income basis at regular graduated rates where such dividends are either effectively connected with the conduct of a trade or business of such holder in the United States or attributable to a permanent establishment of such holder in the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to United States taxation on a net income basis. The 30% withholding tax generally is not applicable to the payment of such dividends if the non-U.S. holder files Form W-8ECI or any successor form with the payor, or, such holder provides its United States taxpayer identification number to the payor. In the case of a non-U.S. holder that is a corporation, such income may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK

     A non-U.S. holder generally will not have to comply with United States federal income or withholding tax requirements in respect of gain recognized on a disposition of Class A common stock unless:

          (1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or of a partnership, trust or estate in which the non-U.S. holder is a partner or beneficiary within the United States or, the gain is attributable to a permanent establishment of the non-U.S. holder within the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holders to United States taxation on a net income basis,

          (2) the non-U.S. holder is an individual who holds the Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other tax law requirements,

          (3) the non-U.S. holder is a United States expatriate required to pay tax pursuant to the provisions of United States tax law, or

          (4) we are or have been a "United States real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder holds the common stock.

     Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, have not been and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes. If we were to become a United States real property holding corporation, any gain realized by a non-U.S. holder would generally be subject to United States federal income taxation and regular graduated tax rates. In addition, the transferee of such stock will be required to withhold 10% of the proceeds unless an exemption from withholding applies.

     A non-U.S. holder who is an individual and meets the requirements of clause
(1) or (3) above will be required to pay tax on the net gain derived from a sale of Class A common stock at regular graduated United States federal income tax rates. Further, a non-U.S. holder who is an individual and who meets the requirements of clause (2) above generally will be subject to a flat 30% tax on the gain derived from such sale (net of an applicable capital loss). Thus, individual non-U.S. holders who have spent or expect to spend a short period of time in the United States should consult their tax advisors prior to the sale of Class A common stock to determine the United States federal income tax consequences of the sale. A non-U.S. holder who is a corporation and who meets the requirements of clause (1) above generally will be required to pay tax on its net gain at regular graduated United States federal income tax rates. Such non-U.S. holder may also have to pay a branch profits tax.

FEDERAL ESTATE TAX

     For United States federal estate tax purposes, an individual non-U.S. holder's gross estate will generally include the Class A common stock owned, or treated as owned, by such individual. Subject to applicable treaty limitations, if any, an individual non-U.S. holder's estate may be subject to U.S. federal estate tax on the Class A common stock so included in the gross estate.

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INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under United States Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

     The United States Treasury regulations provide that a non-U.S. holder generally will be subject to backup withholding tax at the rate of 31% and additional information reporting unless

     (1) certification procedures, or

     (2) documentary evidence procedures, in the case of payments made outside the United States with respect to an offshore account are satisfied. These regulations generally presume a non-U.S. holder is subject to backup withholding at the rate of 31% and additional information reporting requirements unless we receive certification of the holder's non-United States status. Depending on the circumstances, this certification will need to be provided either:

     (1) directly by the non-U.S. holder,

     (2) in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or

     (3) by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

     If any payments are made to the beneficial owner of Class A common stock by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker", as defined in the applicable United States Treasury regulations, pays the proceeds of the sale, redemption or other disposition of the Class A common stock to the seller thereof, backup withholding and additional information reporting requirements will generally not apply. Unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption, additional information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a U.S. person or a "U.S. related person." For this purpose, a "U.S. related person" is: (1) a foreign person that derives 50% or more of its gross income from all sources for the three year period ending with the close of its taxable year preceding the payment, or such period during which the broker has been in existence, from activities that are effectively connected with the conduct of a trade or business in the U.S., (2) a "controlled foreign corporation," that is, a foreign corporation controlled by certain U.S. shareholders, with respect to the U.S., or (3) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a U.S. trade or business. Payment by a U.S. office of any U.S. or foreign broker is generally subject to both backup withholding at a rate of 31% and additional information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption. Prospective investors should consult with their own tax advisors regarding the regulations under the Internal Revenue Code and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be either refunded or credited against the holder's United States federal tax liability, provided sufficient information is furnished to the Internal Revenue Service.

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                        SUMMARY OF CERTAIN UNITED STATES
             FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF NOTES

GENERAL

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the notes and the Class A common stock into which the notes may be converted by a person who acquires notes from the initial purchasers. Except where noted, the summary deals only with notes and Class A common stock held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or a constructive sale. Based upon the description of the DTC's book-entry procedures discussed in the section entitled "Description of Notes -- Form, Denomination, Transfer, Exchange and Book-Entry Procedures", this discussion further assumes that upon issuance and throughout the term, all the notes will be in registered form within the meaning of the Code and applicable regulations, so that interest, paid to non-U.S. holders of the notes should qualify as "portfolio interest" if, as discussed below in section "United States Federal Income Taxation of Non-U.S. Holders" certain additional conditions and certification requirements are satisfied. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     As used herein, a "United States person" is (1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income. A "U.S. holder" is a beneficial owner of a note or Class A common stock who is a United states person. A "non-U.S. holder" is a beneficial owner of a note or Class A common stock that is not a U.S. holder.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

  PAYMENTS OF INTEREST ON THE NOTES

     Interest on the notes will be taxable to a U.S. holder as ordinary income from domestic sources at the time such interest is accrued or actually or constructively received in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

  CONVERSION OF NOTES

     A U.S. holder generally will not recognize gain or loss on the conversions of notes solely into Class A common stock, except to the extent the Class A common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income). The adjusted basis in the shares of Class A common stock received on conversion of the note generally will be equal to the U.S. holder's adjusted basis in the note converted at the time of conversion, less any portion of that adjusted basis allocable to cash received in lieu of a fractional share. The holding period of Class A common stock received on conversion will generally include the period during which the U.S. holder held such notes prior to the conversion. However, a U.S. holder's tax basis in shares of Class A common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion. Cash received in lieu of a fractional share of Class A common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will be capital gain or loss equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

     The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305(c) of the Code and the Treasury Regulations issued thereunder may treat the holder of the notes as having received a constructive distribution to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Class A common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Similarly, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Class A common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the Class A common stock generally will be treated as a distribution to such holders. Deemed distributions will be treated as a dividend, return of capital in accordance with the earnings and profits rules discussed in "Common Stock" below. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

  SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES

     In general, subject to the discussion in "Market Discount" below, upon the sale, exchange, redemption or retirement of a note the holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder's adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income. A holder's adjusted tax basis in a note will generally equal the purchase price paid by such holder for the note.

     Gain or loss realized on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement, the note has been held by the holder for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

     MARKET DISCOUNT

     The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. holder's adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the accrued market discount on such note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such note. In addition, a U.S. holder that does not elect to include market discount currently in income, and receives common stock upon conversion of the note, will have to treat the amount of accrued market discount not previously included in income with respect to the note through the date of conversion as ordinary income upon the disposition of the common stock.

     THE CLASS A COMMON STOCK

     In general, subject to the discussion under "Market Discount" above, the amount of any distribution by us on the Class A common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated first as ordinary dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent paid out of our current or accumulated earnings and profits, next as a nontaxable return of capital that reduces a holder's basis in the stock dollar-for-dollar until the basis has been reduced to zero and finally as capital gain from the sale or exchange of the stock.

     Gain or loss realized on the sale, exchange or other disposition of the Class A common stock will equal the difference between the (i) the amount of cash and the fair market value of any property received in exchange therefor and
(ii) the holder's adjusted tax basis in such common stock. (For a discussion of the basis and holding period of shares of common stock, see "-- Conversion of Notes" above). Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than 12 months. However, special rules may apply to a redemption of Class A common stock, which may result in the proceeds of the redemption being treated as a dividend.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of interest on a note, dividends on Class A common stock and to the proceeds of the sale, redemption or other disposition of a note or Class A common stock. We, our agent, a broker, the Trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. holder (other than an exempt recipient such as a corporation) fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. A U.S. holder will generally be eligible for an exemption from backup withholding by providing a properly completed Form W-9 to the applicable payor.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     PAYMENTS OF INTEREST

     The payment to a non-U.S. holder of interest on a note generally will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that (1) the non-U.S. holder does not actually or constructively own 10% or more of the combined voting power of all of our classes of stock and is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code and (2) either (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-U.S. holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Alternative methods may be applicable for satisfying the certification requirement described in (2) above. These methods will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners in addition to the foreign partnership, and that the partnership provide certain additional information. A look-through rule would apply in the case of tiered partnerships.

     If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed
                                      S-159
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(1) Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. In addition, the non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Prospective investors should consult their tax advisors regarding the effect, if any, of the withholding regulations.

     If a non-U.S. holder of a Note is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, such non-U.S. holder will be subject to U.S. federal income tax on such interest, in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES

     Generally, any gain realized on the sale, exchange, redemption or retirement of a note (including the receipt of cash in lieu of fractional shares upon conversion of a note into Class A common stock) by a non-U.S. holder will not be subject to U.S. federal income tax provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States and the gain is not attributable to a permanent establishment maintained in the United States if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to United States taxation on a net income basis, (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, (3) the non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates, and (4) we are not or have not been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     We believe that we are not, have not been and we do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     CONVERSION OF NOTES

     In general, a non-U.S. holder will not be subject to U.S. federal income tax on the conversion of notes into Class A common stock. However, cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above for the sale of notes, and cash or Class A common stock treated as issued for accrued interest may be treated as interest under the rules described above.

     ADJUSTMENT OF CONVERSION RATE. The conversion rate of the note is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to a non-U.S. holder of the notes. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock. See "Distributions on Common Stock" below.

     DISTRIBUTIONS ON COMMON STOCK

     In general, distributions paid (or deemed distributions on the notes or Class A common stock, as described above under "United States Federal Income Taxation of U.S. Holders -- Conversion of Notes") to a non-U.S. holder of Class A common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits determined under U.S. federal income tax principles. Dividends will be subject to U.S. withholding tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with a non-U.S. holder's trade or business conducted in the U.S. are generally subject to U.S. federal income tax at regular income tax rates. Any income that is effectively connected with a corporate non-U.S. holder's trade or business conducted in the U.S. may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

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     SALE OR EXCHANGE OF CLASS A COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the sale or exchange of Class A common stock unless any of the conditions described above under "United States Federal Income Taxation of Non-U.S. Holders -- Sale, Exchange, Redemption or Retirement of Notes" are satisfied.

     FEDERAL ESTATE TAX

     Subject to applicable estate tax treaty provisions, notes held by an individual non-U.S. holder at the time of his or her death will generally not be subject to U.S. federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above, and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the U.S. by a nonresident decedent.

     Class A common stock actually or beneficially held by an individual non-U.S. holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will generally be included in such individual non-U.S. holder's gross estate and may be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each non-U.S. holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the non-U.S. holder resides.

     Non-U.S. holders other than corporations may be subject to backup withholding at a rate of 31% and additional information reporting requirements. However, backup withholding and additional information reporting requirements do not apply to payments of portfolio interest made by us or a paying agent to non-U.S. holders if the certification described above under "-- United States Federal Income Taxation of Non-U.S. Holders -- Payments of Interest" is received, provided that the payor does not have actual knowledge that the holder is a U.S. holder. If any payments are made to the beneficial owner of a note or Class A common stock by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker", as defined in the applicable Treasury Regulations, pays the proceeds of the sale, redemption or other disposition of a note or the Class A common stock to the seller thereof, backup withholding and additional information reporting requirements will generally not apply. Unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption, additional information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a U.S. person or a "U.S. related person." For this purpose, a "U.S. related person" is: (1) a foreign person that derives 50% of more of its gross income from all sources for the three year period ending with the close of its taxable year preceding the payment, or such period during which the broker has been in existence, from activities that are effectively connected with the conduct of a trade or business in the U.S., (2) a "controlled foreign corporation," that is, a foreign corporation controlled by certain U.S. shareholders, with respect to the U.S., or (3) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a U.S. trade or business. Payment by a U.S. office of any U.S. or foreign broker is generally subject to both backup withholding at a rate of 31% and additional information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption.

     Dividends on Class A common stock held by a non-U.S. holder will generally be subject to additional information reporting and backup withholding unless applicable certification requirements are satisfied.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes or Class A common stock will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Holders of the notes and Class A common stock should consult their tax advisers concerning the possible application of the Treasury Regulations to any payments made on or with respect to the notes and Class A common stock.

                                  UNDERWRITING

OFFERING OF THE CLASS A COMMON STOCK

     Charter Communications, Inc., Charter Communications Holding Company and the underwriters named below have entered into an underwriting agreement with respect to the Class A common stock being offered in this prospectus supplement. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. The underwriters are obligated to purchase all of these shares if any shares are purchased. Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., BMO Nesbitt Burns and Dresdner Kleinwort Wasserstein Securities LLC are the representatives of the underwriters of the offering of Class A common stock.

                                                              NUMBER OF
                        UNDERWRITERS                            SHARES
                        ------------                          ----------
Morgan Stanley & Co. Incorporated...........................
Goldman, Sachs & Co. .......................................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc. ...................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc. ..................................
J.P. Morgan Securities Inc. ................................
Credit Lyonnais Securities (USA) Inc. ......................
Fleet Securities, Inc. .....................................
BMO Nesbitt Burns...........................................
Dresdner Kleinwort Wasserstein Securities LLC...............
                                                              ----------
          Total.............................................  52,389,000
                                                              ==========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 7,858,350 shares of Class A common stock from Charter Communications, Inc. to cover such sales. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts to be paid to the underwriters by Charter Communications, Inc. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                         NO EXERCISE     FULL EXERCISE
                                                         ------------    -------------
Per share..............................................  $               $
Total..................................................  $               $

     Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $   per share from the public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $   per share from the
public offering price. If all of the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

     In connection with the Class A common stock offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the Class A common stock offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the Class A common stock offering is in progress.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     We estimate that the total expenses of the Class A common stock offering, excluding underwriting discounts, will be approximately $8 million and will be paid by Charter Communications, Inc.

     Charter Communications, Inc. and Charter Communications Holding Company have agreed to indemnify the several underwriters of the offering of the Class A common stock against certain liabilities, including liabilities under the Securities Act.

OFFERING OF THE CONVERTIBLE SENIOR NOTES

     Charter Communications, Inc., Charter Communications Holding Company and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. The underwriters are obligated to purchase all of these notes if any notes are purchased. Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., BMO Nesbitt Burns and Dresdner Kleinwort Wasserstein Securities LLC are the representatives of the underwriters for the offering of the notes.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Morgan Stanley & Co. Incorporated...........................
Goldman, Sachs & Co. .......................................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc. ...................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc. ..................................
J.P. Morgan Securities Inc. ................................
Credit Lyonnais Securities (USA) Inc. ......................
Fleet Securities, Inc. .....................................
BMO Nesbitt Burns...........................................
Dresdner Kleinwort Wasserstein Securities LLC...............
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     If the underwriters sell more notes than the principal amount of notes set forth in the table above, the underwriters have an option to buy up to an additional principal amount of notes from Charter Communications, Inc. to cover such sales. They may exercise that option for 30 days from the date of this prospectus supplement. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

     The following table shows the per note and total underwriting discounts to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

                                                         NO EXERCISE     FULL EXERCISE
                                                         ------------    -------------
Per note...............................................  $               $
Total..................................................  $               $

     Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold
at a discount of up to $   per note from the public offering price. Any such
securities dealers may resell any notes purchased from the underwriters to
certain other brokers or dealers at a discount of up to $   per note from the
public offering price. If all of the notes are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. Charter Communications, Inc. has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of the notes than they are required to purchase in the notes offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts, will be approximately $5 million and will be paid by Charter Communications Holding Company. Charter Communications Holding Company will pay the underwriting discount.

     Charter Communications, Inc. and Charter Communications Holding Company have agreed to indemnify the several underwriters of the offering of the notes against certain liabilities, including liabilities under the Securities Act.

LOCK-UP RESTRICTIONS

     Charter Communications, Inc., all of its directors and executive officers, Charter Communications Holding Company, Charter Investment, Inc. and Vulcan Cable III Inc. have agreed with the underwriters not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

RELATIONSHIPS WITH THE UNDERWRITERS

     The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to Charter Communications, Inc. and its affiliates for which they have in the past received, and may in the future receive, customary fees.

     Affiliates of the underwriters are prospective lenders under the Charter Holdings 2001 senior bridge loan commitment and lenders and/or agents under credit facilities of our subsidiaries.

     Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., BMO Nesbitt Burns and Dresdner Kleinwort Wasserstein Securities LLC were placement agents in the May 2001 Rule 144A private placement of senior notes and senior discount notes of Charter Holdings. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. were placement agents in the January 2001 Rule 144A private placement of senior notes and senior discount notes of Charter Holdings. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fleet Securities, Inc. and Chase Securities Inc. were initial purchasers in the January 2000 Rule 144A private placement of senior notes and senior discount notes of Charter Holdings. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Chase Securities Inc., Salomon Smith Barney Inc., Credit Lyonnais Securities (USA) Inc. and BMO Nesbitt Burns were initial purchasers in the March 1999 Rule 144A private placement of senior notes and senior discount notes of Charter Holdings.

     Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers in the October 2000 Rule 144A placement of convertible senior notes of Charter Communications, Inc.

     Affiliates of Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. were lenders under the Charter Holdings 2000 senior bridge loan facility.

     Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA) Inc. and Dresdner Kleinwort Wasserstein Securities LLC were underwriters for Charter Communications, Inc.'s initial public offering in November 1999.

     Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as financial advisers to Charter Communications, Inc. in connection with the pending AT&T transactions.

     Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. acted as dealer managers in connection with three tender offers for debt securities of Charter Holdings' subsidiaries which were made in the first quarter of 2000.

     In March 2001, Goldman, Sachs & Co. provided a fairness opinion to Charter Communications, Inc. and Charter Holdings in connection with the Digeo, Inc. joint venture. Goldman, Sachs & Co. also provided a fairness opinion to Charter Holdings in connection with the Digeo, Inc. joint venture in November 1999. Goldman, Sachs & Co. acted as financial adviser to Charter Investment, Inc. in connection with its acquisition by Paul G. Allen in December 1998.

     The husband of Nancy B. Peretsman, a director of Charter Communications, Inc., is a managing director of Morgan Stanley & Co. Incorporated.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock and the notes offered in this prospectus supplement and of the shares of Class A common stock issuable upon conversion of the notes will be passed upon for Charter Communications, Inc. by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters in connection with offerings will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                 $4,000,000,000
                          CHARTER COMMUNICATIONS, INC.

                                Debt Securities
                                Preferred Stock
                              Class A Common Stock
                           -------------------------

     Charter Communications, Inc. may offer from time to time in one or more separate offerings (1) debt securities, which may be senior or subordinated debt securities, (2) shares of preferred stock, $.001 par value per share, and (3) shares of Class A common stock, $.001 par value per share, with an aggregate public offering price of up to $4 billion (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering.

     The securities covered by this prospectus may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus. The specific terms of the securities for which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable: (1) in the case of debt securities, the specific title, aggregate principal amount, ranking, currency, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Charter Communications, Inc. or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into shares of preferred stock or Class A common stock, covenants and any initial public offering price; (2) in the case of preferred stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (3) in the case of Class A common stock, any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, covered by this prospectus, in each case as may be consistent with Charter Communications, Inc.'s certificate of incorporation. See "Description of Capital Stock and Membership Units."

     The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the heading "Additional Information."

     The securities covered by this prospectus may be offered by Charter Communications, Inc. directly, through agents designated from time to time by Charter Communications, Inc. or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See "Plan of Distribution." No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of such securities.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The distribution of this prospectus and the offering and sale of the securities covered by this prospectus in certain jurisdictions may be restricted by law. Charter Communications, Inc. requires persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the securities covered by this prospectus in any jurisdiction in which such offer or invitation would be unlawful.

                         Prospectus dated May 16, 2001.

                               TABLE OF CONTENTS

Disclosure Regarding Forward-Looking
  Statements............................    3
About this Prospectus...................    4
Additional Information..................    4
Our Business ...........................    5
Use of Proceeds.........................    6
Ratio of Earnings to Fixed Charges......    6
Description of Debt Securities..........    7
Description of Capital Stock and
  Membership Units......................   17
Plan of Distribution....................   31
Indemnification of Directors and
  Officers..............................   33
Legal Matters...........................   34
Experts.................................   34

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC, and include, but are not limited to:

     -  Our plans to offer advanced products and services;

     - Our anticipated capital expenditures for our upgrades and new equipment and facilities;

     - Our beliefs regarding the effects of governmental regulation on our business;

     - Our ability to effectively compete in a highly competitive and changing environment.

     - Our ability to fund anticipated capital expenditures and any future acquisitions; and

     - Our ability to obtain equipment, inventory and programming as needed and at a reasonable price.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

                             ABOUT THIS PROSPECTUS

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Additional Information."

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the sale of the securities covered by this prospectus. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "CHTR." We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 3475 Lenox Road, N.E., Suite 1006, in Atlanta, Georgia 30326-1232. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at www.sec.gov.

     Our principal executive offices are located at 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our Web site is located at www.charter.com. The information on our Web site is not part of this prospectus.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents, listed below, contain important information about Charter Communications, Inc.:

          (1) The financial statements included in Charter Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999;

          (2) The financial statements included in Charter Communications, Inc.'s Amendment No. 1 to the Registration Statement on Form S-1 filed September 22, 2000 (File No. 333-41486);

          (3) Charter Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000;

          (4) Charter Communications, Inc.'s Proxy Statement, dated May 1, 2001, relating to our 2001 annual meeting of stockholders;

          (5) Charter Communications, Inc.'s Current Reports on Form 8-K filed January 8, 2001, February 15, 2001, March 1, 2001, May 4, 2001 and May 9,
     2001; and

          (6) Charter Communications, Inc. Quarterly Report on Form 10-Q filed May 15, 2001.

     We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from: Charter Communications, Inc., Investor Relations,
Attention: Carol Wolfe at the address indicated above.

                                  OUR BUSINESS

     We, operating through our subsidiaries, are the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services, to approximately 6.4 million customers in 40 states. All of our systems offer traditional analog cable television. We also offer digital television, along with an array of advanced products and services such as high-speed Internet access, interactive video programming and video-on-demand, in an increasing number of our systems. We continue to explore opportunities to offer telephony through our broadband network. The introduction and roll-out of new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     We have grown rapidly over the past several years. In 16 acquisitions completed in 1999 and 2000, we added approximately 3.9 million customers. In addition, we have expanded our customer base through significant internal growth. For the year ended December 31, 2000, our internal customer growth, without giving effect to the cable systems we acquired in 2000, was 2.5%, almost twice the industry average of 1.3%.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes, which may include working capital, the repayment of outstanding indebtedness or capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings for the years ended December 31, 1996 and 1997; for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000 were insufficient to cover fixed charges by $2.7 million, $4.6 million, $17.2 million, $5.3 million, $637.8 million and $2.1 billion, respectively. As a result of such deficiencies, the ratios of earnings to fixed charges are not presented.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

     The debt securities will be issued under one or more separate indentures between us and an institution to be named in the applicable prospectus supplement as trustee. The debt securities will be either senior debt securities or senior subordinated debt securities and may or may not be convertible into shares of our Class A common stock or preferred stock. Senior debt securities will be issued under a senior indenture and senior subordinated debt securities will be issued under a senior subordinated indenture. Convertible debt securities will be issued under a senior convertible indenture or a senior subordinated convertible indenture. Together, the senior indenture, the senior subordinated indenture, the senior convertible indenture and the senior subordinated convertible indenture are called indentures. In order to issue certain types of debt securities it may be necessary to obtain the consent of the lenders under our subsidiaries' credit facilities.

     We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement of which this prospectus forms a part. You should read the indentures for provisions that may be important to you before you buy any debt securities.

GENERAL TERMS OF DEBT SECURITIES

     The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be structurally subordinated in the right of payment to all liabilities (including trade payables) of our subsidiaries. Our subsidiaries have a substantial amount of existing debt and will incur substantial additional amounts of debt in the future. The debt securities issued under any indenture may be issued in one or more series. Each indenture may provide that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. The indentures may provide that any trustee under any indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

     If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as may otherwise be indicated in an applicable prospectus supplement, any action described in the applicable prospectus supplement to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. The specific terms relating to the offering and the series will be established in an officer's certificate or a supplemental indenture which will be signed at the time of issuance and will contain important information. The officer's certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Charter Communications, Inc. The Current Report on Form 8-K will be publicly available. The terms established in an officer's certificate or a supplemental indenture will contain some or all of the following and may include other terms:

     - the title of the debt securities;

     - any limit on the aggregate principal amount, or, in the case of original issue discount notes, aggregate principal amount at maturity, of the debt securities;

     - with respect to any original issue discount notes, the rate of accretion and the method of calculating, on any date of determination, the accreted value of such notes;

     - the date or dates on which the principal of and any premium on the debt securities will be payable;

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

     - if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

     - if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for the interest payment dates and the basis upon which interest will be calculated;

     - the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

     - if we will have the right to defer any payment of principal of, any premium or interest on the debt securities, the number of times we may invoke such right and the maximum length of the deferral period;

     - if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

     - the terms and conditions of any provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

     - the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

     - whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

     - any additions or changes to the events of default in the respective indentures;

     - the percentage of the principal amount of debt held by the holders necessary to require the trustee to take action;

     - in the case of the senior indenture or senior subordinated indenture, any terms, conditions or restrictions upon the issuance of additional debt;

     - in the case of the senior indenture or senior subordinated indenture, any terms, conditions or restrictions on investments, dividends or distribution on any capital stock;

     - any additions, deletions or changes with respect to the other covenants in the respective indentures;

     - any additions, deletions or changes with respect to the default provisions in the respective indentures;

     - the terms and conditions, if any, upon which the debt securities may be convertible into Class A common stock or preferred stock;

     - the denominations of the debt securities if other than $1,000 and multiples of $1,000;

     - the applicability of the legal defeasance and covenant defeasance provisions of the applicable indenture;

     - provisions relating to the modification of the terms of the indentures;

     - any subordination provisions; and

     - any other terms of the debt securities consistent with the provisions of the applicable indenture.

     Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

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

FORM, EXCHANGE AND TRANSFER

     Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in New York, New York. Unless otherwise provided in a prospectus supplement, we will make interest payments by check mailed or wire transfer to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for these purposes, without having to pay any service charge except for any tax or governmental charge.

GLOBAL CERTIFICATES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

     The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.

     Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The depository or its nominee are referred to in this prospectus as participants. The accounts to be credited shall be designated by the underwriters or agents of the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within a participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that some purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global certificate.

     So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

     Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of us, the trustee, any paying agent, any conversion agent, or the applicable registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to

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

owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name, and those payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants, and there can be no assurance that these practices will not be changed or that our expectations will be fulfilled.

     Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally not be transferred as a whole unless it is being transferred to particular nominees of the depository.

     Unless otherwise stated in any prospectus supplement, an institution to be named in the applicable prospectus supplement will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the depository and its participants.

CERTAIN COVENANTS

     Under the indentures, we will be required to:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place where you can surrender debt securities and serve us notices and demands;

     - deliver to the trustee at the end of each fiscal year a report reviewing our obligations under the indentures;

     - deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or any premium; and

     - unless otherwise provided in a prospectus supplement, repurchase the debt securities upon a change of control (as defined in the indentures) on the terms and conditions set forth therein.

     As will be described in the applicable prospectus supplement, the senior indenture and the subordinated indenture may provide that we and our subsidiaries will be restricted from taking certain action with respect to:

     - asset sales;

     - making distribution, dividends and certain other payments;

     - making certain investments;

     - incurring certain indebtedness and issuing certain preferred stock;

     - incurring or creating certain liens;

     - permitting certain restrictions on the ability of our subsidiaries to make dividend payments, loans or advances or transfer properties or assets to us or any of our subsidiaries;

     - transactions with affiliates;

     - sale and leaseback transactions; and

     - issuances of guarantees of indebtedness.

     An indenture may or may not include other covenants which will be described in the applicable prospectus supplement.

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

EVENTS OF DEFAULT

     Under the indentures, unless a prospectus supplement provides otherwise, each of the following is an event of default:

     - failure to pay the principal or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform certain covenants related to a change of control, merger, consolidation or sale of assets;

     - failure to perform any other covenant in the indenture that continues for 30 days after being given written notice as provided in the indenture;

     - a default by us or any of our significant subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

        (A) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default, a "payment default"; or

        (B) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount or accreted value of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more;

     - certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary; or

     - any other event of default included in any indenture or supplemental indenture.

     As used above, the term "significant subsidiary" has the meaning ascribed to it in Regulation S-X under the Exchange Act.

     An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

     Unless a prospectus supplement provides otherwise, in the case of an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us, all outstanding debt securities of a series will become due and payable immediately without future action or notice. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount or, as the case may be accreted value, of the outstanding debt securities of the series may declare the entire principal amount or, as the case may be accreted value, of that series due and payable immediately. If this happens, the holders of a majority of the aggregate principal amount or, as the case may be, accreted value, of the outstanding debt securities of each series by notice to the applicable trustee, or of 66 2/3% of the aggregate principal amount or, as the case may be, accreted value of the outstanding debt securities of the series present at a meeting of holders held in accordance with the applicable indentures, may on behalf of the holders of all of the debt securities of such series rescind such declaration and its consequences if the rescission does not conflict with any judgement or decree and all events of default with respect to the debt securities of such series have been cured or waived.

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

     Holders of debt securities may not enforce the indentures except as provided in the indentures. A holder of the debt securities will only have the right to institute a proceeding under the indentures or to see other remedies if:

     - the holder has given written notice to the trustee of a continuing event of default;

     - the holders of at least 25% of the aggregate principal amount or, as the case may be, accreted value, of the outstanding debt securities of that series have made a written request to the trustee;

     - these holders have offered reasonable indemnity to the trustee to institute proceedings as trustee;

     - the trustee has not received written directions inconsistent with the request from the holders of a majority in principal amount, or, as the case may be, accreted value, of the outstanding debt securities of that series; and

     - the trustee does not institute a proceeding within 60 days.

     The applicable trustee will generally give the holders of debt securities notice within 90 days of the occurrence of an event of default known to the trustee. However, the trustee may withhold from holders of the debt securities of the applicable series notice of any continuing default or event of default (except a default or event of default relating to the payment of principal, interest or any premium) if it determines that withholding notice is in such holders' interest.

     We will be required to deliver to each trustee annually a statement regarding our compliance with the indentures.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The indentures may limit or restrict our ability to consolidate or merge with or into any other entity or sell all or substantially all of our assets. These limitations or restrictions, if any, will be described in the applicable prospectus supplement, and we expect that they generally will include that we may not, directly or indirectly, (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person; unless:

     (A) either:

        (i)  we are the surviving corporation; or

        (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the person formed by or surviving any such consolidation or merger with us is not a corporation, a corporate co-issuer will also be an obligor with respect to the debt securities;

     (B) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition will have been made assumes all of our obligations under the debt securities and the indentures pursuant to agreements reasonably satisfactory to the trustees;

     (C) immediately after such transaction no default or event of default exists; and

     (D) with respect to certain indentures only, that we or the person formed by or surviving any such consolidation or merger (if other than us) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either be able to incur certain levels of indebtedness under the leverage ratio requirements set forth in the applicable indenture or not exceed our leverage ratio at the time immediately preceding such consolidation or merger.

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

DEFEASANCE

     As set forth in the applicable prospectus supplement, certain indentures may provide that we may elect either:

     - legal defeasance, whereby we are deemed to have paid the entire indebtedness with respect to the debt securities and are discharged from any and all obligations with respect to the debt securities, except as is otherwise provided in the applicable indenture; or

     - covenant defeasance, whereby we are released from our obligations with respect to certain of our obligations with respect to the debt securities issued under the senior indenture and the subordinated indenture described under "-- Certain Covenants."

     We may defease the debt securities of any series by depositing with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the applicable series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of destroyed, lost, stolen or mutilated debt securities.

     We may only effect such legal defeasance or a covenant defeasance if, among other things, we have delivered to the trustee an opinion of counsel confirming that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred. In the case of a legal defeasance such legal opinion must be based on receipt of or publication of a ruling from the Internal Revenue Service or a change in applicable federal income tax law to such effect.

     The prospectus supplement may further describe the provisions if any, permitting this type of legal defeasance or covenant defeasance with respect to debt securities of a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which a series of debt securities are convertible into Class A common stock, preferred stock or other capital stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

     - whether such debt securities are convertible into shares of our Class A common stock or preferred stock;

     - the conversion price (or manner of calculation thereof);

     - the conversion period;

     - provisions as to whether conversion will be at the option of the holders or at our option;

     - the events requiring an adjustment of the conversion price;

     - provisions affecting conversion in the event of the redemption of such debt securities; and

     - any restrictions on conversion.

SENIOR DEBT SECURITIES

     Senior debt securities will be issued under a senior indenture or a senior convertible indenture. Generally, our senior debt securities will rank equally with all of our unsecured and unsubordinated debt. All of the series of senior debt securities will rank equally in right of payment with each other, but will be effectively subordinated to our subsidiaries' indebtedness and other liabilities.

SENIOR SUBORDINATED DEBT SECURITIES

     Subordinated debt securities will be issued under the senior subordinated indenture or the senior subordinated convertible indenture and will be subordinate in right of payment to the extent set forth in the applicable indenture to all existing and future Senior Indebtedness as defined below. In the event of any distribution of our assets in any dissolution, winding down, liquidation or reorganization, payment in full must

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

be made on the Senior Indebtedness before any payment is made on the subordinated debt securities. No payment of principal of, any premium, or interest on the subordinated debt securities will be permitted upon the default in payment of any principal, sinking fund installments, interest due or any other applicable payment obligations on any Senior Indebtedness past any applicable grace period until such default has been remedied. We will also be restricted from making any payment on subordinated debt securities for a period of up to 179 days upon the occurrence of certain other defaults under the Senior Indebtedness.

     "Senior Indebtedness" means the principal of and premium, if any, rent and interest, whether accruing before or after filing of any petition in bankruptcy or any similar proceeding by or against us, on any of our Indebtedness, whether outstanding on the date of issuance of the applicable series of subordinated debt securities or thereafter incurred, assumed or guaranteed; excluding, however:

     - the subordinated debt securities, and

     - any of our Indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate or equal in right of payment to the subordinated debt securities.

     "Indebtedness", as used in the preceding paragraph means:

     (A) any liability of any person:

        (i)   for borrowed money,

        (ii) evidenced by a note, debenture or similar instrument, or letters of credit;

        (iii) for the payment of money relating to a capital lease obligation, as defined in the applicable subordinated indenture;

        (iv) for certain unpaid and deferred balances of the purchase price of property;

        (v)    under bankers acceptances;

        (vi) representing the notional amount of obligations under any agreement or arrangement designed to protect against fluctuations in interest and currency exchange rates.

     (B) any liability of others described in clause (A) which the person has guaranteed or which is otherwise its legal liability, or which is secured by a lien on the assets of the person;

     (C) any amendment, renewal, extension or refunding of any of this type of liability.

     The subordinated indentures will not limit the amount of additional Indebtedness, including Senior Indebtedness or Indebtedness ranking equally with the subordinated debt securities, which we or any subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions and the requirement that certain payments be paid over to holders of Senior Indebtedness in the event of our insolvency, holders of the subordinated debt securities may recover less ratably than our general creditors.

WAIVER, MODIFICATION AND AMENDMENT OF THE INDENTURES

     Unless otherwise provided in a prospectus supplement, the following is a summary of the waiver, modification and amendment provisions with respect to the indentures.

     Under each indenture, holders of a majority in aggregate principal amount or, as the case may be, accreted value, or the holders of at least 66 2/3% of the principal amount or, as the case may be, accreted value of the outstanding debt securities of that series present at a meeting of the holders held in accordance with the applicable indenture, of the outstanding debt securities of any particular series may waive past defaults with respect to that particular series, except a default in payment of principal, premium or interest or with respect to any indenture provision that cannot be modified without the consent of each holder of the debt securities of the series.

     We may modify certain of our rights and obligations and the rights of the holders with the consent of holders of a majority in aggregate principal amount or, as the case may be, accreted value, or the holders of at

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

least 66 2/3% of the principal amount or, as the case may be, accreted value of the outstanding debt securities of that series present at a meeting of the holders held in accordance with the applicable indenture, of the outstanding debt securities of each series affected by the modification. Additionally, certain limited modifications of the indentures may be made without the necessity of obtaining the consent of the holders of the debt securities. However, a modification or amendment will require the consent of each holder of an outstanding debt security affected if it would:

     - change the stated maturity or principal or interest of a debt security;

     - reduce the principal amount or accreted value of, or any premium or interest on any debt security or reduce the principal amount on any original issue discount;

     - reduce the amount payable upon redemption or mandatory repurchase; except in certain limited circumstances;

     - change the currency of payment on a debt security;

     - make any change that adversely affects the right to convert a debt security;

     - modify the subordination provisions of the subordinated indenture to adversely affect the holders of the subordinated debt securities;

     - reduce the percentage of debt securities referred to above, the holders of which are required to consent to any waiver or amendment; or

     - modify any of the above requirements.

     Certain of the indentures may provide that the consent of each holder of an outstanding debt is securities affected is required for other modifications and amendments.

     Certain of the indentures may provide for convening meetings of the holders of the debt securities to consider matters affecting their interests.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     A prospectus supplement will name the trustee under the indentures. If any trustee becomes a creditor of Charter Communications, Inc., the indentures will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

     A trustee may resign or be removed by us upon the occurrence of certain events with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of that series.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable trustee, subject to certain exceptions. The indentures will provide that in case an event of default has occurred and is continuing, the applicable trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the applicable

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

indentures at the request of any holder of debt securities, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of Charter Communications, Inc. as such shall have any liability for any obligations of Charter Communications, Inc. under the debt securities or the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security will waive and release all such liability. The waiver and release will be part of the consideration for issuance of the debt securities at the time of issuance. The waiver may not be effective to waive liabilities under the federal securities laws.

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

               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

GENERAL

     Our capital stock and the provisions of our restated certificate of incorporation and bylaws are as described below. These summaries are qualified by reference to the restated certificate of incorporation and the bylaws, copies of which have been filed with the SEC and are incorporated by reference hereto.

     Our authorized capital stock consists of 1.750 billion shares of Class A common stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.

     Our restated certificate of incorporation and Charter Communications Holding Company's amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of our common stock that are outstanding to equal the number of common membership units of Charter Communications Holding Company owned by Charter Communications, Inc. and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of our common stock to easily understand the economic interest that such holder's common shares represent of Charter Communications Holding Company's business.

     In particular, provisions in our restated certificate of incorporation provide that:

     (1) at all times the number of shares of our common stock outstanding will be equal to the number of Charter Communications Holding Company common membership units owned by Charter Communications, Inc.;

     (2) Charter Communications, Inc. will not hold any assets other than, among other allowable assets:

          - working capital and cash held for the payment of current obligations and receivables from Charter Communications Holding Company;

          - common membership units of Charter Communications Holding Company;
            and

          - obligations and equity interests of Charter Communications Holding Company that correspond to obligations and equity interests issued by Charter Communications, Inc.;

     (3) Charter Communications, Inc. will not borrow any money or enter into any capital lease unless Charter Communications Holding Company enters into the same arrangements with Charter Communications, Inc. so that Charter Communications, Inc.'s liability flows through to Charter Communications Holding Company.

     Provisions in Charter Communications Holding Company's amended and restated limited liability company agreement provide that upon the contribution by Charter Communications, Inc. of assets acquired through the issuance of common stock by Charter Communications, Inc., Charter Communications Holding Company will issue to Charter Communications, Inc. an equal number of common membership units as Charter Communications, Inc. issued shares of common stock. In the event of the contribution by Charter Communications, Inc. of assets acquired through the issuance of indebtedness or preferred interests of Charter Communications, Inc., Charter Communications Holding Company will issue to Charter Communications, Inc. a corresponding obligation to allow Charter Communications, Inc. to pass through to Charter Communications Holding Company these liabilities or preferred interests.

COMMON STOCK

     As of January 31, 2001, there were 233,768,422 shares of Class A common stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A common stock as a result of dispositions by Mr. Allen and his

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

affiliates, the holders of Class A common stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares.

     VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights, except:

     - each Class A common shareholder is entitled to one vote per share; and

     - each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Communications Holding Company membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and

     - the Class B common shareholders have the sole power to vote to amend or repeal the provisions of our restated certificate of incorporation relating to:

        (1) the activities in which Charter Communications, Inc. may engage;

        (2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter Communications, Inc.; and

        (3) the restrictions on the assets and liabilities that Charter Communications, Inc. may hold.

     The effect of the provisions described in the final bullet point is that holders of Class A common stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the restated certificate of incorporation to permit Charter Communications, Inc. to engage in currently prohibited business activities without having to seek the approval of holders of Class A common stock.

     The voting rights relating to the election of Charter Communications, Inc.'s board of directors are as follows:

     - The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.

     - Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.

     - Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.

     - In addition, Charter Communications, Inc. may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.

     Other than the election of directors and any matters where Delaware law or Charter Communications, Inc.'s restated certificate of incorporation or bylaws requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

     Amendments to Charter Communications, Inc.'s restated certificate of incorporation that would adversely alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter

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

Communications, Inc. must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

     - the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;

     - the issuance of any stock other than Class A common stock (and other than Class B common stock as described above); and

     - the amendment, modification or repeal of any provision of its restated certificate of incorporation relating to capital stock or the removal of directors.

     Charter Communications, Inc. will lose its rights to manage the business of Charter Communications Holding Company and Charter Investment will become the sole manager of Charter Communications Holding Company if at any time a court holds that the holders of the Class B common stock no longer:

     - have the number of votes per share of Class B common stock described above;

     - have the right to elect, voting separately as a class, all but one member of Charter Communications Inc.'s board of directors, except for any directors elected separately by the holders of preferred stock; or

     - have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

        (1) the issuance of equity securities of Charter Communications, Inc. other than the Class A common stock; or

        (2) the voting power of the Class B common stock.

     These provisions are contained in the amended and restated limited liability company agreement of Charter Communications Holding Company. The Class B common stock could lose these rights if a holder of Class A common stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter Communications, Inc. would also lose its 100% voting control of Charter Communications Holding Company as provided in Charter Communications Holding Company's amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Communications Holding Company in the event he was no longer able to control Charter Communications, Inc. through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A common stock and the notes.

     DIVIDENDS. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

     - shares of Class A common stock may be paid only to holders of Class A common stock;

     - shares of Class B common stock may be paid only to holders of Class B common stock; and

     - the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.

     Our restated certificate of incorporation provides that we may not pay a stock dividend unless the number of outstanding Charter Communications Holding Company common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.

     CONVERSION OF CLASS B COMMON STOCK. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter Communications, Inc. or membership units of Charter Communications Holding Company and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter Communications, Inc. and membership units in Charter Communications Holding Company that in total represent at least:

     - 20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Communications Holding Company membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date, and

     - 5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter Communications, Inc. and the shares of Charter Communications, Inc. common stock for which outstanding Charter Communications Holding Company membership units are exchangeable on such date.

     These provisions exist to assure that Mr. Allen will no longer be able to control Charter Communications, Inc. if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Communications Holding Company's limited liability company agreement provisions described above whereby Charter Communications, Inc. would lose its management rights and special voting rights relating to Charter Communications Holding Company in the event of an adverse determination of a court affecting the rights of the Class B common stock.

     Each holder of a share of Class B common stock has the right to convert such share into one share of Class A common stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. Authorized Class B common shareholders are Paul G. Allen, entities controlled by Mr. Allen, Mr. Allen's estate, any organization qualified under
Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen's beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context, "controlled" means the ownership of more than 50% of the voting power and economic interest of an entity and "transfer" means the transfer of record or beneficial ownership of any such share of Class B common stock.

     OTHER RIGHTS. Shares of Class A common stock and Class B common stock will be treated equally in the event of any merger or consolidation of Charter Communications, Inc. so that:

     - each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A common stock and Class B common stock differ; or

     - each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or other property having a value substantially equivalent to that received by such other class of common shareholders.

     Upon Charter Communications, Inc.'s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.

     No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

  General

     Charter Communications, Inc.'s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to an aggregate of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

     - dividend rights and rates;

     - conversion rights;

     - voting rights;

     - terms of redemption (including any sinking fund provisions) and redemption price or prices;

     - liquidation preferences;

     - the number of shares constituting and the designation of such series; and

     - convertibility or exchangeability for other debt or equity securities.

     There are no shares of preferred stock outstanding. Charter Communications, Inc. has no present plans to issue any shares of preferred stock.

     Charter Communications, Inc. may issue, from time to time, shares of one or more series of preferred stock. The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The particular terms of any series of preferred stock and the extent, if any, to which such general provisions may apply to the series of preferred stock so offered will be described in the prospectus supplement relating to such preferred stock. The following summary of certain provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of Charter Communications, Inc.'s certificate of incorporation.

     DIVIDENDS. Holders of shares of preferred stock shall be entitled to receive, when, as and if declared by the board of directors out of funds of Charter Communications, Inc. legally available therefor, dividends payable in cash or such other property and at such dates and such rates, if any, as may be set forth in the applicable prospectus supplement.

     Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to such preferred stock. Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of Charter Communications, Inc. ranking junior to or on a parity with the preferred stock of such series as to dividends, nor shall any common stock or any other capital stock of the Company ranking junior to or on a parity with the preferred stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Charter Communications, Inc. (except by conversion into or exchange for other capital stock of Charter Communications, Inc. ranking junior to the preferred stock of such series as to dividends) unless

     (1) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period, and

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

     (2) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of Charter Communications, Inc. ranking junior to the preferred stock as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     CONVERTIBILITY. No series of preferred stock will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement.

     REDEMPTION AND SINKING FUND. No series of preferred stock will be redeemable or receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement.

     LIQUIDATION RIGHTS. Unless otherwise set forth in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding-up of Charter Communications, Inc., the holders of shares of each series of preferred stock will be entitled to receive out of assets of the company available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to such series of preferred stock as to rights upon liquidation, dissolution or winding-up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the company's capital stock ranking senior to such series of preferred stock as to the rights upon liquidation, dissolution or winding-up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding-up of the company, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by the company. Unless otherwise specified in a prospectus supplement for a series of preferred stock, neither a consolidation or merger of Charter Communications, Inc. with another corporation nor a sale of securities by Charter Communications, Inc. shall be considered a liquidation, dissolution or winding-up of Charter Communications, Inc.

     VOTING RIGHTS. Holders of preferred stock will not have any voting rights, except as set forth below or in the applicable prospectus supplement to which such preferred stock relates or as otherwise from time to time required by law. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock will have one vote for each share held.

     MISCELLANEOUS. The holders of preferred stock will have no preemptive rights. The preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Charter Communications, Inc. shall resume the status of authorized and unissued shares of preferred stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments, except as may be set forth in an applicable prospectus

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

supplement. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions entered into by Charter Communications, Inc. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement.

     NO OTHER RIGHTS. The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, the Charter Communications, Inc. certificate of incorporation or as otherwise required by law.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

OPTIONS

     As of May 10, 2001, options to purchase a total of 20,599,026 membership units in Charter Communications Holding Company are outstanding pursuant to the 1999 Charter Communications Option Plan. Of these options, 5,254,083 have vested. In addition, an option to purchase 7,044,127 membership units in Charter Communications Holding Company is outstanding pursuant to an employment agreement and a related agreement with Mr. Kent, Charter Communications, Inc.'s chief executive officer. Of Mr. Kent's options, 4,549,332 have vested as of May 10, 2001. The membership units received upon exercise of any of the options described in this paragraph are automatically exchanged for shares of our Class A common stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month.

     In February 2001, our Board of Directors approved the adoption of the Charter Communications, Inc. 2001 Stock Incentive Plan that would provide for grants of options and other stock-based benefits and performance awards to the current and prospective employees, non-employee directors, and consultants of us and our subsidiaries and affiliates. To date, options to purchase a total of 8,060,630 shares of our Class A common stock are outstanding pursuant to the 2001 Incentive Plan. Of these options, 60,000 have vested. The exercise of vested options and all grants under the 2001 Incentive Plan are subject to the approval of the plan by our shareholders at the 2001 annual meeting of shareholders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF CHARTER COMMUNICATIONS, INC.'S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of Charter Communications, Inc.'s restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     SPECIAL MEETING OF SHAREHOLDERS. Our bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of our shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder's notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed our proxy statement for the prior year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Our bylaws specify requirements as to the form and content of a shareholder's notice.

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

These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Class A common stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

MEMBERSHIP UNITS

     The Charter Communications Holding Company limited liability company agreement provides for three separate classes of common membership units designated Class A, Class B and Class C and one class of preferred membership units designated Class A. As of January 31, 2001, there were 572,864,896 Charter Communications Holding Company common membership units issued and outstanding and 3,006,202 preferred membership units issued and outstanding as described below.

     CLASS A COMMON MEMBERSHIP UNITS. As of January 31, 2001, there were a total of 324,300,479 issued and outstanding Class A common membership units consisting of 217,585,246 units owned by Charter Investment and 106,715,233 units owned by Vulcan Cable III, Inc.

     CLASS B COMMON MEMBERSHIP UNITS. As of January 31, 2001, there were a total of 233,768,422 issued and outstanding Class B common membership units all of which are owned by Charter Communications, Inc. In addition, as of January 31, 2001, there were 28,286,670 Class B common membership units underlying options issued and outstanding under the 1999 Charter Communications Option Plan and under agreements with Mr. Kent. 7,286,670 of these units are subject to options that vested as of that date.

     CLASS C COMMON MEMBERSHIP UNITS. As of January 31, 2001, there were a total of 14,795,995 issued and outstanding Class C common membership units. These units are owned by some of the sellers in the Bresnan acquisition.

     CLASS A PREFERRED MEMBERSHIP UNITS. As of January 31, 2001, there were a total of 3,006,202 issued and outstanding Class A preferred membership units. These units are owned by some of the sellers in the Rifkin acquisition.

     Any matter requiring a vote of the members of Charter Communications Holding Company requires the affirmative vote of a majority of the Class B common membership units. Charter Communications, Inc. owns all Class B common membership units and therefore controls Charter Communications Holding Company. Because Mr. Allen owns high vote Class B common stock of Charter Communications, Inc. that entitles him to approximately 93.5% of the voting power of the outstanding common stock of Charter Communications, Inc., Mr. Allen controls Charter Communications, Inc. and through this company has voting control of Charter Communications Holding Company.

     The net cash proceeds that Charter Communications, Inc. receives from any issuance of shares of common stock will be immediately transferred to Charter Communications Holding Company in exchange for membership units equal in number to the number of shares of common stock issued by Charter Communications, Inc.

EXCHANGE AGREEMENTS

     Charter Communications, Inc. is a party to an agreement permitting Vulcan Cable III Inc., Charter Investment and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of

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

their Charter Communications Holding Company common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter Communications, Inc. or a wholly owned subsidiary of Charter Communications, Inc. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A common stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A common stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition. Mr. Allen or his affiliates may in the future own additional shares of Class A common stock, for example, if they were required to purchase shares of Class A common stock as a result of the exercise of put rights granted to the Rifkin, Falcon and Bresnan sellers in respect of their shares of Class A common stock.

     Similar exchange agreements also permit all other holders of Charter Communications Holding Company common membership units, other than Charter Communications, Inc., to exchange at any time on a one-for-one basis any or all of their common membership units for shares of Class A common stock. These other holders include those sellers under the Bresnan acquisition that received common membership units of Charter Communications Holding Company in connection with that acquisition.

     Charter Communications Holding Company common membership units are exchangeable at any time for shares of our Class A common stock or, in the case of Mr. Allen and his affiliates, Class B common stock which is then convertible into shares of Class A common stock. The exchange agreements, Mr. Kent's option agreement and the Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A common stock will be one to one because Charter Communications, Inc. and Charter Communications Holding Company have been structured so that the fair market value of a share of the Class A common stock equals the fair market value of a common membership unit owned by Charter Communications, Inc.

     Our organizational documents achieve this result by:

     - limiting the assets and liabilities that Charter Communications, Inc. may hold; and

     - requiring the number of shares of our common stock outstanding at any time to equal the number of common membership units owned by Charter Communications, Inc.

     If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements, Mr. Kent's option agreement and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.

SPECIAL TAX ALLOCATION PROVISIONS

     OVERVIEW. Charter Communications Holding Company's amended and restated limited liability company agreement contains a number of provisions affecting allocation of tax losses and tax profits to its members. In some situations, these provisions could result in Charter Communications, Inc. having to pay income taxes in an amount that is more than it would have had to pay if these provisions did not exist. The purpose of these provisions is to allow Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company. We do not expect that these special tax allocation provisions will materially affect our results of operations or financial condition.

     SPECIAL LOSS ALLOCATION PROVISIONS. The Charter Communications Holding Company amended and restated limited liability company agreement provides that, through the end of 2003, tax losses of Charter Communications Holding Company that would otherwise have been allocated to us based generally on the percentage of outstanding membership units will be allocated instead to the membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. We expect that the effect of these special loss allocation provisions will be that Mr. Allen, through his investment in Vulcan Cable III Inc. and Charter Investment, Inc., will receive tax savings.

     Except as described below, the special loss allocation provisions should not adversely affect Charter Communications, Inc. or its shareholders. This is because Charter Communications, Inc. would not be in a position to benefit from tax losses until Charter Communications Holding Company generates allocable tax profits, and we do not expect Charter Communications Holding Company to generate tax profits for the foreseeable future.

     The special loss allocation provisions will reduce Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company if over time there are insufficient allocations to be made under the special profit allocation provisions described below to restore these distribution rights.

     SPECIAL PROFIT ALLOCATION PROVISIONS. The amended and restated limited liability company agreement further provides that, beginning at the time Charter Communications Holding Company first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to Charter Communications, Inc. based generally on its percentage of outstanding membership units will instead be allocated to Mr. Allen, through the membership units held by Vulcan Cable III Inc. and Charter Investment. We expect that these special profit allocation provisions will provide tax savings to Charter Communications, Inc. and result in additional tax costs for Mr. Allen. The special profit allocations will also have the effect of restoring over time Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. These special profit allocations generally will continue until such time as Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company that had been reduced as a result of the special loss allocations have been fully restored. We cannot assure you that Charter Communications Holding Company will become profitable.

     POSSIBLE ADVERSE IMPACT FROM THE SPECIAL ALLOCATION PROVISIONS. In a number of situations, these special tax allocations could result in our having to pay more taxes than if the special tax allocation provisions had not been adopted.

     For example, the special profit allocation provisions may result in an allocation of tax profits to the membership units held by Vulcan Cable III Inc. and Charter Investment that is less than the amount of the tax losses previously allocated to these units pursuant to the special loss allocation provisions described above. In this case, we could be required to pay higher taxes but only commencing at the time when Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company have been fully restored as described above. These tax payments could reduce our reported net income for the relevant period.

     As another example, under their exchange agreement with Charter Communications, Inc., Vulcan Cable III Inc. and Charter Investment may exchange some or all of their membership units for Class B common stock prior to the date that the special profit allocation provisions have had the effect of fully restoring Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. Charter Communications, Inc. will then be allocated tax profits attributable to the membership units it receives in such exchange pursuant to the special profit allocation provisions. As a result, Charter Communications, Inc. could be required to pay higher taxes in years following such an exchange of common stock for membership units than if the special tax allocation provisions had not been adopted. These tax payments could reduce our reported net income for the relevant period.

     However, we do not anticipate that the special tax allocations will result in Charter Communications, Inc. having to pay taxes in an amount that is materially different on a present value basis than the taxes that would be payable had the special tax allocation provisions not been adopted, although there is no assurance that a material difference will not result.

     IMPACT OF MERGER AND OTHER NON-TAXABLE TRANSACTIONS; MR. ALLEN'S REIMBURSEMENT OBLIGATIONS. Mr. Allen, through Vulcan Cable III Inc. and Charter Investment, has the right to transfer his Charter Communications Holding Company membership units in a non-taxable transaction, including a merger, to Charter Communications, Inc. for common stock. Such a transaction may occur prior to the date that the special profit allocation provisions have had the effect of fully restoring Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. In this case, the following will apply.

     Vulcan Cable III Inc. or Charter Investment may elect to cause Charter Communications Holding Company to make additional special allocations in order to restore Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. If this election is not made, or if an election is made but these additional special allocations are insufficient to restore these rights to Mr. Allen, Mr. Allen, Vulcan Cable III Inc. or Charter Investment, whichever person or entity receives the Class B common stock, will agree to make specified payments to Charter Communications, Inc. in respect of the common stock received. The payments will equal the amount that Charter Communications, Inc. actually pays in income taxes solely as a result of the allocation to it of tax profits because of the losses previously allocated to membership units transferred to it. Any of these payments would be made at the time Charter Communications, Inc. actually pays these income taxes.

     BRESNAN SPECIAL ALLOCATION PROVISIONS. Charter Communications Holding Company's amended and restated limited liability company agreement contains provisions for special allocations of tax losses and tax profits between the Bresnan sellers receiving membership units on the one hand and Mr. Allen, through Vulcan Cable III Inc. and Charter Investment, Inc., on the other. Because of these provisions, Charter Communications, Inc. could under some circumstances be required to pay higher taxes in years following an exchange by the Bresnan sellers of membership units for shares of Class A common stock. However, we do not anticipate that any such exchange for Class A common stock will result in our having to pay taxes in an amount that is materially different on a present value basis than the taxes that would have been payable had the special allocations not been adopted, although there is no assurance that a material difference will not result.

     The effect of the special loss allocations discussed above is that Mr. Allen and some of the sellers in the Bresnan transaction receive tax savings while at the same time reducing their rights to receive distributions upon a liquidation of Charter Communications Holding Company. If and when special profit allocations occur, their rights to receive distributions upon a liquidation of Charter Communications Holding Company will be restored over time, and they will likely incur some additional tax costs.

OTHER MATERIAL TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER COMMUNICATIONS HOLDING COMPANY

     GENERAL. Charter Communications Holding Company's amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Communications Holding Company or any subsidiary. However, the directors of Charter Communications, Inc., including Mr. Allen and Mr. Kent, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter Communications, Inc.

     The amended and restated limited liability company agreement restricts the business activities that Charter Communications Holding Company may engage in.

     TRANSFER RESTRICTIONS. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

     - the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Communications Holding Company and is materially useful in its business as then conducted or proposed to be conducted;

     - the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Communications Holding Company and its subsidiaries taken as a whole;

     - the proposed transferee agrees in writing to be bound by the limited liability company agreement; and

     - except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.

     SPECIAL REDEMPTION RIGHTS RELATING TO CLASS A PREFERRED MEMBERSHIP
UNITS. The holders of Class A preferred membership units have the right under a separate redemption and put agreement to cause Charter Communications Holding Company to redeem their preferred membership units at specified redemption prices.

     SPECIAL RIGHTS GRANTED FORMER OWNERS OF BRESNAN. The amended and restated limited liability company agreement provides that Charter Communications, Inc. must provide the Bresnan sellers that are affiliates of Blackstone Group L.P. consultative rights reasonably acceptable to Charter Communications, Inc. so that, as long as these Bresnan sellers hold Class C common membership units, they may preserve their status and benefits they get from being a venture capital operating company.

     AMENDMENTS TO THE LIMITED LIABILITY COMPANY AGREEMENT. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.

REGISTRATION RIGHTS

     HOLDERS OF CLASS B COMMON STOCK. Charter Communications, Inc., Mr. Allen, Charter Investment, Vulcan Cable III Inc., Mr. Kent, Mr. Babcock and Mr. Wood are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold. The agreement gives Messrs. Kent, Babcock and Wood the right to cause us to register the shares of Class A common stock issuable to them upon exchange of Charter Communications Holding Company membership units.

     This registration rights agreement provides that each eligible holder is entitled to unlimited "piggyback" registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.

     Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter Communications, Inc. is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100.0 million on the date of the election.

     Mr. Allen also has the right to cause Charter Communications, Inc. to file a shelf registration statement in connection with the resale of shares of Class A common stock then held by or issuable to specified sellers under the Falcon and Bresnan acquisitions that have the right to cause Mr. Allen to purchase equity interests issued to them as a result of these acquisitions.

     All shares of Class A common stock issuable to the registration rights holders in exchange for Charter Communications Holding Company membership units and upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable to the registration rights holders upon exchange of Charter Communications Holding Company membership units are subject to the registration rights described above.

     RIFKIN SELLERS. In connection with the Rifkin acquisition, Charter Communications, Inc. registered the resale of the Class A common stock issued in exchange for the Charter Communications Holding Company Class A preferred membership units by specified Rifkin sellers on a shelf registration statement on Form S-1 in September 2000. The shelf registration will remain in effect until the earlier of September 26, 2002 or the sale of all of the shares of common stock as contemplated by the registration statement on Form S-1 or such shares are no longer restricted securities under certain provisions of the Securities Act. The Rifkin sellers have the right to have Mr. Allen purchase the shares of Class A common stock at a price equal to $19.00 per share plus 4.5% per year accruing from November 12, 1999. They have this right until November 12, 2001, or such earlier date as of which the closing price of the Class A common stock is at least $21.85 for ninety of one hundred consecutive trading days, provided that at such time the shares are eligible for resale under Rule 144 of the Securities Act or are otherwise registered for resale.

     FALCON SELLERS. The Falcon sellers are entitled to registration rights with respect to the shares of Class A common stock issued in exchange for Charter Communications Holding Company membership units received by them in connection with the Falcon acquisition.

     These Falcon sellers or their permitted transferees have "piggyback" registration rights and up to four "demand" registration rights with respect to these shares of Class A common stock. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. A majority of the holders of Class A common stock making a demand may also require us, on a one-time basis, to file a shelf registration statement for shares worth a total of at least $100 million. Holders of 122,668 shares of Class A common stock issued to Falcon sellers exercised their "piggyback" registration rights and registered such shares on the registration statement filed as described under "-- Rifkin Sellers" above.

     The Falcon sellers have the right to have Mr. Allen purchase the shares of Class A common stock at a price equal to $25.85 per share plus 4.5% accruing from November 12, 1999. They have this right until November 12, 2001 or such earlier date as of which the closing price of the Class A common stock is $21.85 for ninety of one hundred consecutive trading days, provided that at such time the shares are eligible for resale under Rule 144 of the Securities Act or are otherwise registered for resale.

     BRESNAN SELLERS. The Bresnan sellers are entitled to registration rights with respect to the shares of Class A common stock issuable upon exchange of the Charter Communications Holding Company membership units and Class A Preferred Units in CC VIII, LLC held by them.

     We may register the shares of our Class A common stock issuable to the Bresnan sellers in exchange for these units for resale pursuant to a shelf registration statement on Form S-1 or Form S-3.

     The Bresnan sellers collectively have unlimited "piggyback" registration rights and up to four "demand" registration rights with respect to the Class A common stock issuable upon exchange for the membership units in Charter Communications Holding Company and Class A Preferred Units in CC VIII, LLC. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. Holders of 24,215,749 shares of our Class A common stock issuable upon exchange of the CC VIII, LLC Class A

Preferred Units to the Bresnan sellers have exercised their "piggyback" registration rights and registered such shares on the registration statement filed to register the convertible senior notes and shares of our Class A common stock into which such notes may be converted.

     The Bresnan sellers have the right, for a 60-day period commencing February 14, 2002, to have Mr. Allen purchase the shares of Class A common stock issuable to them at a price of $28.34 per share.

     KALAMAZOO SELLER. The seller in the Kalamazoo acquisition and its permitted transferees were entitled to registration rights for the 11,173,376 shares of Class A common stock issued in that transaction. The Kalamazoo seller was granted unlimited "piggyback" registration rights and up to two "demand" registration rights shares of Class A common stock. The demand registration rights must be exercised for tranches of Class A common stock worth at least $25 million at the time of the notice of demand. A majority of the holders of Class A common stock making a demand may also require us, on a one-time basis, to file a shelf registration for shares worth a total of at least $50 million. Holders of 7,448,918 shares of our Class A common stock issued to the Kalamazoo seller exercised their "piggyback" registration rights and registered those shares on the registration statement declared effective in February 2001.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is Mellon Shareholder Services, LLC.

                              PLAN OF DISTRIBUTION

     The distribution of the securities covered by this prospectus may be effected from time to time:

     - in one or more transactions at a fixed price or prices, which may be changed,

     - at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or

     - at negotiated prices.

The securities covered by this prospectus may also be offered or sold through depositary receipts issued by a depositary institution.

AGENTS

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by us to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

UNDERWRITERS

     If securities are sold by us by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. The securities covered by this prospectus may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of these securities the underwriters will be obligated to purchase all such securities if any are purchased.

     We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

DEALERS

     If a dealer is utilized by us in the sale of the securities in respect of which this prospectus is delivered, we will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

DIRECT SALES

     We may also sell offered securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

     The securities covered by this prospectus may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

DELAYED DELIVERY CONTRACTS

     If so indicated in a related prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

GENERAL INFORMATION

     We may have agreements with the agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, underwriters, dealers and remarketing firms may be required to make.

     Each series of securities will be a new issue (other than treasury shares sold by us) and, other than the Class A common stock, which is quoted on the Nasdaq National Market, may have no established trading market. Unless otherwise specified in a related prospectus supplement, we will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities covered by this prospectus.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses.

     The place, time of delivery and other terms of the sale of the offered securities will be described in the applicable prospectus supplement. In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.

     In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Charter Communications, Inc.'s certificate of incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to Charter Communications, Inc. or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.'s bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys' fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW.

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for Charter Communications, Inc. by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Charter Communications, Inc. and subsidiaries and Charter Communications Properties Holdings, LLC and subsidiaries included in Charter Communications, Inc.'s Annual Reports on Form 10-K for the years ended December 31, 2000 and 1999, and the financial statements of CCA Group, CharterComm Holdings, L.P. and subsidiaries, Marcus Cable Holdings, LLC and subsidiaries, the Greater Media Cablevision Systems, Helicon Partners I, L.P., and affiliates, the Sonic Communications Cable Television Systems, Long Beach Acquisition Corp., and CC V Holdings, LLC and subsidiaries, all included in Amendment No. 1 to the Charter Communications, Inc. Registration Statement on Form S-1 filed September 22, 2000 (File No. 333-41486) and incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In the reports for Charter Communications, Inc., that firm states that with respect to certain subsidiaries its opinions are based on the reports of other independent public accountants, namely Ernst & Young LLP. The consolidated financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

     The combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, the combined financial statements of TCI Falcon Systems as of September 30, 1998 and December 31, 1997 and for the nine-month period ended September 30, 1998, and for each of the years in the two-year period ended December 31, 1997, the consolidated financial statements of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the consolidated financial statements of Bresnan Communications Group LLC as of December 31, 1998 and 1999 and February 14, 2000, and for each of the years in the three year period ended December 31, 1999, and the period from January 1, 2000 to February 14, 2000, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Media Group LLC and the combined financial statements of the Picayune, MS, LaFourche, LA, St. Tammany, LA, St. Landry, LA, Pointe Coupee, LA, and Jackson, TN cable systems, incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of InterMedia Cable Systems incorporated in this prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 and to the Annual Report on Form 10-K for the year ended December 31, 1999 of Charter Communications, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Rifkin Acquisition Partners, L.L.L.P. and Rifkin Cable Income Partners LP for the year ended December 31, 1998 and Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners LP, Indiana Cable Associates, Ltd and R/N South Florida Cable Management Limited Partnership for the period ended September 13, 1999 incorporated in this prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. and Charter Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Avalon Cable of Michigan Holdings, Inc. and subsidiaries, the consolidated financial statements of Cable Michigan, Inc. and subsidiaries, the consolidated financial statements of Avalon Cable LLC and subsidiaries, the financial statements of Amrac Clear View, a Limited Partnership, the combined financial statements of The Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc., incorporated in this prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of R/N South Florida Cable Management Limited Partnership and Indiana Cable Associates, Ltd. and the combined financial statements of Fanch Cable Systems Sold to Charter Communications, Inc. (comprised of Components of TWFanch-one Co., Components of TWFanch-two Co., Mark Twain Cablevision, North Texas Cablevision LTD., Post Cablevision of Texas L.P., Spring Green Communications L.P., Fanch Narragansett CSI L.P., Cable Systems Inc., ARH, and Tioga) appearing in Charter Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999 and in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Charter Communications VI Operating Company LLC not separately presented in Charter Communications, Inc.'s Annual Reports (Form 10-K) for the years ended December 31, 2000 and 1999 and not separately presented in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, incorporated in this prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. have been so incorporated in reliance on the report of Greenfield, Altman, Brown, Berger, & Katz, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Falcon Communications, L.P. at December 31, 1998 and November 12, 1999 and for each of the two years in the period ended December 31, 1998 and for the period from January 1, 1999 to November 12, 1999 (date of disposition), as set forth in their report. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the combined financial statements of CC VII Holdings, LLC -- Falcon Systems at December 31, 1999, and for the period from November 13, 1999 (commencement date) to December 31, 1999, not separately presented herein, as set forth in their report. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Cable Systems, Inc. and Fanch Narragan Settlement CSI Limited Partnership, the consolidated financial statements of North Texas Cablevision, Ltd. and the financial statements of Spring Green Communications, L.P., incorporated by reference in this registration statement, have been audited by Shields & Co., independent auditors, as set forth in their reports thereon and incorporated herein by reference in reliance on the authority of such firm as experts in accounting and auditing.

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